                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90429


                                     [LOGO]

Dear Shareholder:

    The Board of Directors of Peninsula Bank of San Diego has agreed to merge Peninsula with and into a subsidiary of U.S. Bancorp. We believe this merger is in your best interests as a shareholder of Peninsula.

    At the time of the merger, each share of Peninsula common stock that you hold will be converted automatically into shares of common stock of U.S. Bancorp based on the exchange ratio agreed to by Peninsula and U.S. Bancorp. This exchange ratio provides that you will receive shares of U.S. Bancorp stock valued at $40.00 for each Peninsula share that you hold, so long as the 20-day average closing U.S. Bancorp stock price three days prior to completing the merger is between $27.4125 and $37.0875. If this average U.S. Bancorp stock price falls outside of this price range, the value you receive in U.S. Bancorp stock will vary. However, in no event will you receive less than $35.2941 or more than $43.4738 in U.S. Bancorp stock, valued as provided by the agreement between Peninsula and U.S. Bancorp. As described in this document, you are generally not expected to incur federal income tax as a result of the merger, except with respect to cash you receive instead of fractional shares.


    We cannot predict what the average price for U.S. Bancorp's stock will be in the future. The last reported sale price of U.S. Bancorp's common stock on the New York Stock Exchange Composite on November 26, 1999 was $35.1875 per share.


    The merger cannot be completed until the shareholders of Peninsula approve the proposed merger and the merger agreement. We are holding a meeting of our shareholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SHAREHOLDER MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement. Not returning your card or not instructing your broker how to vote any shares held for you in street name will have the same effect as a vote against the merger and the merger agreement.

    The date, time and place of the meeting are as follows:

               Tuesday, January 11, 2000, at 7:30 p.m. local time
                             1331 Rosecrans Street
                          San Diego, California 92106

    The attached documents provide you with detailed information about this meeting and the proposed merger. You can also obtain information about U.S. Bancorp from publicly available documents that have been filed with the Securities and Exchange Commission. Please read these documents carefully in their entirety.

    The Board of Directors of Peninsula unanimously supports this merger and recommends that you vote in favor of it.

                                     [SIG]

                                          John G. Rebelo, Jr.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER


               PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 29, 1999
         AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 1, 1999


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                     [LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON TUESDAY, JANUARY 11, 2000 AT 7:30 P.M.
                            AT 1331 ROSECRANS STREET
                          SAN DIEGO, CALIFORNIA 92106

TO THE SHAREHOLDERS OF PENINSULA BANK OF SAN DIEGO:

    The Special Meeting of Shareholders of Peninsula Bank of San Diego will be held at the office of Peninsula, 1331 Rosecrans Street, San Diego, California 92106 on Tuesday, January 11, 2000, at 7:30 p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the principal terms of a proposed merger of Peninsula with and into a subsidiary of U.S. Bancorp as provided in the Agreement and Plan of Merger, dated as of September 1, 1999, between Peninsula and U.S. Bancorp and such Agreement and Plan of Merger. This merger agreement provides that upon the merger, you will become a shareholder of U.S. Bancorp in accordance with the exchange ratio set forth in the merger agreement. A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus. This merger agreement provides the terms and conditions of this merger.

    2. To consider and transact other business that may properly come before the Special Meeting and at any adjournments or postponements.

    Only shareholders of record on the books of Peninsula as of the close of business on November 22, 1999 will be entitled to notice of and to vote at the Special Meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER AND THE MERGER AGREEMENT.

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURE DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

    If you would like to attend the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Special Meeting, you must obtain from the nominee a proxy issued in your name.

                                          By Order of the Board of Directors

                                     [SIG]

                                          John G. Rebelo, Jr.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER


November 29, 1999
San Diego, California

                      REFERENCES TO ADDITIONAL INFORMATION

    This Proxy Statement/Prospectus incorporates important business and financial information about U.S. Bancorp that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from U.S. Bancorp at the following address:

                                  U.S. BANCORP
                               Investor Relations
                                  U.S. Bancorp
                                U.S. Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302
                            Telephone (612) 973-1111

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 28, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. IF YOU REQUEST INCORPORATED DOCUMENTS FROM U.S. BANCORP, U.S. BANCORP WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1

SUMMARY.....................................................    2
  The Merger................................................    2
  General...................................................    2
  Exchange of Shares........................................    2
  Book-Entry Issuance of Your US Bancorp Stock..............    2
  Dissenters' Rights........................................    2
  The Companies.............................................    3
  Peninsula Special Meeting.................................    3
  Record Date; Vote Required................................    3
  Voting Agreements.........................................    4
  Peninsula's Reasons for the Merger........................    4
  Peninsula's Recommendation to Shareholders................    4
  Opinion of Peninsula's Financial Advisor..................    4
  Conditions to Completion of the Merger....................    5
  Termination of the Merger Agreement; Expenses.............    5
  Waiver and Amendment......................................    6
  Accounting Treatment......................................    6
  Regulatory Approvals......................................    6
  Interests of Directors and Officers in the Merger.........    6
  Material Federal Income Tax Consequences..................    7
  Material Differences in the Rights of Shareholders........    7
  Forward-looking Statements May Prove Inaccurate...........    7
  Unaudited Comparative per Common Share Data...............    8
  Comparative per Share Market Price Information............    9

SELECTED FINANCIAL DATA.....................................   10
  Selected Historical Financial Data of US Bancorp..........   10
  Selected Historical Financial Data of Peninsula Bank of
    San Diego...............................................   12

THE PENINSULA SPECIAL MEETING...............................   13
  General...................................................   13
  Matters to be Considered..................................   13
  Record Date and Outstanding Securities....................   13
  Quorum and Voting.........................................   13
  Revocation of Proxies.....................................   14
  Solicitation of Proxies...................................   14
  Communications by Peninsula Shareholders with Peninsula...   14
  Recommendation of the Peninsula Board.....................   15
  Beneficial Ownership of Peninsula Common Stock............   15

THE MERGER..................................................   16
  General...................................................   16
  The Merger................................................   16
  Exchange Ratio............................................   16
  Background of the Merger..................................   17
  Recommendation of the Peninsula Board of Directors and
    Peninsula's Reasons for the Merger......................   20

  Opinion of Peninsula's Financial Advisor..................   21
  Effective Time............................................   26
  Exchange of Certificates; Book-Entry Ownership; Fractional
    Shares..................................................   26
  Conduct of Business Pending the Merger and Other
    Agreements..............................................   28
  Representations and Warranties............................   29
  Limitation on Acquisition Proposals.......................   30
  Conditions to Completion of the Merger....................   31
  Regulatory Approvals Required for the Merger..............   33
  Termination of the Agreement..............................   34
  The Voting Agreements.....................................   36
  Extension, Waiver and Amendment of the Agreement..........   37
  Stock Exchange Listing....................................   37
  Expenses..................................................   37
  Indemnification of Peninsula Directors and Officers by US
    Bancorp.................................................   37
  Interests of Certain Persons in the Merger................   37
  Resales of US Bancorp Common Stock........................   40
  Material Federal Income Tax Consequences..................   40
  Accounting Treatment......................................   41

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   42
  US Bancorp................................................   42
  Peninsula Bank of San Diego...............................   43

INFORMATION ABOUT US BANCORP................................   44
  General...................................................   44
  Government Policies.......................................   44
  Supervision and Regulation................................   44
  Additional Information....................................   45

INFORMATION ABOUT PENINSULA BANK OF SAN DIEGO...............   45
  General...................................................   45
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................   48

DESCRIPTION OF US BANCORP CAPITAL STOCK AND COMPARISON OF
  SHAREHOLDER RIGHTS........................................   73
  Description of US Bancorp Capital Stock...................   73
  Additional Provisions of the US Bancorp Certificate and US
    Bancorp Bylaws..........................................   78
  Comparison of Rights of US Bancorp Stockholders and
    Peninsula Shareholders..................................   79

DISSENTERS' APPRAISAL RIGHTS................................   89

LEGAL MATTERS...............................................   91

EXPERTS.....................................................   91

OTHER MATTERS...............................................   91

WHERE YOU CAN FIND MORE INFORMATION ABOUT US BANCORP........   91

FORWARD-LOOKING STATEMENTS..................................   93

INDEX OF DEFINED TERMS......................................   95

PENINSULA BANK OF SAN DIEGO FINANCIAL STATEMENTS............  F-1

APPENDIX A
AGREEMENT AND PLAN OF MERGER................................  A-1

APPENDIX B
OPINION OF BANC OF AMERICA SECURITIES LLC...................  B-1

APPENDIX C
SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE..........  C-1

APPENDIX D
CALIFORNIA CORPORATION CODE SECTION DEALING WITH DISSENTER'S
RIGHTS......................................................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS THIS MERGER PROPOSED?

A: Peninsula is proposing this merger because its board of directors has concluded that this merger is in the best interest of its shareholders in that it affords greater value and liquidity in the stock. Further, the combined companies can offer Peninsula's customers a broader array of services and products than Peninsula could offer on its own.

Q: WHAT WILL I RECEIVE IN THIS MERGER?


A: Under the merger agreement, you will have the right to receive shares of U.S. Bancorp common stock for each share of Peninsula common stock that you own based on the exchange ratio, unless you perfect your dissenters' right of appraisal. The exact exchange ratio will depend on the "average closing price" of U.S. Bancorp common stock. So long as this average closing price is between $27.4125 and $37.0875, the exchange ratio will be determined by dividing 40 by the average closing price. If the average closing price is outside this range, the exchange ratio will vary. However, in no event will you receive for each Peninsula Share less than $35.2941 or more than $43.4738 in U.S. Bancorp stock. On November 26, 1999, U.S. Bancorp common stock closed at $35.1875. If $35.1875 was the average closing price, you would receive 1.1368 of shares of U.S. Bancorp for each share of Peninsula which you own. "Average closing price" means the average closing sale price on the New York Stock Exchange of U.S. Bancorp common stock for the 20 consecutive trading days ending at the end of the third trading day before we close the merger.


Q: HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Peninsula special meeting. PENINSULA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: You are generally not expected to incur federal income tax as a result of the merger, except with respect to cash you receive instead of fractional shares. To review the tax consequences to Peninsula shareholders in greater detail, see pages 40 through 41. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Peninsula's Secretary or the inspectors of election. Third, you may attend the meeting and vote in person. Simply attending the Peninsula special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Peninsula special meeting.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

A: We are currently working to complete this merger in the first quarter of 2000.

Q: WHO CAN HELP ME ANSWER MY QUESTIONS?

A: If you have more questions about the merger or the special meeting, you should contact:

Ms. Barbara Hosaka
Secretary
Peninsula Bank of San Diego
1331 Rosecrans Street
San Diego, CA 92106
(619) 226-5451

                                    SUMMARY

    THIS BRIEF SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO FULLY UNDERSTAND THE PROPOSED MERGER.

GENERAL (PAGE 16)

We propose a transaction in which Peninsula will merge with and into U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp. After the merger, you will no longer own shares of Peninsula, and your shares of Peninsula common stock will be exchanged for shares of U.S. Bancorp common stock as described below. Subject to obtaining the approvals required, we expect to complete the merger in the first quarter of 2000.

A brief description of U.S. Bancorp can be found under the caption "INFORMATION ABOUT U.S. BANCORP." More complete information on the business, operations and management of U.S. Bancorp can be found in U.S. Bancorp's public reports. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP."

THE MERGER AGREEMENT (APPENDIX A)

We have attached the Agreement and Plan of Merger, dated as of September 1, 1999, between U.S. Bancorp and Peninsula to this Proxy Statement/Prospectus as Appendix A. Please read this merger agreement. It is the legal document that governs the merger.

EXCHANGE OF SHARES (PAGE 26)

When the merger is completed, unless you perfect your dissenters' rights of appraisal, each of your shares of Peninsula common stock will automatically become the right to receive shares of U.S. Bancorp common stock based on the exchange ratio agreed to by Peninsula and U.S. Bancorp described in this document. See "QUESTIONS AND ANSWERS ABOUT THE MERGER" and "THE MERGER--Exchange Ratio."

Promptly after we have completed the merger, you will receive written instructions for surrendering your Peninsula stock certificates from First Chicago Trust Company of New York, a division of EquiServe, which is U.S. Bancorp's transfer agent. You should not send in your stock certificates until you receive these instructions from First Chicago.

DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

BOOK-ENTRY ISSUANCE OF YOUR U.S. BANCORP STOCK (PAGE 26)

After the merger is completed and First Chicago has received your Peninsula stock certificates, your shares of U.S. Bancorp stock issued in the merger will be registered in book-entry form. You will be mailed an account statement reflecting your ownership. If you prefer, you may receive a stock certificate.

Book-entry ownership through the Direct Registration System is direct stock ownership--just like holding a physical certificate--without the inconvenience and risk associated with safeguarding physical certificates. You will be the direct owner of your U.S. Bancorp shares and will receive all dividends and communications directly from U.S. Bancorp. U.S. Bancorp's transfer agent will periodically mail a statement to you reflecting the number of shares you own.

DISSENTERS' RIGHTS (PAGE 89)

Holders of Peninsula common stock who do not vote in favor of the merger and who have fully complied with all applicable provisions of Section 215a of Title 12 of the United States Code may have the right to require U.S. Bancorp to purchase the shares of Peninsula common stock held by them for cash at the fair market value of those shares on September 1, 1999, the day prior to the announcement of the proposed merger. California law does not permit fair market value of the dissenting shares on the valuation date to include any appreciation or depreciation as a result of the merger. See "DISSENTERS' APPRAISAL RIGHTS" herein. See Appendix C, which is a copy of Section 215a, and Appendix D, which is a copy of the relevant provisions of the California General Corporation Law dealing with the valuation of Peninsula shares. The value of the dissenting shares, determined in accordance with California law, may be less than the value of the shares of U.S. Bancorp common stock to be received in connection with the merger.

THE COMPANIES (PAGES 44 AND 45)

U.S. BANCORP
U.S. Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-94302
(612) 973-1111

U.S. Bancorp is a regional multi-state bank holding company with its headquarters in Minneapolis, Minnesota. U.S. Bancorp operates four banks and eleven trust companies with banking offices in the Midwest and West. U.S. Bancorp offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. The banking subsidiaries of U.S. Bancorp are engaged in general retail and commercial banking business, and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. U.S. Bancorp also has various other subsidiaries engaged in financial services.

At September 30, 1999, U.S. Bancorp's assets totaled approximately
$77.0 billion, its deposits totaled approximately $48.0 billion and its shareholders' equity totaled approximately $6.7 billion. U.S. Bancorp's market capitalization of more than $22 billion at September 30, 1999 placed it tenth among U.S. bank holding companies. For the quarter ended September 30, 1999, U.S. Bancorp reported a return on average assets of 2.08%, a return on average common equity of 24.5% and an efficiency ratio of 49.2%, before merger-related items. Without the impact of investment banking and brokerage activity, its efficiency ratio was 42.3%.

For further information concerning U.S. Bancorp, see "INFORMATION ABOUT U.S. BANCORP" and "SUMMARY--SELECTED FINANCIAL DATA--Selected Historical Financial Data of U.S. Bancorp" and the U.S. Bancorp documents incorporated by reference in this Proxy Statement/Prospectus as described under "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP."

PENINSULA BANK OF SAN DIEGO
1331 Rosecrans Street
San Diego, California 92106
(619) 226-5451

Peninsula Bank of San Diego is a California state-chartered bank which commenced its operations on March 7, 1975. It engages in substantially all of the business operations customarily conducted by a California independent community bank. Its primary market area is San Diego County, which it principally services from its 10 banking offices located in the coastal region. Peninsula's banking services include the acceptance of checking and savings deposits and the making of commercial, Small Business Administration, real estate, consumer, and other installment loans as well as a full range of electronic and other customary banking services.

On September 30, 1999, Peninsula's assets were approximately $469 million, its deposits were approximately $432 million and its shareholders' equity was approximately $32 million. For the quarter ended September 30, 1999, Peninsula reported a return on average assets of 1.11%, a return on average common equity of 17.6% and an efficiency ratio of 70.1%.

For further information concerning Peninsula, see "INFORMATION ABOUT PENINSULA BANK OF SAN DIEGO" and "SUMMARY--SELECTED FINANCIAL DATA--Selected Historical Financial Data of Peninsula" herein. See "PENINSULA BANK OF SAN DIEGO FINANCIAL STATEMENTS."

PENINSULA SPECIAL MEETING (PAGE 13)

The Special Meeting of Shareholders of Peninsula will be held on Tuesday, January 11, 2000, at 7:30 p.m., local time, at the Peninsula Bank of San Diego, 1331 Rosecrans Street, San Diego, California 92106. At the Special Meeting, shareholders of Peninsula will be asked:

- to consider and vote on a proposal to approve the principal terms of the proposed merger of Peninsula with and into a subsidiary of U.S. Bancorp and the merger agreement; and

- to consider and transact other business that may properly come before the Special Meeting and at any adjournments or postponements.

RECORD DATE; VOTE REQUIRED (PAGE 13)

You can vote at the Special Meeting if you owned Peninsula common stock at the close of business on November 22, 1999. You can cast one vote for each share of Peninsula common stock you owned at that time. TO APPROVE THE PRINCIPAL TERMS OF

THE MERGER AND THE MERGER AGREEMENT, THE HOLDERS OF NOT LESS THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF PENINSULA COMMON STOCK ALLOWED TO VOTE AT THE SPECIAL MEETING MUST VOTE IN FAVOR OF DOING SO.

If you are the registered owner of your shares, you may vote them in person by attending the Special Meeting or by mailing us your proxy if you are unable or do not wish to attend. If your shares are deposited with a broker, they will advise you about the Special Meeting and how to instruct them to vote your shares (usually by signing and returning your proxy card to them). You can revoke your proxy at any time before the Special Meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Peninsula or the inspector of elections, or by attending the Special Meeting and voting in person.

VOTING AGREEMENTS (PAGE 36)

Under voting agreements with U.S. Bancorp, each of the members of the Peninsula board of directors and each executive officer of Peninsula has agreed to vote his or her shares of Peninsula common stock in favor of the merger and the merger agreement. As of November 17, 1999, these directors and executive officers together were able to direct the voting of 932,717 shares (or approximately 35.72%) of the outstanding Peninsula common stock.

PENINSULA'S REASONS FOR THE MERGER (PAGE 20)

After reviewing the proposed merger and evaluating Peninsula's operations and prospects and those of U.S. Bancorp with its financial and legal advisors, Peninsula's board of directors believes that the merger is in the best interest of Peninsula as well as its shareholders, customers and the communities it serves. In reaching its decision to approve the merger, Peninsula's board of directors analyzed

(a) the terms of the merger;

(b) the alternatives for enhancing Peninsula's shareholder value, including Peninsula's prospects under several assumptions, in order to compare the value of a share of Peninsula common stock with the consideration proposed to be paid by U.S. Bancorp; and

(c) the history of U.S. Bancorp and the prospects of U.S. Bancorp if the merger was completed.

U.S. BANCORP'S REASONS FOR THE MERGER

U.S. Bancorp believes that the merger will provide U.S. Bancorp with an attractive opportunity to expand its operations in San Diego county. U.S. Bancorp believes that Peninsula's locations and business mix complement U.S. Bancorp's existing presence in Southern California and will enable U.S. Bancorp to offer its broad array of products and services to customers of Peninsula.

PENINSULA'S RECOMMENDATION TO SHAREHOLDERS (PAGE 20)

The board of directors of Peninsula believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger and the merger agreement.

OPINION OF PENINSULA'S FINANCIAL ADVISOR (PAGE 21)

Banc of America Securities LLC has acted as a financial advisor to Peninsula's board of directors in connection with the merger and has delivered to the Peninsula board of directors its written opinion that, as of August 31, 1999, one day before the signing of the merger agreement, based upon and subject to various qualifications and assumptions described in its opinion, the consideration to be received from U.S. Bancorp was fair to the Peninsula shareholders from a financial point of view. We have attached the full text of the opinion to this document as Appendix B. You should read it completely to understand the assumptions made, matters considered and the limitations of the review made by Banc of America Securities in providing its opinion.

Peninsula paid Banc of America Securities $175,000 in 1998. If we complete the merger, Peninsula will pay to Banc of America Securities an additional fee of approximately $1,280,000. Peninsula has also agreed to reimburse Banc of America Securities for any liabilities assumed related to its engagement and any out-of-pocket expenses, including those associated with the retention of legal counsel and other experts.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 31)

The completion of the merger depends on a number of conditions being met. These include:

- approval of the principal terms of the merger and the merger agreement by the holders of not less than two-thirds of the outstanding Peninsula common stock;

- approval of the merger by the federal and state regulatory authorities that regulate Peninsula and U.S. Bancorp;

- the absence of (1) any injunction or legal restraint blocking the merger or
  (2) any proceedings by a government body trying to block the merger; and

- receipt by each of Peninsula and U.S. Bancorp of an opinion of their respective tax advisors that the merger will constitute a "tax-free" reorganization under the Internal Revenue Code.

Either Peninsula or U.S. Bancorp could choose to complete the merger even though a condition has not been satisfied, as long as it is not prohibited by law. Peninsula and U.S. Bancorp cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGE 34)

Peninsula and U.S. Bancorp can agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide to terminate the merger agreement if:

- the other party breaches the merger agreement in a material way, and the breaching party does not correct the breach within 30 days;

- the merger has not been completed by March 31, 2000, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

- any government agency denies an approval needed to complete the merger, and that denial has become final and nonappealable;

- Peninsula does not obtain the necessary shareholder approval; or

- a condition in the merger agreement becomes impossible to satisfy.

U.S. Bancorp may terminate the merger agreement if Peninsula's board of directors withdraws or modifies, in some way adverse to U.S. Bancorp, its recommendation to the Peninsula shareholders to approve the principal terms of the merger, or recommends or approves any takeover proposal by a party not affiliated with U.S. Bancorp, prior to the Special Meeting or any adjournments or postponements of the Special Meeting.

Peninsula may terminate the merger agreement if it enters into a definitive agreement providing for an unsolicited and financially superior takeover proposal which Peninsula's board of directors is obligated by law to accept.

Except as described in the next several paragraphs concerning Peninsula's payment of a termination fee under certain circumstances, the termination of the merger agreement will not relieve a breaching party from liability for any willful breach of the merger agreement.

If the merger agreement is terminated and the merger abandoned under certain circumstances, Peninsula will pay to U.S. Bancorp $5,000,000 as a termination fee. Peninsula would only be required to pay this fee in the event of any of the following:

- a termination of the merger agreement by Peninsula upon its entering into a definitive agreement providing for a superior takeover proposal with a party other than U.S. Bancorp;

- a termination of the merger agreement by U.S. Bancorp due to a failure on the part of the Peninsula board of directors to recommend the merger; or

- a termination of the merger agreement by Peninsula or U.S. Bancorp due to a failure of Peninsula to obtain the necessary shareholder approval or a material breach by either party if both (1) prior to termination, some other takeover proposal for Peninsula has been publicly announced and (2) the takeover proposal is consummated, or an agreement providing for such takeover proposal is entered into, on or prior to March 1, 2001.

Peninsula will not be required to pay this termination fee at anytime when U.S. Bancorp is in material breach of the merger agreement, such that Peninsula is entitled to terminate the merger agreement.

Payment of the termination fee by Peninsula will relieve Peninsula of any liability for a breach, including a willful breach, of any of its representations, warranties, covenants or other agreements contained in the merger agreement.

WAIVER AND AMENDMENT (PAGE 37)

Peninsula and U.S. Bancorp may jointly amend the merger agreement. In addition, each party may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Peninsula may not amend the merger agreement or waive a term of the merger agreement after Peninsula shareholders approve the principal terms of the merger and the merger agreement if the amendment or waiver (1) affects a principal term of the merger agreement, such as reducing or changing the consideration that will be received by Peninsula shareholders, or (2) violates the California General Corporation Law.

ACCOUNTING TREATMENT (PAGE 41)

U.S. Bancorp expects to account for the merger using the purchase method of accounting under generally accepted accounting principles.

REGULATORY APPROVALS (PAGE 33)

We cannot complete the merger unless it is approved or exempted by the Board of Governors of the Federal Reserve System, the Comptroller of Currency and the California Department of Financial Institutions. Once the Board of Governors of the Federal Reserve System, the Comptroller of Currency, and the California Department of Financial Institutions approve the merger or grant a waiver or exemption, as applicable, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger.

Peninsula and U.S. Bancorp have filed all of the required applications or notices with the Board of Governors of the Federal Reserve System, the Comptroller of Currency, the California Department of Financial Institutions, and any other regulatory authorities.

As of the date of this document, the Board of Governors of the Federal Reserve System and the California Department of Financial Institutions have granted their waivers or confirmed that no approval or waiver is required. However, we have not received all of the required approvals, exemptions or waivers, including the approval of the Comptroller of the Currency. While we do not know of any reason that we would not be able to obtain the necessary approvals, exemptions or waivers in a timely manner, we cannot be certain when or if we will obtain them.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
  INTERESTS (PAGE 37)

Some executive officers and directors of Peninsula have interests in the merger that are somewhat different from yours because the terms of their agreements and arrangements with Peninsula and/or U.S. Bancorp give them additional benefits when a change in control of Peninsula occurs. These agreements and arrangements include:

- employment and change in control agreements with certain officers and directors; and

- supplemental executive retirement plan agreements with certain officers and directors.

At the time of the signing of the merger agreement, the employment and change in control agreements of Messrs. Rebelo, Willette, Alameda and Reschan and of Ms. Hosaka and Ms. Jensen-Bigknife were terminated, and U.S. Bancorp entered into new employment agreements with these executives to become effective at the closing of the merger. These new employment agreements provide for various incentives, such as bonuses and grants of stock options and restricted stock. U.S. Bancorp also agreed to assume the supplemental executive retirement plan agreements of Messrs. Rebelo, Willette, Alameda and Reschan and Ms. Hosaka. Messrs. Rebelo, Willette, Alameda and Reschan and Ms. Jensen-Bigknife also entered into confidentiality/ nonsolicitation agreements with U.S. Bancorp.

Furthermore, following the merger, U.S. Bancorp will purchase directors' and officers' insurance for the officers and directors of Peninsula and will indemnify officers and directors of Peninsula for events occurring before the merger, including events that are related to the merger agreement. This indemnity and insurance will be in addition to the indemnification and insurance to which those officers and directors of Peninsula who become officers and directors of U.S. Bancorp following the completion of the merger will be entitled while acting in that capacity at and after the merger.

Peninsula's board of directors knew about the interests described above, and considered them when it approved the merger agreement and the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 40)

We expect that for United States federal income tax purposes, your exchange of shares of Peninsula common stock for shares of U.S. Bancorp common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain or loss in connection with any cash you receive for your fractional shares or pursuant to the exercise of your dissenters' rights.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY PENINSULA SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON SPECIAL FACTS NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

See "THE MERGER--Material Federal Income Tax Consequences" beginning on page 40.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 73)

The rights of U.S. Bancorp stockholders are governed by Delaware law and U.S. Bancorp's Certificate of Incorporation and Bylaws. The rights of Peninsula shareholders are governed by California law and Peninsula's Articles of Incorporation and Bylaws. If the merger is completed, Peninsula shareholders will become shareholders of U.S. Bancorp, and the rights of Peninsula shareholders will be governed by Delaware law and by U.S. Bancorp's Certificate of Incorporation and Bylaws.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 93)

This document contains forward-looking statements about our beliefs and expectations. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following:

- general economic or industry conditions could be less favorable than expected;

- changes in the domestic interest rate environment could reduce net interest income;

- changes in the securities markets could adversely affect U.S. Bancorp's liquidity;

- recent regulatory reform or any future regulatory reform could alter U.S. Bancorp's business environment or affect its operations;

- industry changes in information technology systems could present operational issues or require significant capital spending;

- competitive pressures could intensify and affect U.S. Bancorp's profitability;

- acquisitions may not produce anticipated revenue enhancements or cost savings and may result in unforeseen integration difficulties;

- parties on which U.S. Bancorp relies may fail to remedy their Year 2000 issues or other unforseen Year 2000 complications may arise.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

    The following table presents selected comparative unaudited per share data for U.S. Bancorp on a historical and pro forma combined basis, and for Peninsula on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of U.S. Bancorp and Peninsula, including the related notes, incorporated by reference or included in this document. This information should be read in conjunction with the historical financial statements and the related notes. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP" and "PENINSULA BANK OF SAN DIEGO FINANCIAL STATEMENTS." The per share data included below is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been completed prior to the periods indicated.

    The pro forma combined book values per share of U.S. Bancorp common stock are based upon the pro forma total common equity for U.S. Bancorp and Peninsula, divided by the total pro forma shares of U.S. Bancorp common stock, assuming conversion of Peninsula common stock at an exchange ratio of 1.1268 shares of U.S. Bancorp common stock for each share of Peninsula common stock for September 30, 1999 and an exchange ratio of 1.0785 shares of U.S. Bancorp common stock for each share of Peninsula common stock for December 31, 1998, as dictated by Rule 11-2(b)(7) of Regulation S-X of the Securities Exchange Act of 1934, as amended, and the merger agreement. These assumed exchange ratios are premised upon the U.S. Bancorp common stock price of $35.50 for September 30, 1999 and $37.0875 for December 31, 1998. The pro forma equivalent book values per share of Peninsula common stock represent the pro forma combined amounts multiplied by the assumed exchange ratios. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of U.S. Bancorp common stock. The pro forma equivalent dividends per share of Peninsula common stock represent the cash dividends declared on a share of U.S. Bancorp common stock multiplied by the assumed exchange ratios. The pro forma combined net income per share has been computed based on the average number of outstanding shares of U.S. Bancorp, and the average number of outstanding shares of Peninsula common stock adjusted for the assumed exchange ratios. The pro forma equivalent net income per share of Peninsula common stock represents the pro forma combined net income multiplied by the assumed exchange ratios.

                                                         U.S. BANCORP
                                                         COMMON STOCK          PENINSULA COMMON STOCK
                                                    -----------------------   ------------------------
                                                                  PRO FORMA                 PRO FORMA
                                                    HISTORICAL    COMBINED    HISTORICAL    EQUIVALENT
                                                    ----------    ---------   ----------    ----------
Book Value:
  September 30, 1999..............................     $9.20        $9.30       $12.30        $10.48
  December 31, 1998...............................      8.23         8.34        11.17          8.99

Dividends Declared:
  Nine months ended September 30, 1999............      .585         .585         .265          .659
  Year ended December 31, 1998....................       .70          .70         .335          .755

Net Income (basic):
  Nine months ended September 30, 1999............      1.57         1.57         1.47          1.77
  Year ended December 31, 1998....................      1.81         1.80         1.72          1.94

Net Income (diluted):
  Nine months ended September 30, 1999............      1.56         1.55         1.47          1.75
  Year ended December 31, 1998....................      1.78         1.78         1.72          1.92

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION


    Shares of U.S. Bancorp common stock are listed on the New York Stock Exchange, and shares of Peninsula common stock are listed on the OTC Bulletin Board. The following table sets forth the closing prices per share of U.S. Bancorp common stock and Peninsula common stock and the "equivalent per share price" (as explained below) of Peninsula common stock as of September 1, 1999, the last trading day before the date on which U.S. Bancorp and Peninsula announced the merger, and as of November 26, 1999, the last practicable date prior to the date of this document. The "equivalent per share price" of Peninsula common stock on any date equals the closing price of the U.S. Bancorp common stock on that date multiplied by the exchange ratio as determined according to the merger agreement. On November 26, 1999, U.S. Bancorp common stock closed at $35.1875. If $35.1875 was the 20-day average closing U.S. Bancorp stock price three days prior to completing the merger, the exchange ratio would be 1.1368 shares of U.S. Bancorp common stock for each share of Peninsula common stock. This assumed exchange ratio has been used to calculate the "equivalent per share price" for purposes of the table below. The actual exchange ratio may vary. See "THE MERGER--Exchange Ratio."



                                       U.S. BANCORP    PENINSULA     EQUIVALENT PER
MARKET PRICE PER SHARE AS OF           COMMON STOCK   COMMON STOCK    SHARE PRICE
----------------------------           ------------   ------------   --------------
September 1, 1999....................    $ 31.313       $ 30.50           40.00
November 26, 1999....................    $35.1875       $ 36.50           40.00


    Of course, the market prices of U.S. Bancorp common stock and Peninsula common stock will fluctuate prior to the merger. Therefore, you are encouraged to obtain current stock price quotations for U.S. Bancorp common stock and Peninsula common stock prior to the completion of the merger.

                            SELECTED FINANCIAL DATA

    In the following tables, we provide you with summary historical financial data of U.S. Bancorp and Peninsula. We have prepared this information using the unaudited consolidated financial statements for the nine-month periods ended September 30, 1999 and 1998, and the audited consolidated financial statements for the five years ended December 31, 1998 of U.S. Bancorp and of Peninsula.

    When you read this summary historical data, it is important that you also read the historical financial statements and related notes in the quarterly and annual reports of U.S. Bancorp filed with the Securities Exchange Commission, the historical financial statements of Peninsula included in this Proxy Statement/Prospectus, the section herein captioned "INFORMATION ABOUT PENINSULA BANK OF SAN DIEGO--Management's Discussion and Analysis of Financial Condition and Results of Operations of Peninsula Bank of San Diego," as well as the section of the quarterly and annual reports of U.S. Bancorp titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP" and "PENINSULA BANK OF SAN DIEGO FINANCIAL STATEMENTS."

               SELECTED HISTORICAL FINANCIAL DATA OF U.S. BANCORP

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                        1999        1998        1998        1997        1996        1995        1994
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income
  (taxable-equivalent basis)........  $ 2,461.7   $ 2,324.8   $ 3,111.9   $ 3,106.0   $ 3,034.7   $ 2,886.6   $ 2,809.6
Provision for credit losses.........      385.0       278.0       379.0       460.3       271.2       239.1       243.7
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision
  for credit losses.................    2,076.7     2,046.8     2,732.9     2,645.7     2,763.5     2,647.5     2,565.9
Securities gains (losses)...........       (3.4)       12.6        12.6         3.6        20.8         3.0      (124.2)
Restructuring and merger-related
  income............................         --          --          --          --       235.8          --          --
Other noninterest income............    1,998.2     1,623.9     2,244.0     1,611.6     1,526.5     1,310.3     1,239.1
Restructuring and merger-related
  charges...........................       34.7       172.4       216.5       511.6       127.7        98.9       225.3
Other noninterest expense...........    2,221.1     1,926.6     2,627.8     2,300.7     2,410.4     2,377.0     2,506.8
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from continuing operations
  before income taxes...............    1,815.7     1,584.3     2,145.2     1,448.6     2,008.5     1,484.9       948.7
Taxable-equivalent adjustment.......       31.7        38.5        51.3        57.9        64.1        63.9        69.0
Income taxes........................      646.5       567.6       766.5       552.2       725.7       523.9       311.5
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from continuing operations...    1,137.5       978.2     1,327.4       838.5     1,218.7       897.1       568.2
Loss from discontinued operations...         --          --          --          --          --          --        (8.5)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income..........................  $ 1,137.5   $   978.2   $ 1,327.4   $   838.5   $ 1,218.7   $   897.1   $   559.7
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------

SELECTED FINANCIAL RATIOS:
Return on average assets............       1.99%       1.84%       1.85%       1.22%       1.81%       1.42%        .89%
Return on average common equity.....       24.0        21.4        21.9        14.6        21.1        17.2        10.9
Efficiency ratio....................       50.6        53.2        53.1        59.6        52.9        59.0        67.5
Net interest margin.................       4.84        4.91        4.87        5.04        5.04        5.10        4.99

SELECTED FINANCIAL RATIOS BEFORE
  RESTRUCTURING AND MERGER-RELATED
  ITEMS:
Diluted earnings per share..........  $    1.59   $    1.45   $    1.97   $    1.69   $    1.50   $    1.24   $     .89
Return on average assets............       2.03%       2.04%       2.04%       1.84%       1.73%       1.52%       1.13%
Return on average common equity.....       24.5        23.8        24.2        22.1        20.2        18.5        14.0
Efficiency ratio....................       49.8        48.8        49.1        48.8        52.8        56.6        61.9
Banking efficiency ratio(1).........       42.7        44.5        44.1        47.8        52.2        56.1        61.3

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                        1999        1998        1998        1997        1996        1995        1994
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
PER COMMON SHARE:
Earnings per share from continuing
  operations........................  $    1.57   $    1.33   $    1.81   $    1.13   $    1.60   $    1.19   $     .73
Loss from discontinued operations            --          --          --          --          --          --        (.01)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings per share..................  $    1.57   $    1.33   $    1.81   $    1.13   $    1.60   $    1.19   $     .72
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Diluted earnings per share from
  continuing operations.............  $    1.56   $    1.31   $    1.78   $    1.11   $    1.57   $    1.16   $     .71
Loss from discontinued operations            --          --          --          --          --          --        (.01)
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Diluted earnings per share..........       1.56        1.31   $    1.78   $    1.11   $    1.57   $    1.16   $     .70
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Dividends paid(2)...................  $    .585   $    .525   $     .70   $     .62   $     .55   $     .48   $     .39

AVERAGE BALANCE SHEET DATA:
Loans...............................  $  60,259   $  55,416   $  55,979   $  53,513   $  50,855   $  47,703   $  44,584
Earning assets......................     68,005      63,359      63,868      61,675      60,201      56,556      56,233
Assets..............................     76,303      71,126      71,791      68,771      67,402      63,084      62,708
Deposits............................     47,772      47,237      47,327      47,336      47,252      44,726      46,146
Long-term debt......................     14,712      10,942      11,481       7,527       4,908       4,162       3,796
Common equity.......................      6,331       6,108       6,049       5,667       5,679       5,090       4,887
Total shareholders' equity..........      6,331       6,108       6,049       5,798       5,919       5,345       5,180

BALANCE SHEET DATA:
Loans...............................  $  60,265   $  56,850   $  59,122   $  54,708   $  52,355   $  49,345   $  46,375
Assets..............................     77,036      73,884      76,438      71,295      69,749      65,668      64,737
Deposits............................     47,978      48,496      50,034      49,027      49,356      45,779      46,115
Long-term debt......................     16,155      12,938      13,781      10,247       5,369       4,583       4,225
Common equity.......................      6,719       5,940       5,970       5,890       5,613       5,089       4,837
Total shareholders' equity..........      6,719       5,940       5,970       5,890       5,763       5,342       5,105

--------------------------

(1) Without investment banking and brokerage activity.

(2) Dividends per share have not been restated for the merger of First Bank System, Inc. and U.S. Bancorp in August 1997 and the merger of First Bank System, Inc. and Metropolitan Financial Corporation in February 1995. U.S. Bancorp paid common dividends of $139.1 million through July 1997 ($.62 per share), $168.7 million in 1996 ($1.18 per share), $133.1 million in 1995 ($1.06 per share) and $116.0 million in 1994 ($.94 per share). Metropolitan Financial Corporation paid common dividends of $25.1 million in 1994 ($.80 per share).

       SELECTED HISTORICAL FINANCIAL DATA OF PENINSULA BANK OF SAN DIEGO

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------   ---------------------------------------------------------
                                        1999        1998        1998        1997        1996        1995        1994
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net interest income
  (taxable-equivalent basis)........  $17,186.0   $15,995.0   $21,653.0   $18,910.0   $16,759.0   $15,251.0   $13,557.0
Provisions for credit losses........      215.0       242.0       444.0       498.0       566.0       471.0       795.0
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision
  for credit losses.................   16,971.0    15,753.0    21,209.0    18,412.0    16,193.0    14,780.0    12,762.0
Available-for-sale securities gains
  (losses)..........................       19.0        30.0        24.0        60.0         0.0        32.0        (6.0)
Other non-recurring gains...........        0.0         0.0         0.0         0.0         0.0         0.0         0.0
Other noninterest income............    3,713.0     3,691.0     4,912.0     4,094.0     3,690.0     3,075.0     2,806.0
Restructuring and merger-related
  charges...........................        0.0         0.0       402.0         0.0         0.0         0.0         0.0
Other nonrecurring charges..........        0.0         0.0         0.0         0.0         0.0         0.0         0.0
Other noninterest expenses..........   14,343.0    13,654.0    18,298.0    16,982.0    14,634.0    13,520.0    12,442.0
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from continuing operations
  before income taxes...............    6,360.0     5,820.0     7,445.0     5,584.0     5,249.0     4,367.0     3,120.0
Taxable-equivalent adjustment.......      160.0       155.0       239.0       275.0       318.0       405.0       495.0
Income taxes........................    2,358.0     2,130.0     2,704.0     1,708.0     1,877.0     1,420.0       745.0
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income..........................  $ 3,842.0   $ 3,535.0   $ 4,502.0   $ 3,601.0   $ 3,054.0   $ 2,542.0   $ 1,880.0
                                      =========   =========   =========   =========   =========   =========   =========
SELECTED FINANCIAL RATIOS:
Return on average assets............       1.11%       1.12%       1.05%        .95%        .92%        .88%        .71%
Return on average common equity.....       16.7        17.4        16.3        15.1        14.4        13.5        11.0
Efficiency ratio....................       70.1        71.0        72.2        75.2        73.0        73.9        78.0
Net interest margin.................       5.47        5.62        5.58        5.63        5.68        5.78        5.62
SELECTED FINANCIAL RATIOS BEFORE
  RESTRUCTURING AND MERGER-RELATED
  CHARGES AND OTHER NONRECURRING
  ITEMS:
Diluted earnings per share (1)......  $    1.47   $    1.35   $    1.82   $    1.38   $    1.17   $    0.97   $     .72
Return on average assets............       1.11        1.12        1.11        0.95        0.92        0.88        0.71
Return on average common equity.....       16.7        17.4        17.1        15.1        14.4        13.5        11.0
Efficiency ratio....................       70.1        71.0        70.6        75.2        73.0        73.9        78.0
Banking efficiency ratio............       70.1        71.0        70.6        75.2        73.0        73.9        78.0
PER COMMON SHARE
Earnings per share..................  $    1.47   $    1.35   $    1.72   $    1.38   $    1.17   $    0.97   $     .72
Diluted earnings per share..........       1.47        1.35        1.72        1.38        1.17        0.97         .72
Dividends paid (1)..................       .265        .221        .335         .27         .25         .23         .21
AVERAGE BALANCE SHEET DATA:
Loans...............................  $ 278,204   $ 237,237   $ 242,994   $ 218,607   $ 201,299   $ 179,717   $ 168,748
Earning assets......................    415,959     376,670     383,543     331,793     290,104     256,132     232,409
Assets..............................    461,116     420,992     427,837     379,600     330,519     290,386     262,982
Deposits............................    425,426     389,828     396,154     352,441     306,333     268,852     244,205
Common equity.......................     30,718      27,223      27,696      23,888      21,145      18,796      17,057
Total shareholders' equity..........     30,718      27,223      27,696      23,888      21,145      18,796      17,057
BALANCE SHEET DATA:
Loans...............................  $ 291,705   $ 253,263   $ 270,024   $ 232,198   $ 210,451   $ 188,980   $ 173,454
Assets..............................    468,930     438,850     455,590     418,245     343,820     318,874     267,850
Deposits............................    431,774     406,746     422,330     389,232     318,709     296,970     248,484
Common equity.......................     32,109      28,551      29,160      25,356      22,414      19,998      17,551
Total shareholders' equity..........     32,109      28,551      29,160      25,356      22,414      19,998      17,551

--------------------------

(1) Calculations for each period are based on the current number of outstanding shares of 2,610,973 after the 5% stock dividend in July 1999.

                         THE PENINSULA SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus (the "PROXY STATEMENT") is furnished in connection with the solicitation of the enclosed proxy by the board of directors of Peninsula (the "PENINSULA BOARD") for use at the Special Meeting of Shareholders of Peninsula (the "SPECIAL MEETING") to be held at the offices of Peninsula, 1331 Rosecrans Street, San Diego, CA 92106, on Tuesday, January 11, 2000, beginning at 7:30 p.m., local time, and at any adjournment or postponement, pursuant to the accompanying Notice of Special Meeting. This Proxy Statement is expected to be mailed to shareholders of Peninsula on or about December 1, 1999.

MATTERS TO BE CONSIDERED

    The Special Meeting will be held for the following purposes:

    1. To consider and vote upon a proposal to approve the principal terms of the proposed merger (the "MERGER") of Peninsula and U.S. Bank National Association ("U.S. BANK") pursuant to the Agreement and Plan of Merger, dated as of September 1, 1999 (the "AGREEMENT"), between Peninsula and U.S. Bancorp and the Agreement itself. A copy of the Agreement is attached as Appendix A to this Proxy Statement. The Agreement provides for the Merger on the terms and subject to the conditions of the Agreement.

    2. To consider and transact any other business that may properly come before the Special Meeting and at any adjournments or postponements of the Special Meeting.

RECORD DATE AND OUTSTANDING SECURITIES

    The Peninsula Board has fixed the close of business on November 22, 1999, as the record date (the "RECORD DATE"). Only shareholders of record of common stock, no par value per share, of Peninsula (the "PENINSULA COMMON STOCK") on the books of Peninsula as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any postponements or adjournments of the Special Meeting. On the Record Date, Peninsula had 2,610,973 shares of Peninsula common stock issued and outstanding, and approximately 472 shareholders of record.

QUORUM AND VOTING

    The approval of the Merger and the Agreement will require the affirmative vote, in person or by proxy, of the holders of not less than two-thirds of the outstanding shares of Peninsula common stock. A majority of all outstanding shares of Peninsula common stock entitled to vote at the Special Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present. They are not counted, however, as votes either in favor of or against the proposal to approve the principal terms of the Merger and the Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote such matters in accordance with their best judgment. A vote of absentation as to any proposal as to which absentation is permitted will be counted as a vote not in favor of a proposal.

    If a quorum is not obtained, or fewer shares of Peninsula common stock are voted in favor of the principal terms of the Merger and the Agreement than two-thirds of the shares eligible to vote at the Special Meeting, in person or by proxy, the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have effectively been revoked or withdrawn prior to the subsequent Special Meeting.

    Each Peninsula shareholder will be entitled to one vote, in person or by proxy, for each share of Peninsula common stock in his or her name, on the books of Peninsula, as of the Record Date, on any matter submitted to the vote of the Peninsula shareholders at the Special Meeting.

    Shares of Peninsula common stock represented by proxies properly executed and received by Peninsula in time to be voted at the Special Meeting will be voted in accordance with the instructions indicated on the proxies and, if no instructions are indicated, will be voted "FOR" the approval of the principal terms of the Merger and the Agreement.

    All proxies voted "FOR" the approval of the principal terms of the Merger and the Agreement, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

    The Peninsula Board is not currently aware of any business to be acted upon at the Special Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Special Meeting, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment.

REVOCATION OF PROXIES

    The presence of a Peninsula shareholder at the Special Meeting (or at any adjournment or postponement) will not automatically revoke the shareholder's proxy. However, a Peninsula shareholder may revoke a proxy at any time prior to its exercise by:

    - delivery to the inspector of elections or the Secretary of Peninsula of a written notice of revocation prior to the Special Meeting (or, if the Special Meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held);

    - delivery to the inspector of elections or the Secretary of Peninsula prior to the Special Meeting (or, if the Special Meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or

    - attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person.

SOLICITATION OF PROXIES

    Proxies may be solicited by mail, personal interview, telephone and telecopy by directors, officers and employees of Peninsula for no additional compensation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Peninsula common stock held of record by such persons. The entire cost of soliciting proxies under this Proxy Statement will be borne by Peninsula and will include amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of Peninsula common stock held of record by that person. Peninsula will pay all expenses related to printing and mailing this Proxy Statement. Furthermore, Peninsula and U.S. Bancorp will each bear all costs that they each incur, including legal and accounting fees.

COMMUNICATIONS BY PENINSULA SHAREHOLDERS WITH PENINSULA

    Any written revocation of proxy or other communications in connection with this Proxy Statement, and requests for additional copies of this Proxy Statement or the Proxy Card, should be addressed to

Barbara Hosaka, Secretary, Peninsula Bank of San Diego, 1331 Rosecrans Street, San Diego, California 92106. If you have any questions or need further assistance in voting your shares, please call Barbara Hosaka at (619) 226-5451.

RECOMMENDATION OF THE PENINSULA BOARD

    At the meeting of the Peninsula Board held on August 31, 1999, the Peninsula Board, by unanimous vote of the directors present, determined that the Merger is fair to and in the best interests of the Peninsula shareholders, and approved the Agreement and the transactions contemplated by the Agreement, and recommended the approval of their principal terms by the Peninsula shareholders.

    Each of the directors and executive officers (in his or her capacity as a Peninsula shareholder) have executed voting agreements (the "VOTING AGREEMENTS") with Peninsula. In the Voting Agreements, each of the directors and executive officers has agreed to vote or cause to be voted, in favor of the Agreement and the Merger contemplated by the Agreement, all shares of Peninsula common stock over which he or she has the power to vote, or direct the voting, at the time of the Special Meeting. As of the Record Date, the directors and executive officers of Peninsula had the ability to direct the voting of 932,717 shares of Peninsula common stock, or approximately 35.72% of the total number of outstanding shares of Peninsula common stock.

BENEFICIAL OWNERSHIP OF PENINSULA COMMON STOCK

    We know of no person who owns beneficially more than five percent (5%) of the outstanding Peninsula common stock except as set forth below:

                                                    COMMON STOCK BENEFICIALLY
                                                   OWNED ON NOVEMBER 22, 1999
                                              -------------------------------------
                                                                   PERCENTAGE OF
NAME AND POSITION                             NUMBER OF SHARES   OUTSTANDING SHARES
-----------------                             ----------------   ------------------
William E. Cole, Sr. .......................      145,941                5.59%
  Director of Peninsula
Arthur DeFever .............................      298,521               11.43%
  Director of Peninsula
John G. Rebelo, Jr. ........................      305,937               11.72%
  Chairman of the Board and Chief Executive
  Officer

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT DESCRIBES, AMONG OTHER THINGS, THE MATERIAL ASPECTS OF THE MERGER. THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

GENERAL

    On September 1, 1999, U.S. Bancorp and Peninsula entered into the Agreement, which provides for the merger of Peninsula with and into U.S. Bank. U.S. Bank will be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Except for shares for which dissenters' rights have been properly perfected, each share of Peninsula common stock issued and outstanding at the Effective Time of the Merger (see "Effective Time" below) will be converted into the right to receive shares of common stock, par value $1.25 per share, of U.S. Bancorp (the "U.S. BANCORP COMMON STOCK") based on the exchange ratio in the Agreement (the "EXCHANGE RATIO"). This Exchange Ratio provides that Peninsula shareholders will receive shares of U.S. Bancorp Common Stock valued at $40.00 for each Peninsula share that they hold, so long as the 20-day average closing U.S. Bancorp Common Stock price three days prior to completing the Merger is between $27.4125 and $37.0875. If this average U.S. Bancorp Common Stock price falls outside of this price range, the value Peninsula shareholders receive in U.S. Bancorp Common Stock will vary. However, in no event will Peninsula shareholders receive less than $35.2941 or more than $43.4738 in U.S. Bancorp Common Stock, valued as provided by the Agreement.

THE MERGER

    Subject to the terms and conditions of the Agreement, at the Effective Time, Peninsula will merge with and into U.S. Bank. U.S. Bank will be the Surviving Corporation and will continue its existence as a national banking association under the Federal laws of the United States.

    At the Effective Time, the separate existence of Peninsula will terminate, and holders of Peninsula common stock will cease to be, and will have no rights as shareholders of Peninsula, other than to receive any dividend or other distribution with respect to Peninsula common stock with a record date occurring prior to the Effective Date. These holders will instead have the right to receive U.S. Bancorp Common Stock and cash in lieu of fractional shares unless they exercise their dissenters' rights. See "--Exchange Ratio" and "DISSENTERS' APPRAISAL RIGHTS." below. After the Effective Time, there will be no transfers on the stock transfer books of Peninsula or U.S. Bancorp, of shares of Peninsula common stock.

EXCHANGE RATIO

    At the Effective Time, each share of Peninsula common stock issued and outstanding immediately prior to the Effective Time will be converted, subject to customary antidilution adjustments, as provided in the Agreement and described below, into the right to receive a number of shares of U.S. Bancorp Common Stock based on the Exchange Ratio. Subject to adjustments as provided below, the Exchange Ratio will be determined by dividing 40 by the Average Closing Price. "AVERAGE CLOSING PRICE" means the 20-day average closing price of U.S. Bancorp Common Stock as reported on the New York Stock Exchange for the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date. The Exchange Ratio may be adjusted, however, as described in detail below. If the Average Closing Price of U.S. Bancorp Common Stock is:

    1) less than $27.4125 but greater than or equal to $24.1875, then the Exchange Ratio will be equal to 40 divided by 27.4125;

    2) greater than $37.0875 but less than or equal to $40.3125, then the Exchange Ratio will be equal to 40 divided by 37.0875;

    3) less than $24.1875, the Exchange Ratio will be equal to 35.2941 divided by the Average Closing Price;

    4) greater than $40.3125, the Exchange Ratio will be equal to 43.4783 divided by the Average Closing Price.

    If, prior to the Effective Time, the number of outstanding shares of Peninsula common stock or U.S. Bancorp Common Stock is changed as a result of a stock split, reorganization, recapitalization, reclassification, combination, stock dividend, exchange of shares, reverse stock split, or other similar changes in capitalization, or either party declares a stock dividend or extraordinary cash dividend, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

    If, prior to the Effective Time, U.S. Bancorp is merged, acquired or consolidated with any other corporation and the terms of such combination provide that U.S. Bancorp Common Stock shall be converted into or exchanged for shares of any other corporation or entity, provisions will be made as part of the terms of such combination that shareholders of Peninsula entitled to receive U.S. Bancorp Common Stock due to this Merger will be entitled to receive, in lieu of each share of U.S. Bancorp Common Stock, the same kind and amount of securities or assets, as shall be distributable upon such combination, with respect to one share of U.S. Bancorp Common Stock.

BACKGROUND OF THE MERGER

    Peninsula conducts general banking operations in the coastal area of San Diego County, California. In serving individuals, small businesses and mid-market corporations, it has focused on a community-based approach to banking. Peninsula has been cognizant of the rapidly changing structure in its banking market, in part as a result of the significant consolidation of financial institutions, resulting in increased competition from other banks, thrifts, credit unions, commercial lenders and others. As is the case throughout the United States, Peninsula believes that a process of consolidation will continue to occur in the Southern California financial services industry, resulting in, among other things, a reduction in the number of community and independent banks.

    Peninsula perceived in late 1997 that the pace of financial institution consolidation in California appeared to be accelerating and larger institutions were attempting to increase their share of the markets they serve. At the same time, community banks were combining and providing greater competition. Peninsula examined prospects for internal growth, growth by acquisition of one or more financial institutions and the possibility of a combination with a larger institution. Prior to November 1997, Peninsula had been approached by several financial institutions, including Western Bancorp, concerning an acquisition.

    In November 1997, Peninsula requested Banc of America Securities LLC deliver to its board of directors an oral presentation that compared Peninsula's financial performance to that of its peers, that assessed the then current economic environment and the California bank merger environment, and summarized strategic alternatives generally available to a bank. In February 1998, Peninsula retained Banc of America Securities as its investment bank to perform general investment banking services, including advising it on strategic alternatives. In this role, Banc of America Securities provided Peninsula with financial summaries and public information regarding banks that had previously indicated an interest in merger discussions. In addition, various pro forma analyses were provided of Peninsula and potential partners.

    In mid-April 1998, Peninsula's Executive Committee asked Banc of America Securities to prepare a summary confidential memorandum. Banc of America Securities was also authorized to contact a list of potential buyers which included Western Bancorp. The list did not include U.S. Bancorp. In

June 1998, two potential buyers returned preliminary indications of interest to Banc of America Securities, and both conducted "due diligence" of Peninsula's book and records. The bidders submitted binding offers during July.

    On July 7, 1998, the Peninsula Board met to discuss the two bids and authorized Banc of America Securities to pursue negotiation of a definitive agreement with Western Bancorp, one of the two bidders. On July 23, 1998, at a meeting of the Peninsula Board, the board approved and adopted an acquisition agreement with Western Bancorp. Banc of America Securities delivered its oral opinion at the meeting that the consideration to be received in such acquisition was fair to the Peninsula shareholders, as of the date of such opinion. After the close of the market on July 24, 1998, Western Bancorp and Peninsula sent out a joint press release publicly announcing the transaction.

    Almost immediately following the execution of the agreement with Western Bancorp, the markets for financial institutions stocks in the United States went into a decline. The consideration to be received by the shareholders of Peninsula in the acquisition was to be shares of Western Bancorp. Therefore, a decline in the market value of Western could have materially affected the value of the stock the Peninsula shareholders would receive for their shares of Peninsula common stock. Peninsula's management and board of directors continually monitored the extent of the decline in the months following the execution of the acquisition agreement.

    As part of the negotiations with Western Bancorp, Peninsula had negotiated for the right to terminate the acquisition agreement if the market value of Western Bancorp common stock declined (1) below a stated minimum price and
(2) as compared to a certain index of bank stocks. In October 1998, both conditions to the so-called "double trigger" were met and Peninsula had the right to terminate the acquisition agreement. Peninsula's management and board of directors monitored the situation closely and had discussions with Banc of America Securities and Peninsula's legal counsel. On October 30, 1998, the Peninsula Board met and, after discussions with Western Bancorp in an unsuccessful attempt to renegotiate the acquisition agreement to protect the Peninsula shareholders in light of Western Bancorp's price decline both on an absolute and a relative basis, the Peninsula Board voted unanimously to terminate the transaction with Western Bancorp.

    Peninsula continued its relationship with Banc of America Securities, and Banc of America Securities kept Peninsula informed of the current market environment and of inquiries received by Banc of America Securities from parties interested in Peninsula. On May 28, 1999, Banc of America Securities met with Peninsula's Executive Committee to provide an update on the merger environment and to discuss strategic alternatives, with particular emphasis on a sale or "merger of equals." Banc of America Securities and Peninsula's Chief Executive Officer were authorized to contact a list of 11 institutions, including U.S. Bancorp, to ascertain their potential interest in an acquisition of Peninsula. These 11 institutions were contacted in early June.

    Of the institutions contacted, U.S. Bancorp expressed the highest degree of interest in an acquisition of Peninsula. U.S. Bancorp particularly emphasized
(1) its ability to pay a price reflecting a significant premium to Peninsula's market price and earnings and (2) its lack of interest in participating in a protracted bidding procedure. Various meetings and discussions took place between Banc of America Securities and members of Peninsula's Executive Committee and management about the prospects for such an acquisition by U.S. Bancorp. Banc of America Securities was asked to and did present its analysis of other possible purchasers, their respective strengths and weaknesses, and the range of prices which could be paid by them. Because of U.S. Bancorp's high degree of interest and because of Banc of America Securities' analysis, Peninsula decided to (a) pursue discussions exclusively with U.S. Bancorp on the basis of receiving its shares of common stock in exchange for the outstanding shares of Peninsula common stock on a tax-free basis and (b) provide U.S. Bancorp with information which could be of assistance in formulating a premium priced offer. In furtherance of the discussions, Peninsula entered into a confidentiality agreement with U.S. Bancorp on June 16, 1999. In late

June 1999, Peninsula began the process of both providing information about Peninsula to U.S. Bancorp as well as receiving and analyzing information about U.S. Bancorp.

    In late July 1999, a series of discussions between Banc of America Securities and U.S. Bancorp occurred in which U.S. Bancorp expressed an initial price range of $36.00 to $38.00 per share of Peninsula common stock. U.S. Bancorp was subsequently informed that a bid in that range would not be considered to be a significant enough premium and that Banc of America Securities had been authorized to follow up with other institutions concerning their interest in an acquisition of Peninsula. Several days thereafter, another series of discussions occurred between representatives of U.S. Bancorp and Banc of America Securities with U.S. Bancorp eventually revising its bid to $40.00 per share. Based on the revised bid, Peninsula authorized U.S. Bancorp to commence its comprehensive "due diligence" of its books and records.

    On August 7, 1999, U.S. Bancorp completed its due diligence and confirmed its interest at the $40.00 per share level.

    On August 9, 1999, the Peninsula Board met. Banc of America Securities presented U.S. Bancorp's proposal for a $40.00 per share price, subject to certain adjustments, in a transaction which would be accounted for as a "purchase" for accounting purposes and as a tax-free reorganization for tax purposes. The Peninsula Board authorized Banc of America Securities and its counsel to continue negotiation of a definitive acquisition agreement based upon such terms.

    In the following weeks, various discussions occurred between Banc of America Securities and U.S. Bancorp as well as Peninsula's legal counsel and U.S. Bancorp's legal counsel concerning the provisions of the Agreement and the other related documents.

    While the negotiation and finalization of the Agreement and the other related documents were ongoing, Banc of America Securities received an inquiry regarding a possible acquisition of Peninsula by another financial institution which it had previously contacted. This institution was informed that Peninsula was very far along in a proposed transaction and that any potential bidder needed to be prepared to move very quickly and with an attractive offer. Peninsula was subsequently informed by this institution that it could not move as quickly as Peninsula had indicated would be necessary.

    On August 31, 1999, the Peninsula Board held a meeting to discuss and review, with the assistance of its legal counsel and Banc of America Securities, the draft Agreement and the related documents. These included (1) the employment agreements to be entered into with Messrs. Rebelo, Willette, Alameda and Reschan and with Ms. Hosaka and Ms. Jensen-Bigknife by U.S. Bancorp, (2) the confidentiality/nonsolicitation agreements to be entered into with Messrs. Rebelo, Willette, Alameda and Reschan and Ms. Jensen-Bigknife by U.S. Bancorp (See "--Interests of Certain Persons in the Merger") and (3) the Voting Agreements (See "--The Voting Agreements"). Representatives of Banc of America Securities reviewed financial information concerning U.S. Bancorp and the proposed transaction. Banc of America Securities also delivered to the Peninsula Board its oral opinion that, as of such date, the consideration to be received by the Peninsula shareholders in the Merger was fair from a financial point of view. See "--Opinion of Peninsula's Financial Advisor." Based upon the Peninsula Board's review and discussion of the Agreement, its terms and conditions and the related documents, the opinion of Banc of America Securities, as well as other relevant factors, the Peninsula Board, by unanimous vote of all directors present (Director DeFever was absent), authorized and approved the execution of the Agreement.

    The Agreement was executed during the evening hours of September 1, 1999 and a press release concerning the Merger was issued by the parties the next morning.

RECOMMENDATION OF THE PENINSULA BOARD OF DIRECTORS AND PENINSULA'S REASONS FOR
  THE MERGER

    The Peninsula Board believes that the terms of the Merger are fair, and are in the best interests of Peninsula and its shareholders and recommends that the shareholders of Peninsula vote FOR approval of the Agreement and the Merger.

    In reaching its decision to approve the Merger, the Peninsula Board analyzed alternatives for enhancing Peninsula's shareholder value, including Peninsula's prospects under several assumptions, in order to compare the value of a share of Peninsula common stock with the consideration to be paid by U.S. Bancorp. At the same time, the Peninsula Board also reviewed the history of U.S. Bancorp and the prospects of U.S. Bancorp if the Merger is completed. It also consulted with Peninsula's legal advisor and Banc of America Securities. Factors that were examined in this analysis include, but were not limited to, the following:

    - the prospects for Peninsula on a stand alone basis and on the basis of alternative stand alone strategies, such as growth through acquisitions;

    - the Peninsula Board's review with its legal and financial advisors of alternatives to the Merger, the range of possible values to Peninsula shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

    - the unprecedented consolidation currently underway in the banking industry and increased competition from larger banks in California;

    - the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

    - the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

    - the advantages of being part of a larger entity, including the potential for operating efficiencies and a higher lending limit for Peninsula's customers and prospective customers;

    - a review, based primarily on the analysis of Banc of America Securities, of the business, operations, earnings and financial condition of U.S. Bancorp on both a historical and a prospective basis, the enhanced opportunities for operating efficiencies and revenue enhancement that could result from the Merger, the enhanced opportunities for growth that the Merger could make possible and the respective contributions that the parties would bring to a combined institution;

    - the terms of the Agreement and other documents to be executed in connection with the Merger, including the exchange ratio in the Agreement noting that the implied value reflected a 33 1/3% premium for Peninsula shareholders based on the closing price of U.S. Bancorp common stock and Peninsula common stock on August 31, 1999, two trading days prior to the announcement of the Merger;

    - the value of the consideration offered by U.S. Bancorp compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1998 and 1999, and the prospects for enhanced value of the combined entity in the future;

    - the fact that the U.S. Bancorp Common Stock to be issued in the Merger to the Peninsula shareholders will be listed on the New York Stock Exchange and the future liquidity of U.S. Bancorp Common Stock;

    - the tax-free nature of the Merger; and

    - the presentation of Banc of America Securities and the opinion of Banc of America Securities that the consideration to be received by Peninsula shareholders pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of the opinion.

    The foregoing discussion of the information and factors considered by the Peninsula Board is not intended to be exhaustive, but constitutes the material factors considered by the Peninsula Board. In reaching its determination to approve and to recommend the Agreement for approval by the shareholders, the Peninsula Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE PENINSULA BOARD HAS APPROVED THE AGREEMENT AS IN THE BEST INTEREST OF PENINSULA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE PENINSULA SHAREHOLDERS APPROVE THE AGREEMENT.

OPINION OF PENINSULA'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated February 5, 1998, Peninsula engaged Banc of America Securities LLC to perform general investment banking services, including advising it on strategic alternatives. Subsequently, on May 20, 1998, Peninsula specifically engaged Banc of America Securities to identify opportunities for maximizing shareholder value, including a potential sale of Peninsula. As part of its engagement, Banc of America Securities agreed to render to the Peninsula Board an opinion with respect to the fairness from a financial point of view of the consideration to be received by holders of Peninsula common stock in a potential sale of Peninsula. In July 1998, Banc of America Securities rendered a fairness opinion to Peninsula in connection with its announced sale to Western Bancorp, which transaction was subsequently terminated. In an agreement dated July 29, 1999, Peninsula confirmed its May 20, 1998 agreement and once again engaged Banc of America Securities to identify opportunities for maximizing shareholder value, including a potential sale of Peninsula. Banc of America Securities is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Peninsula selected Banc of America Securities to render the opinion on the basis of its experience and expertise and its reputation in the banking and investment communities.

    At a meeting of the Peninsula Board on August 31, 1999, Banc of America Securities delivered its oral opinion, stating that the consideration to be received by the shareholders of Peninsula pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. No limitations were imposed by the Peninsula Board with respect to the investigations made or procedures followed by Banc of America Securities in rendering its opinion. Banc of America Securities' oral opinion was subsequently confirmed in writing as of the date of the oral opinion.

    THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO PENINSULA'S BOARD OF DIRECTORS, DATED AUGUST 31, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY BANC OF AMERICA SECURITIES, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION. BANC OF AMERICA SECURITIES' OPINION IS DIRECTED TO THE PENINSULA BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. BANC OF AMERICA SECURITIES' OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF PENINSULA COMMON STOCK AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE PENINSULA BOARD TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, BANC OF AMERICA SECURITIES DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE

MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OF 1933, AS AMENDED, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE BANC OF AMERICA SECURITIES OPINION.

    In connection with its August 31, 1999 opinion, Banc of America Securities:

    - reviewed certain publicly available financial and other data with respect to Peninsula and U.S. Bancorp, including the consolidated financial statements for recent and interim periods to June 30, 1999 and certain other relevant financial and operating data relating to Peninsula and U.S. Bancorp, made available to it from published sources and from the internal records of Peninsula;

    - reviewed the financial terms and conditions of the August 30, 1999 draft of the Agreement;

    - reviewed publicly available information concerning the trading of, and the trading market for, Peninsula common stock and U.S. Bancorp Common Stock;

    - compared Peninsula and U.S. Bancorp from a financial point of view with certain other companies in the banking industry which Banc of America Securities deemed to be relevant;

    - considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which Banc of America Securities deemed to be comparable, in whole or in part, to the Merger;

    - reviewed and discussed with representatives of management of Peninsula and U.S. Bancorp certain information of a business and financial nature regarding Peninsula and U.S. Bancorp, furnished to it by Peninsula and U.S. Bancorp, including financial forecasts and related assumptions of Peninsula;

    - made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with Peninsula's counsel; and

    - performed such other analyses and examinations as it deemed appropriate.

    Banc of America Securities reviewed the August 30, 1999 draft of the Agreement in its preparation of its opinion. While Peninsula and U.S. Bancorp had the opportunity to agree to materially add, delete or alter material terms of the Agreement prior to its execution, the final Agreement was substantially similar to the August 30, 1999 draft of the Agreement.

    In connection with its review, Banc of America Securities did not assume any obligation independently to verify the information listed above and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Peninsula, and the third-party analyst estimates regarding U.S. Bancorp, upon the advice and with the consent of Peninsula's management, Banc of America Securities assumed, for purposes of its opinion, that the forecasts and estimates were reasonably prepared on bases reflecting the best available estimates and judgments of Peninsula's management and publicly available information of U.S. Bancorp as to the future financial performance of Peninsula and U.S. Bancorp at the time of preparation, and that they provided a reasonable basis upon which Banc of America could form its opinion. Banc of America Securities assumed that there were no material changes in Peninsula's or U.S. Bancorp's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements of Peninsula and U.S. Bancorp made available to Banc of America Securities. Banc of America Securities relied on advice of counsel and independent accountants to Peninsula as to all legal and financial reporting matters with respect to Peninsula, the Merger and the Agreement. Banc of America Securities assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

    In addition, Banc of America Securities did not assume responsibility for reviewing any individual credit files, or make an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Peninsula or U.S. Bancorp, nor was Banc of America Securities furnished with any such appraisals. Banc of America Securities is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Peninsula's consent, that such allowances for each of Peninsula and U.S. Bancorp were in the aggregate adequate to cover such losses. Peninsula informed Banc of America Securities, and Banc of America Securities assumed, that the Merger will be recorded as a purchase transaction under generally accepted accounting principles. Finally, Banc of America Securities' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of the opinion. Accordingly, although subsequent developments may affect the opinion, Banc of America Securities has not assumed any obligation to update, revise or reaffirm its opinion.

    Set forth below is a brief summary of the information presented by Banc of America Securities to the Peninsula Board on August 31, 1999 in connection with its opinion. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

    DISCOUNTED CASH FLOW ANALYSIS

    In performing a discounted cash flow analysis, Banc of America Securities utilized management's estimates of future net income and assumed that any tangible equity in excess of 6.5% of tangible assets generated through earnings would be distributed as cash outflows to the Peninsula shareholders over a four-year period. The estimated net income in the year 2003 was multiplied by an earnings multiple ranging from 15.0x to 17.0x to generate a terminal value representing the potential value of Peninsula in 2003. The cash distributions and the terminal value were discounted back to the present using a 12.5% to 17.5% discount rate. This analysis indicated that the present value of the Peninsula's future stock price plus cash distributions ranged from $25.96 to $35.06 per share. The $40.00 per share offer from U.S. Bancorp exceeded the range of values implied by this analysis. Discounted cash flow analysis is a widely-used valuation methodology but it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis is not necessarily reflective of the actual values of Peninsula common stock.

    COMPARABLE PUBLIC COMPANY ANALYSIS

    Banc of America Securities compared selected balance sheet data, profitability measures and market statistics of Peninsula to a comparison group of nineteen publicly traded western banks, including: California Independent Bancorp, Civic Bancorp, CVB Financial Corp., City National Corp., First Republic Bank, Foothill Independent Bancorp, Greater Bay Bancorp, GBC Bancorp, Imperial Bancorp, Mid-State Bank, Pacific Bank, Pacific Crest Capital, Redwood Empire Bancorp, Pacific Capital Bancorp, Silicon Valley Bancshares, SJNB Financial Corp., TriCo Bancshares, UnionBanCal Corp. and Westamerica Bancorp. The multiples that were analyzed were price to book value, price to tangible book value, price to latest twelve months ("LTM") earnings, price to 1999 estimated earnings, price to deposits, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits. The medians of these multiples were then multiplied by Peninsula's current financial values. This analysis indicated a reference range for Peninsula's current common stock price from

$23.15 to $35.32 per share with a median value of $26.40. The $40.00 per share offer from U.S. Bancorp exceeded the range of values implied by this analysis.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS

    Banc of America Securities reviewed the consideration paid in selected categories of recent bank transactions. Specifically, Banc of America Securities reviewed selected bank transactions from January 1, 1998 to August 30, 1999 consisting of (i) national bank mergers involving deal values greater than $50 million and less than $250 million and (ii) bank mergers involving deal values greater than $10 million and less than $500 million in California. For each transaction, Banc of America Securities analyzed data illustrating purchase price to book value, purchase price to adjusted book value (i.e., premium paid on 6% normalized equity to assets and dollar for dollar for equity above 6%), purchase price to tangible book value, purchase price to LTM earnings per share ("EPS"), purchase price to deposits, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, and the premium paid relative to the seller's stock price thirty days prior to announcement.

    A summary of the median multiples in the analysis as compared to Peninsula in the Merger are as follows:

                                                      PRICE TO   PRICE TO                                    PREMIUM
                                           PRICE TO   ADJUSTED   TANGIBLE   PRICE TO              PREMIUM    TO PRICE
                                             BOOK       BOOK       BOOK       LTM      PRICE TO   TO CORE    30 DAYS
TRANSACTION CATEGORIES                      VALUE      VALUE      VALUE       EPS      DEPOSITS   DEPOSITS    PRIOR
----------------------                     --------   --------   --------   --------   --------   --------   --------
1998-1999 Year-to-Date National Mergers
  with Deal Values Greater than $50
  Million and Less than $250 Million.....    2.9x       3.9x       3.1x       23.4       31.9%      25.0%      37.0%

1998-1999 Year-to-Date Mergers with Deal
  Values Greater than $50 Million and
  Less than $500 Million in California...    2.6x       3.5x       2.7x       21.5x      28.5%      20.5%      34.5%

Multiples paid to Peninsula in the
  Merger.................................    3.4x       3.7x       3.4x       23.1x      24.9%      20.0%      40.4%

    CONTRIBUTION ANALYSIS

    Banc of America Securities analyzed the contribution of each of Peninsula and U.S. Bancorp to assets, loans, deposits, and total equity as of June 30, 1999, as well as each party's contribution to market capitalization, 1998 adjusted revenue, 1998 net income of the pro forma combined companies and projected net income for the calendar year ending December 31, 1999. This analysis indicated that based on the pro forma combined balance sheet of Peninsula and U.S. Bancorp at June 30, 1999, Peninsula would have contributed approximately 0.6% of the assets, 0.5% of the loans, 0.8% of the deposits, 0.5% of the total equity, 0.4% of market capitalization, 0.5% of the 1998 adjusted revenue and 0.3% of the 1998 net income. The pro forma projected income statement for the period ending December 31, 1999 shows that Peninsula would contribute approximately 0.3% of the net income in 1999. The median of these measures of Peninsula's contribution was 0.5%. Based on an assumed exchange ratio of 1.3035 shares of U.S. Bancorp common stock for each share of Peninsula's common stock, holders of Peninsula's common stock would own approximately 0.5% of the combined companies based on common shares outstanding at June 30, 1999.

    PRO FORMA EARNINGS DILUTION ANALYSIS

    Using earnings estimates and projected growth rates for Peninsula provided by its management and, in the case of U.S. Bancorp, by third-party research analysts, Banc of America Securities compared estimated reported earnings per share ("REPORTED EPS") and estimated cash earnings per share ("CASH EPS") of U.S. Bancorp Common Stock on a stand-alone basis to the Reported EPS and

Cash EPS of the common stock for the pro forma combined company for the calendar year ending December 31, 1999 and 2000. Banc of America Securities noted that the Merger would result in dilution of (0.5%) and (0.4%) to U.S. Bancorp's Reported EPS in 1999 and 2000, respectively, and dilution of (0.2%) to U.S. Bancorp's Cash EPS in each of 1999 and 2000.

    These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of U.S. Bancorp, Peninsula, or the combined company. Additionally, this analysis did not incorporate any anticipated cost savings, revenue enhancements, or capital management initiatives such as share buybacks that could result from the Merger.

    PRO FORMA BOOK VALUE/TANGIBLE BOOK VALUE DILUTION ANALYSIS

    Using data for the period ending June 30, 1999 and the exchange ratio of
1.3035 shares of U.S. Bancorp common stock for each share of Peninsula common stock, Banc of America Securities compared the book value and the tangible book value of U.S. Bancorp on a stand-alone basis to the pro forma book value and tangible book value of the combined company. This analysis showed that the merger would be accretive to U.S. Bancorp's book value by 1.2% and accretive to U.S. Bancorp's tangible book value by 0.3%.

    PICKUP ANALYSIS

    Banc of America Securities applied the exchange ratio of 1.3035 shares of U.S. Bancorp Common Stock for each share of Peninsula common stock to the combined company's pro forma annualized cash dividend per share, Reported EPS and Cash EPS in 1999 and 2000, book value per share and tangible book value per share. The resulting values were then compared to Peninsula's figures on a standalone basis. A summary of the results of Banc of America Securities' pickup analysis is as follows:

                                                               CURRENT                  ESTIMATED
                                                              PENINSULA    PRO FORMA     INCREASE
                                                             STAND-ALONE   PENINSULA   FROM CURRENT
                                                                VALUE      VALUE(1)       VALUE
                                                             -----------   ---------   ------------
Annualized Cash Dividend Per Share.........................     $ 0.36      $ 1.02         182.4%
Estimated 1999 Reported EPS................................       1.90        2.85          50.2%
Estimated 1999 Cash EPS....................................       1.91        3.09          61.9%
Estimated 2000 Reported EPS................................       2.14        3.17          48.0%
Estimated 2000 Cash EPS....................................       2.14        3.42          59.8%
Book Value Per Share.......................................      11.86       11.47          (3.2)%
Tangible Book Value Per Share..............................      11.82        7.66         (35.2)%

------------------------

(1) Adjusted for an exchange ratio of 1.3035 shares of U.S. Bancorp Common Stock for each share of Peninsula common stock.

    EARNINGS GROWTH ANALYSIS

    Using a 15.9x terminal multiple (the median price to LTM earnings multiple of the comparable publicly traded western banks) and a 15.0% discount rate, Banc of America Securities determined that Peninsula would have to achieve an average annual earnings growth rate of 25.6% through the year 2003 in order to obtain a present value stock price of $40.00. Peninsula's estimated earnings growth rate is less than that amount.

    While the foregoing summary describes all analyses and examinations that Banc of America Securities considered to be material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the above summary must be considered as a whole and that selecting a portion of its analyses or factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses in its presentation to Peninsula's board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses. Accordingly, the ranges of values resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of Peninsula.

    In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Peninsula or U.S. Bancorp. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Banc of America Securities' analysis of the fairness of the consideration to be received by the holders of Peninsula common stock in the Merger and were provided to the Peninsula Board in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by Banc of America Securities in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

    As described above under "THE MERGER--Recommendation of the Peninsula Board of Directors and Peninsula's Reasons for the Merger," Banc of America Securities' opinion and presentation to the Peninsula Board were among the many factors taken into consideration by the Peninsula Board in making its determination to approve the Agreement, but should not be viewed as determinative of the Peninsula Board or Peninsula's management's opinion with respect to the value of Peninsula.

    Pursuant to the engagement letter, Peninsula paid Banc of America Securities fees totaling $175,000 in 1998. Based on the transaction value at the time of the announcement of the transaction, Banc of America Securities will receive an additional fee of approximately $1,280,000 upon the closing of the Merger. Accordingly, a significant portion of Banc of America Securities' fee is contingent upon the closing of the Merger. Peninsula has also agreed to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including fees of legal counsel and other experts retained by Banc of America Securities. Peninsula has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME

    The effective date for the Merger (the "EFFECTIVE DATE") will be the business day mutually agreed upon by U.S. Bancorp and Peninsula after the last to be satisfied or waived of the conditions to completion of the Merger set forth in the Agreement has been fulfilled or waived. The "EFFECTIVE TIME" of the Merger will be the time on the Effective Date when the Merger is completed.

EXCHANGE OF CERTIFICATES; BOOK-ENTRY OWNERSHIP; FRACTIONAL SHARES

    Promptly after the Effective Time, First Chicago Trust Company of New York, a division of EquiServe (the "EXCHANGE AGENT") will send a form letter of transmittal to Peninsula shareholders of record immediately prior to the Effective Date. Peninsula shareholders will be instructed to mail the certificates formerly representing their Peninsula common stock to the Exchange Agent accompanied by this letter of transmittal. The U.S. Bancorp Common Stock issued in the Merger will be issued as uncertificated shares registered in book-entry form through the Direct Registration System, and no certificates representing shares of U.S. Bancorp Common Stock will be mailed to you unless you otherwise request. As a result, instead of receiving stock certificates, you will receive account statements reflecting your respective ownership interest in shares of U.S. Bancorp Common Stock. Your book-entry shares will be held with the Transfer Agent. Any stockholder who wants to receive a physical certificate evidencing his or her shares of U.S. Bancorp Common Stock will be able to obtain a certificate at no charge by contacting the Transfer Agent.

    PENINSULA COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE PENINSULA SHAREHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Until the certificates representing Peninsula common stock are surrendered for exchange after the Effective Time, dividends or other distributions declared after the Effective Time with respect to the U.S. Bancorp Common Stock into which these Peninsula common stock have been converted will accrue but will not be paid. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on Peninsula's stock transfer books of Peninsula common stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Peninsula common stock are presented after the Effective Time for transfer, they will be canceled and exchanged for the applicable shares of U.S. Bancorp Common Stock, subject to the provisions of the Agreement.

    No fractional shares of U.S. Bancorp Common Stock will be issued to any Peninsula shareholder upon completion of the Merger. For each fractional share that would otherwise be issued, U.S. Bancorp will pay an amount in cash, determined by multiplying the fraction by the average of the closing sale prices of U.S. Bancorp Common Stock, as reported by the New York Stock Exchange Composite Transactions Reporting System, as reported in THE WALL STREET JOURNAL or, if not reported in that publication, in another authoritative service, for the five NYSE trading days immediately preceding the Effective Date. No interest will be paid on any cash that is paid for fractional share interests or for dividends or distributions.

    If any shares of Peninsula common stock are not surrendered or the consideration for them is not claimed prior to the date on which the consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration will, to the extent permitted by abandoned property and any other applicable law, become the property of U.S. Bancorp (and to the extent not in its possession will be paid over to U.S. Bancorp), free and clear of all claims or interest of any person previously entitled to the claims. Notwithstanding the above, none of U.S. Bancorp, Peninsula, the Exchange Agent or any other person will be liable to any former Peninsula shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for Peninsula common stock has been lost, stolen or destroyed, the exchange of certificates may still be completed if the Exchange Agent receives appropriate evidence as to the loss and appropriate evidence as to ownership of the certificate by the claimant. An indemnity reasonably satisfactory to U.S. Bancorp may also be required.

    For a description of the U.S. Bancorp Common Stock and a description of the differences between the rights of Peninsula shareholders, on the one hand, and the U.S. Bancorp stockholders, on the other hand, see "DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Agreement, prior to the Effective Time, each of U.S. Bancorp and Peninsula has agreed not to:

    - willfully take any action that the party reasonably should know would materially adversely affect or delay the ability of the party to perform any of its obligations under the Agreement;

    - take any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); or

    - knowingly take any action that is intended or is reasonably likely to result in:

        -- any of its representations in the Agreement becoming untrue in any material respect;

        --  any of the conditions of the Merger not being satisfied; or

        -- a material violation of the Agreement except, in each case, as required by law.

    Peninsula has agreed, in addition to the foregoing, except as required by applicable law, or previously disclosed, not to:

    - conduct its business except in the ordinary course consistent with past practice;

    - alter its capital structure with respect to its capital stock;

    - make, declare or pay any dividends, other than normal quarterly dividends on its capital stock not in excess of $0.09 per share of Peninsula common stock;

    - enter into, renew or amend its employment agreements except in the ordinary course of business, or as required by law, to satisfy previously disclosed contractual obligations or for grants of awards to newly hired employees consistent with past practice;

    - enter into, adopt or materially change its employee benefit plans, except as required by law or to satisfy previously disclosed contractual obligations;

    - dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business;

    - acquire, or agree to acquire, any material assets (except other real estate owned), except in the ordinary course of business and in a transaction that is not material to Peninsula, taken as a whole;

    - make any capital expenditures out of the ordinary course of business of over $25,000 individually or $100,000 in the aggregate;

    - amend the Peninsula articles of incorporation or bylaws;

    - implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by generally accepted accounting principles ("GAAP") or regulatory accounting principles;

    - enter into, terminate or renew or amend any material contract, except in the ordinary course of business consistent with past practice;

    - implement or adopt any material change in its interest rate and other risk management policies, procedures or practice; fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, except as required by applicable law or regulation;

    - incur any indebtedness for borrowed money or voluntarily incur or become subject to any material liability, other than those within the ordinary course of business;

    - discharge any material lien or encumbrances on Peninsula's assets or pay or cancel any material debt or waive any right of material value of Peninsula, except in the ordinary course of business;

    - fail to maintain its current insurance policies or replace them without providing substantially equal coverage;

    - enter into any settlement in excess of $25,000 to which Peninsula became a party after the date of the Agreement;

    - make any agreement binding it to extend credit, except in the ordinary course of business, but in no event may an extension of credit exceed $1,500,000 without submitting loan package information to the chief credit officer of U.S. Bancorp for review with a right of comment, at least one full business day prior to taking any action; or

    - agree or commit to do any of the above.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains representations and warranties of U.S. Bancorp, on the one hand, and Peninsula, on the other hand. Peninsula has given representations and warranties as to:

    - its corporate organization, existence and its articles of incorporation and bylaws;

    - its capitalization and corporate structure;

    - its ownership of other securities;

    - its corporate power and authority;

    - the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (1) various agreements, (2) its articles of incorporation and bylaws, and (3) applicable laws;

    - governmental and third-party approvals;

    - the accuracy and completeness of specified financial statements;

    - the absence of specified changes in its business since December 31, 1998;

    - the absence of undisclosed liabilities;

    - the absence of material legal proceedings and injunctions;

    - the absence of regulatory proceedings;

    - the completeness of its regulatory filings since December 31, 1996;

    - its compliance with all other laws and its own articles of incorporation and bylaws and the possession of all required permits;

    - the absence of undisclosed material contracts;

    - the absence of any knowledge of its default of any material contract or the termination of or decrease in business from a material customer;

    - the absence of any undisclosed broker's fees;

    - its compliance with labor laws and the lack of any knowledge of the resignation of key employees;

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
    - its employee benefit plans and related matters;

    - its labor matters;

    - its properties;

    - its knowledge of its environmental matters;

    - the filing, payment and accuracy of its tax returns and its belief as to the qualification of the Merger within the meaning of Section 368 of the Code;

    - its risk management instruments;

    - the accuracy of its books and records;

    - its loan portfolio;

    - the accuracy of its insurance policy disclosure and the absence of any default on its policies;

    - its affiliate transactions;

    - its lack of fiduciary accounts;

    - the extent of its millennium compliance; and

    - the exemption of the Agreement and the Merger from any antitakeover laws.

U.S. Bancorp, on the other hand, has given representations and warranties as to:

    - its corporate organization, existence and its certificate of incorporation and bylaws;

    - its capitalization and corporate structure;

    - its corporate power and authority;

    - the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (1) its material agreements, (2) its certificate of incorporation and bylaws, and (3) applicable laws;

    - consents or approvals by any governmental authorities or third parties that is necessary in connection with U.S. Bancorp's execution, delivery or performance of the Agreement or the Merger;

    - the timely filing of required regulatory reports (including Securities Exchange Commission ("SEC") filings) and their accuracy and completeness;

    - the absence of specified changes in its business since December 31, 1998;

    - its belief as to the qualification of the Merger within the meaning of
      Section 368 of the Code;

    - the absence of regulatory proceedings;

    - the absence of material legal proceedings;

    - its compliance with all other laws and its own certificate of incorporation and bylaws and the possession of all required permits; and

    - the extent of its millennium compliance.

LIMITATION ON ACQUISITION PROPOSALS

    Peninsula has agreed not to, and to cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries regarding confidential information for, or engage in any negotiations concerning, any proposal for the acquisition of Peninsula by a party other than U.S. Bancorp. However, if the Peninsula Board determines in good faith and in conformity with the written advice of outside counsel, after Peninsula has received an unsolicited Superior Proposal (as defined below), that the failure to do so would result in a breach of the Peninsula Board's fiduciary duties to the Peninsula shareholders, Peninsula may, in response to an unsolicited request for information, furnish information to, and enter into discussions with, the party making the Superior Proposal, after signing a customary confidentiality agreement. After receiving a Superior Proposal, and prior to the Special Meeting, the Peninsula Board may modify its approval or recommendation of the Agreement in accordance with the written advice of outside counsel, in order concurrently to enter into a definitive agreement with respect to such Superior Proposal and simultaneously terminate the Agreement, if it determines in good faith that the failure to modify its approval or recommendation would be in breach of its fiduciary duties to the Peninsula shareholders. Under the Agreement, a "SUPERIOR PROPOSAL" is defined as a written takeover proposal that in the good faith judgment of the Peninsula Board (based on a written opinion of Peninsula's financial advisor that the financial value of the consideration in such takeover proposal exceeds the financial value of the consideration in the Merger) is more favorable to the Peninsula shareholders than the Merger and is made by a party financially capable of completing the takeover proposal. Peninsula is required to inform U.S. Bancorp of any written takeover proposal, its general terms and the identity of the party making the proposal within 24 hours of receipt.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligation of each of U.S. Bancorp and Peninsula to complete the Merger is subject to the fulfillment or written waiver by U.S. Bancorp and Peninsula, prior to the Effective Time, of each of the following conditions:

    (1) The principal terms of the Agreement and the Merger shall have been approved by the requisite vote of the Peninsula shareholders;

    (2) All necessary regulatory approvals shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods shall have expired;

    (3) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "INJUNCTION") which is in effect and prohibits consummation of the transactions contemplated by the Agreement;

    (4) The registration statement on Form S-4 of which this Proxy Statement is a part (the "REGISTRATION STATEMENT") shall have become effective under the Securities Act; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The U.S. Bancorp Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (5) All permits and other authorizations under state securities laws necessary to complete the transactions contemplated by the Agreement and to issue the shares of U.S. Bancorp Common Stock to be issued in the Merger shall have been received and be in full force and effect; and

    (6) No proceeding initiated by any governmental authority seeking an Injunction shall be pending.

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
    CONDITIONS TO OBLIGATION OF PENINSULA

    The obligation of Peninsula to complete the Merger is also subject to the fulfillment or written waiver by Peninsula prior to the Effective Time of each of the following conditions:

    (1) The representations and warranties of U.S. Bancorp set forth in the Agreement shall be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and Peninsula shall have received a certificate, dated the Effective Date, signed on behalf of U.S. Bancorp by the Chief Financial Officer of U.S. Bancorp to that effect;

    (2) U.S. Bancorp shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time, and Peninsula shall have received a certificate, dated the Effective Date, signed on behalf of U.S. Bancorp by the Chief Financial Officer of U.S. Bancorp to that effect;

    (3) Peninsula shall have received an opinion of Deloitte & Touche LLP, special tax advisor to Peninsula, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the Effective Time, the Merger constitutes a tax free "reorganization" within the meaning of Section 368(a) of the Code; and

    (4) Since the date of the Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of U.S. Bancorp or any of its subsidiaries that, taken together with other events, occurrences and developments with respect to the business, would have or would reasonably be expected to have a material adverse effect with respect to U.S. Bancorp and its subsidiaries, taken as a whole.

    CONDITIONS TO OBLIGATION OF U.S. BANCORP

    The obligation of U.S. Bancorp to complete the Merger is also subject to the fulfillment or written waiver by U.S. Bancorp prior to the Effective Time of each of the following conditions:

    (1) The representations and warranties of Peninsula set forth in the Agreement shall be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and U.S. Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of Peninsula by the Chief Executive Officer and the Chief Financial Officer of Peninsula to that effect;

    (2) Peninsula shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time; and U.S. Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of Peninsula by the Chief Executive Officer and the Chief Financial Officer of Peninsula to that effect;

    (3) U.S. Bancorp shall have received an opinion of Dorsey & Whitney LLP, counsel to U.S. Bancorp, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the Effective Time, the Merger constitutes a tax free "reorganization" within the meaning of Section 368(a) of the Code; and

    (4) Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Peninsula that, taken together with other

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
       events, occurrences and developments with respect to the business, would have or would reasonably be expected to have a material adverse effect with respect to Peninsula.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Peninsula and U.S. Bancorp and its subsidiaries have agreed to use their reasonable best efforts to take all actions, and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit completion of the Merger as promptly as practicable and otherwise to enable completion of the Merger and to cooperate fully with the other parties to that end. In addition, they each agreed to provide truthful information in various regulatory filings and promptly to correct any material omission. Each party may reasonably review in advance and consult with the other with respect to all written information submitted to any third party or regulatory authority in connection with the Merger. Each party will consult with the other party with respect to obtaining all material consents and approvals of third parties and regulatory authorities, and each party will keep the other parties appraised of the status of material matters relating to completion of the Merger.

    The requisite regulatory approvals for the Merger include approvals or waivers from the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "FRB") and the California Department of Financial Institutions (the "DFI"). The Merger cannot proceed in the absence of these requisite regulatory approvals or waivers. There can be no assurance that such approvals will be obtained, and, if obtained, there can be no assurance as to the date of any of these approvals or the absence of any litigation challenging the approvals. U.S. Bancorp and Peninsula are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the approvals or actions will be obtained.

    FEDERAL RESERVE BOARD AND COMPTROLLER OF THE CURRENCY

    The Merger is subject to prior approval by the FRB under Section 3 of the Bank Holding Company Act, as amended (the "BHCA"). The FRB may waive the requirement of an application and prior approval under the BHCA in connection with certain acquisitions of shares of a bank if the transaction is part of the merger of the bank to be acquired with a subsidiary bank of the acquiring bank holding company. The waiver may be granted if the bank merger is subject to prior approval by another federal supervisory agency under Section 18(c) of the Federal Deposit Insurance Act, as amended (commonly known as the "BANK MERGER ACT"), if the acquiring bank holding company will continue to meet capital adequacy guidelines and if some other regulatory conditions are met. U.S. Bancorp and Peninsula have agreed to merge Peninsula into U.S. Bancorp's lead subsidiary bank, U.S. Bank National Association. The Merger is subject to the prior approval of the OCC under the Bank Merger Act and Section 215a of the National Bank Act, as amended. U.S. Bancorp and Peninsula believe that all conditions for a waiver from the FRB will be satisfied.

    The Bank Merger Act requires the OCC, when approving a transaction such as the Bank Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

    The Bank Merger Act prohibits the OCC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by such institutions.

    The OCC will furnish notice and a copy of the application for approval of the Merger to, and shall request reports on the competitive factors involved in the Merger from, the FRB, the Federal Deposit Insurance Corporation ("FDIC") and the United States Department of Justice ("DOJ"). These agencies have 30 days to submit their views and recommendations to the OCC. The Bank Merger Act also provides for the publication of notice of applications filed with the OCC, and authorizes interested parties to submit comments and request hearings on such applications. The OCC may grant or deny a request for a hearing and may limit the issues to those the OCC deems relevant or material. If the OCC should grant a request for a hearing, such action could delay the regulatory approvals required for consummation of the Merger.

    Assuming OCC approval, the Merger may not be consummated until 30 days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the DOJ, the waiting period may be reduced to not less than 15 days. U.S. Bancorp and Peninsula believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on U.S. Bank.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

    Peninsula and U.S. Bancorp have filed all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. U.S. Bancorp submitted its application to the OCC and provided a copy to the FRB and the DFI on October 1, 1999, with a request for waiver of prior approval. The application to the OCC was accepted for processing by the OCC on October 4, 1999. The FRB granted its waiver of prior approval by letter dated October 15, 1999. The DFI has orally confirmed that the transaction is exempt from its approval requirements. U.S. Bancorp has requested confirmation of this in writing from the DFI.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ALL OF THESE REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF THE APPROVALS.

TERMINATION OF THE AGREEMENT

    TERMINATION

    The Agreement may be terminated, and the Merger may be abandoned, before or after approval of the matters presented in connection with the Merger by the Peninsula shareholders, as follows:

    (1) At any time prior to the Effective Time, the Agreement may be terminated by the mutual consent of U.S. Bancorp and Peninsula.

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
    (2) At any time prior to the Effective Time, the Agreement may be terminated by U.S. Bancorp or Peninsula, upon written notice to the other party, in the event of either:

       (a) a material breach by the other party of any representation or warranty contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; or

       (b) a breach by the other party in any material respect of any of the covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach.

    (3) At any time prior to the Effective Time, the Agreement may be terminated by U.S. Bancorp or Peninsula, in the event that the Merger is not completed by March 31, 2000, except to the extent that the failure of the Merger then to be completed arises out of or results from the failure of the party seeking to terminate to perform or observe the covenants and agreements of the party set forth in the Agreement.

    (4) The Agreement may be terminated by Peninsula or U.S. Bancorp, in the event that the approval of any governmental authority required for completion of the Merger and the other transactions contemplated by the Agreement has been denied by a final nonappealable action of any governmental authority, or the Agreement may be terminated by Peninsula or U.S. Bancorp in the event that the shareholder approval required for adoption of the Agreement and Merger is not obtained at the Special Meeting.

    (5) At any time prior to the Special Meeting, the Agreement may be terminated by U.S. Bancorp if the Peninsula Board has failed to recommend the Merger to the Peninsula shareholders, withdrawn the recommendation or modified or changed the recommendation in a manner adverse, in any respect, to the interests of U.S. Bancorp, or has recommended or approved any takeover proposal by a party not affiliated with U.S. Bancorp. The Agreement may also be terminated by U.S. Bancorp if Peninsula has entered into any agreement with respect to any takeover proposal or the Peninsula Board resolves to change their recommendation or enter into any agreement regarding any takeover proposal.

    (6) The Agreement may be terminated by either U.S. Bancorp or Peninsula, if any of the conditions to the party's obligation to complete the transactions contemplated in the Agreement has become impossible to satisfy.

    (7) The Agreement may be terminated by Peninsula in connection with entering into a definitive agreement providing for a Superior Proposal.

    EFFECT OF TERMINATION AND ABANDONMENT

    Except as provided below, termination will not relieve a breaching party from liability for any willful breach of the Agreement giving rise to the termination. In the event of termination, Peninsula has agreed to pay U.S. Bancorp the sum of $5,000,000 (the "TERMINATION FEE") if:

    - Peninsula terminates the Agreement in connection with entering into a definitive agreement providing for a Superior Proposal; or

    - U.S. Bancorp terminates the Agreement because the Peninsula Board fails to recommend the Merger to the Peninsula shareholders in the agreed form; or

    - the Merger was abandoned by either party as a result of a breach by the other party or due to the inability to obtain the necessary approval of Peninsula shareholders at the Special Meeting, but only if both (1) prior to the termination, it was publicly announced that a third party made or disclosed the intention to make a takeover proposal and (2) the takeover had been consummated, or an agreement providing for a takeover proposal is entered into, on or prior to March 1, 2001.

    Payment of the Termination Fee by Peninsula relieves Peninsula of liability for any breach, including a willful breach, of any of Peninsula's representations, warranties, covenants or other agreements contained in the Agreement. The Termination Fee will not be payable to U.S. Bancorp at any time when U.S. Bancorp is in material breach of any of its covenants or agreements contained in the Agreement, such that Peninsula would be entitled to terminate the Agreement.

THE VOTING AGREEMENTS

    Peninsula has entered into Voting Agreements with each of Lawrence G. Alameda, Grace Evans Cherashore, William E. Cole, Sr., Arthur DeFever, James E. Fink, Brian Gowland, Daniel D. Herde, Barbara Hosaka, Richard J. Lareau, Anthony Mauricio, Jr., Michael Morton, John G. Rebelo, Jr., Larry L. Willette, each a shareholder, a current director and/or an executive officer of Peninsula. These shareholders have the power in the aggregate to direct the voting of 35.72% of the issued and outstanding shares of Peninsula common stock as of the Record Date. Each of these shareholders has agreed, in consideration of the substantial expenses incurred by Peninsula and U.S. Bancorp in connection with the Agreement and as a condition to Peninsula and U.S. Bancorp entering into the Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of the shares of Peninsula common stock with respect to which the shareholder has the power to direct the voting of, in favor of adoption and approval of the Agreement and the Merger, against any competing takeover proposals, against any change in a majority of the Peninsula Board, and against any change in the capitalization of Peninsula or any amendment of Peninsula's Articles of Incorporation or Bylaws, at every meeting of Peninsula shareholders at which the Agreement and the Merger are considered and at every adjournment or postponement of the Special Meeting and in connection with every proposal to take action by written consent with respect to the Agreement and the Merger.

    Each Voting Agreement also provides that the shareholder will not, and will not permit any entity under its control to, deposit any of the shareholder's shares of Peninsula common stock in a voting trust or subject any of the shares to any agreement, arrangement or understanding with respect to the voting of the shares inconsistent with the Voting Agreement entered into by that shareholder.

    The Voting Agreements will terminate upon the earlier to occur of the completion of the Merger (except for certain provisions which will survive the completion of the Merger) or the date on which the Agreement is terminated in accordance with its terms.

    The Voting Agreements bind the actions of the signatories to the agreements only in their capacity as Peninsula shareholders. Those directors of Peninsula who signed Voting Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of Peninsula. Accordingly, while the shareholders/directors are, under the Voting Agreements executed by them, contractually bound to vote as a Peninsula shareholder in favor of the Merger and against other acquisition proposals (should any be presented), their fiduciary duties as Peninsula directors nevertheless required them to act in their capacity as directors in the best interest of Peninsula when they decide to approve the Merger. In addition, the shareholders/directors will continue to be bound by their fiduciary duties as Peninsula directors with respect to any decisions they may take in the future in connection with the Merger or otherwise.

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
EXTENSION, WAIVER AND AMENDMENT OF THE AGREEMENT

    At any time prior to the Effective Time, U.S. Bancorp and Peninsula, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement; and

    - waive compliance with any of the agreements or conditions contained in the Agreement.

    Any agreement on the part of a party to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but the extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Prior to the Effective Time, any provision of the Agreement may be amended or modified at any time, by an agreement in writing between the parties, executed in the same manner as the Agreement. However, after the Special Meeting, the Agreement may not be amended if it would violate the California General Corporation Law (the "CGCL") or reduce the amount or change the form of the consideration to be received by Peninsula shareholders in the Merger.

STOCK EXCHANGE LISTING

    U.S. Bancorp has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the New York Stock Exchange, subject to official notice of issuance, any newly issued shares of U.S. Bancorp Common Stock to be issued to the holders of Peninsula common stock in the Merger.

EXPENSES

    Except for any Termination Fee payable under the Agreement and except for proxy printing and solicitation costs to be borne by Peninsula, the Agreement generally provides that each of U.S. Bancorp and Peninsula will pay its own expenses in connection with the Merger and the transactions contemplated by the Agreement.

INDEMNIFICATION OF PENINSULA DIRECTORS AND OFFICERS BY U.S. BANCORP

    U.S. Bancorp has agreed to indemnify and hold harmless all present and former Peninsula directors, officers and employees against costs and expenses incurred in connection with any actual or threatened claim or proceeding, arising out of matters existing or occurring at or prior to the Effective Time, to the fullest extent permitted by law. U.S. Bancorp has also agreed, for a period of six years after the Effective Date, to provide insurance for Peninsula's officers and directors with respect to claims against those officers and directors arising from facts or events that occurred on or before the Effective Time. However, U.S. Bancorp is obligated to expend no more than 200% per annum of the current amount expended by Peninsula to maintain directors' and officers' insurance coverage.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS

    Peninsula had existing employment and change in control agreements with Messrs. Rebelo, Willette, Alameda and Reschan and with Ms. Hosaka and Jensen-Bigknife (the "PREVIOUS EMPLOYMENT AGREEMENTS") which Peninsula had entered into to provide continuity of management during this period of uncertainty and consolidation in the banking industry in California. In general, the Previous Employment Agreements provided for:

    (1) a two-year term of employment with Peninsula from January 1, 1998, with an extension, without notice by the parties, of another two-year term;

    (2) a base salary;

    (3) a bonus at the discretion of Peninsula's Compensation Committee;

    (4) certain fringe benefits; and

    (5) in the event of termination without cause or "resignation with good reason", as defined in the Previous Employment Agreements, following a change in control of Peninsula by means of a merger or otherwise, a lump sum severance payment equal to (a) 2.00 times the "base amount," as defined in the Previous Employment Agreements, plus (b) the amount of compensation due to the employee, from the time of the change in control to the end of the calendar year in which the change in control occurred.

    At the time of the signing of the Agreement, these Previous Employment Agreements were terminated and superseded by new employment agreements, between the listed persons and U.S. Bancorp, to become effective at the Effective Time. The principal terms of these new employment agreements are summarized below.

    JOHN G. REBELO, JR. The current Chief Executive Officer and Chairman of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending December 31, 2000, (2) a base yearly salary of $216,000, (3) a restricted stock award of U.S. Bancorp Common Stock with a value of $200,000 at the Effective Time, (4) a stock option for 10,000 shares of U.S. Bancorp Common Stock, (5) a bonus of not less than $86,400, (6) certain fringe benefits and (7) a payment of $410,000 for the termination of his Previous Employment Agreement.

    LARRY L. WILLETTE The current President/Chief Administrative Officer of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending December 31, 2000, (2) a base yearly salary of $156,300, (3) a restricted stock award of U.S. Bancorp Common Stock with a value of $100,000 at the Effective Time, (4) a stock option for 5,000 shares of U.S. Bancorp Common Stock, (5) a bonus of not less than $62,520 (6) certain fringe benefits and (7) a payment of $365,000 for the termination of his Previous Employment Agreement.

    LAWRENCE G. ALAMEDA The current Executive Vice-President and Chief Lending Officer of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending June 30, 2000, with the provision for one month renewals under certain circumstances, through December 31, 2000, (2) a base monthly salary of $12,000, (3) a restricted stock award of U.S. Bancorp Common Stock with a value of $100,000 at the Effective Time, (4) a stock option for 5,000 shares of U.S. Bancorp Common Stock, (5) a bonus of not less than $28,800, to be increased by $4,800 per month for each month worked after June 30, 2000, (6) certain fringe benefits and
(7) a payment of $365,000 for the termination of his Previous Employment Agreement.

    BARBARA HOSAKA The current Executive Vice-President/Chief Operating Officer of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending June 30, 2000, with the provision for one month renewals under certain circumstances, through August 30, 2000, (2) a base monthly salary of $10,335, (3) a bonus of not less than $24,800, to be increased by $2,067 per month for each month worked after June 30, 2000,

(4) a retention bonus of $330,000, (5) certain fringe benefits and (6) a payment of $330,000 for the termination of her Previous Employment Agreement.

    GAIL JENSEN-BIGKNIFE The current Senior Vice-President/Credit Administrator of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending one year from the Effective Date, (2) a base yearly salary of $90,000, (3) a restricted stock award of U.S. Bancorp Common Stock with a value of $100,000 at the Effective Time, (4) a stock option for 10,000 shares of U.S. Bancorp Common Stock, (5) a bonus opportunity of up to $22,500, but in no event with a combined salary and bonus of less than her compensation paid in 1999, (6) certain fringe benefits and (7) a payment of $100,000 for the termination of her Previous Employment Agreement.

    JAMES T. RESCHAN The current Senior Vice-President and Senior Administrator of Peninsula has entered into an employment agreement with U.S. Bancorp which provides for (1) a term of employment with U.S. Bancorp ending one year from the Effective Date, (2) a base yearly salary of $90,000, (3) a restricted stock award of U.S. Bancorp Common Stock with a value of $100,000 at the Effective Time, (4) a stock option for 10,000 shares of U.S. Bancorp Common Stock, (5) a bonus opportunity of up to $22,500, but in no event with a combined salary and bonus of less than his compensation paid in 1999, (6) certain fringe benefits and (7) a payment of $100,000 for the termination of his Previous Employment Agreement.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Peninsula has Supplemental Executive Retirement Plan Agreements ("SERP AGREEMENTS") with Messrs. Rebelo, Willette, Alameda and Reschan and with
Ms. Hosaka. These SERP Agreements supersede the earlier salary continuation plans which Peninsula had previously maintained. In general, the SERP Agreements provide certain retirement benefits to the covered officers who attain the age of 54 years old and who have been continuously employed by Peninsula for at least twenty years. The retirement benefit will depend on whether the covered officer achieves the full retirement benefit at the "normal retirement age", defined under the SERP Agreements as age 65 or elects early retirement, in which case, the retirement benefit will be based upon the age of the covered officer when they elect to retire early and when they elect to commence receiving retirement benefits. The SERP Agreements also call for payments to be made in the event of death or disability of the employee while employed by Peninsula, as well as payments in the event the covered officer is terminated without cause or "resigns for good reason," as defined in the SERP Agreements, following a change in control of Peninsula. The SERP Agreements are an "unfunded" obligation of Peninsula under ERISA, but Peninsula has purchased insurance policies on the covered officers in the past, which has provided both partial funding of the obligations under such arrangements as well as defraying all or a substantial portion of the annual expenses to Peninsula.

    As part of their new employment agreements with U.S. Bancorp, U.S. Bancorp has agreed to assume the Peninsula's obligations under the SERP Agreements Peninsula has with Messrs. Rebelo, Willette, Alameda and Reschan and with
Ms. Hosaka.

    CONFIDENTIALITY/NONSOLICITATION AGREEMENTS

    At the time of the signing of the Agreement, U.S. Bancorp also entered into confidentiality/ nonsolicitation agreements with Messrs. Rebelo, Willette, Alameda and Reschan and Ms. Jensen-Bigknife as further consideration and as an inducement to U.S. Bancorp for the new employment agreements discussed above. In general, these confidentiality/nonsolicitation agreements provide for certain restrictions on the listed officers during and after their employment with U.S. Bancorp, including keeping confidential the confidential information of Peninsula and U.S. Bancorp and to not solicit U.S. Bancorp customers or employees. Additionally, the confidentiality/nonsolicitation agreements with Messrs. Rebelo, Willette and Alameda contain non-compete covenants, which prevent the individual from competing with the business of U.S. Bancorp for a period of time following his termination. Messrs. Rebelo, Willette and Alameda will receive $300,000, $250,000 and $250,000, respectively, payable in two equal installments on January 2, 2002 and January 2, 2003 for their continuing compliance with all the covenants in their respective confidentiality/nonsolicitation agreements.

RESALES OF U.S. BANCORP COMMON STOCK

    The shares of U.S. Bancorp Common Stock to be issued to Peninsula shareholders in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of U.S. Bancorp or Peninsula within the meaning of Rule 145 under the Securities Act.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated United States federal income tax consequences of the Merger to Peninsula shareholders who hold Peninsula common stock as a capital asset. The summary is based on the Code, Treasury regulations under the Code and administrative rulings and court decisions in effect as of the date of the Agreement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of Peninsula common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Peninsula common stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided in this Proxy Statement with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

    HOLDERS OF PENINSULA COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL

    U.S. Bancorp and Peninsula expect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Peninsula shareholders who exchange their shares of Peninsula common stock solely for shares of U.S. Bancorp Common Stock pursuant to the Merger (except with respect to the receipt of cash by a Peninsula shareholder in lieu of a fractional share interest in U.S. Bancorp Common Stock). The Internal Revenue Service ("IRS") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, U.S. Bancorp will rely on the opinion of Dorsey & Whitney LLP regarding the tax consequences of the Merger, and Peninsula will rely on the opinion of Deloitte & Touche LLP regarding the tax consequences of the Merger. It is a condition to the completion of the Merger that each of U.S. Bancorp and Peninsula receive such a tax opinion. These tax opinions will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, Deloitte & Touche LLP and Dorsey & Whitney LLP will require and will rely upon factual representations contained in certificates of officers of U.S. Bancorp, U.S. Bank and Peninsula. These tax opinions will also be based upon the Code, the regulations thereunder now in effect, current administrative rulings and practice, and judicial authority, all of which are subject to change. None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in these tax opinions.

    Based upon the facts and representations provided to such counsel, and subject to various assumptions and qualifications, each of Deloitte & Touche LLP and Dorsey & Whitney LLP will opine, as of the Effective Date, that the following federal income tax consequences will result from the Merger:

    (1) The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Code, and U.S. Bancorp and Peninsula will each be a party to the reorganization;

    (2) No Gain or loss will be recognized by U.S. Bancorp or Peninsula as a result of the Merger;

    (3) No gain or loss will be recognized by Peninsula shareholders who exchange their Peninsula common stock solely for U.S. Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in U.S. Bancorp Common Stock);

    (4) The holding period of the U.S. Bancorp Common Stock received by a Peninsula shareholder pursuant to the Merger will include the period during which the Peninsula common stock surrendered in exchange therefor was held by such Peninsula shareholder, provided the Peninsula common stock is a capital asset in the hands of the Peninsula shareholder at the time of the Merger; and

    (5) The tax basis of the U.S. Bancorp Common Stock received by a Peninsula shareholder who exchanges all of its Peninsula common stock for U.S. Bancorp Common Stock in the Merger will be the same as the tax basis of the Peninsula common stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of U.S. Bancorp Common Stock).

    Cash received by a Peninsula shareholder in lieu of a fractional share interest in U.S. Bancorp Common Stock generally will be treated as received in redemption of such fractional share interest, and a Peninsula shareholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Peninsula common stock allocable to such fractional share interest. Cash received by a Peninsula shareholder pursuant to the exercise of dissenters' rights with respect to all of such shareholder's Peninsula common stock generally will be treated as received in redemption of such shareholder's Peninsula common stock, and a Peninsula shareholder should generally recognize capital gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of such shareholder's Peninsula common stock. In either situation, such capital gain or loss would be a long-term capital gain or loss if the holding period for such share of Peninsula common stock is greater than one year at the Effective Time.

ACCOUNTING TREATMENT

    The Merger will be accounted for by U.S. Bancorp under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair market values at the date of the acquisition. Income of the combined company will not include income or loss of Peninsula prior to the Effective Date.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

U.S. BANCORP

    U.S. Bancorp Common Stock is listed on the New York Stock Exchange and traded under the symbol "USB." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of U.S. Bancorp Common Stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of U.S. Bancorp Common Stock.


                                                       PRICE RANGE OF
                                                        COMMON STOCK
                                                     -------------------   DIVIDENDS
                                                       HIGH       LOW        PAID
                                                     --------   --------   ---------
                       1997
First Quarter......................................   $28.13     $22.71      $.155
Second Quarter.....................................    29.04      23.67       .155
Third Quarter......................................    32.17      28.71       .155
Fourth Quarter.....................................    38.38      32.52       .155

                       1998
First Quarter......................................   $41.59     $34.34      $.175
Second Quarter.....................................    45.63      38.19       .175
Third Quarter......................................    47.06      34.13       .175
Fourth Quarter.....................................    42.38      31.00       .175

                       1999
First Quarter......................................   $37.75     $30.50      $.195
Second Quarter.....................................    37.75      31.50       .195
Third Quarter......................................    34.50      28.63       .195
Fourth Quarter (through November 26, 1999).........    37.63      30.50       .195



    On September 1, 1999, the last trading day before U.S. Bancorp and Peninsula publicly announced the execution of the Agreement, the closing price per share of U.S. Bancorp Common Stock on the New York Stock Exchange Composite Transactions reporting system was $31.313. On November 26, 1999, the last practicable date prior to the date of this Proxy Statement, the price was $35.1875. Past price performance is not necessarily indicative of likely future price performance. Holders of Peninsula common stock are urged to obtain current market quotations for shares of U.S. Bancorp Common Stock.


    Holders of U.S. Bancorp Common Stock are entitled to receive dividends from funds legally available when, as and if declared by the U.S. Bancorp Board of Directors. Although the U.S. Bancorp Board of Directors presently intends to continue the policy of paying quarterly cash dividends, the payment of future dividends of U.S. Bancorp would depend upon the earnings of U.S. Bancorp and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies.

PENINSULA BANK OF SAN DIEGO

    Peninsula common stock is listed on the OTC Bulletin Board and traded under the symbol "PNNB." The following table sets forth the high and low closing sales prices for Peninsula common stock for the periods indicated, as listed in the OTC Bulletin Board reporting system, and the quarterly cash dividends declared per share for the periods indicated.


                                                       PRICE RANGE OF
                                                        COMMON STOCK
                                                     -------------------   DIVIDENDS
                                                       HIGH       LOW      DECLARED
                                                     --------   --------   ---------
                       1997
First Quarter(1)...................................   $16.55     $15.87      $.065
Second Quarter.....................................    18.03      16.33       .065
Third Quarter......................................    24.89      18.57       .072
Fourth Quarter.....................................    27.14      21.67       .068

                       1998
First Quarter......................................   $36.19     $22.86      $.068
Second Quarter.....................................    38.10      29.89       .073
Third Quarter......................................    47.00      31.00       .080
Fourth Quarter.....................................    35.00      31.00       .114

                       1999
First Quarter......................................   $32.50     $28.00      $.086
Second Quarter.....................................    30.50      23.50       .086
Third Quarter......................................    37.50      27.00       .093
Fourth Quarter (through November 26, 1999).........    39.00      35.75       .090



    On September 1, 1999, the last trading day before the Merger was publicly announced, the closing price per share of Peninsula common stock on the OTC Bulletin Board was $30.50. On November 26, 1999, the last practicable date prior to the date of this Proxy Statement, the price was $36.50.


    Holders of Peninsula common stock are entitled to receive dividends from funds legally available pursuant to the California Financial Code when, as and if declared by the Peninsula Board. Pursuant to the Agreement, Peninsula is restricted from paying cash dividends of more than $0.09 per quarter. It is anticipated that the quarterly dividend which would otherwise be paid by Peninsula in the first quarter of 2000 will not be paid if the Effective Date occurs in January. Rather, in such event, the former Peninsula shareholders will receive the U.S. Bancorp dividend payable in the first quarter by U.S. Bancorp.

    In addition to the quarterly cash dividends reflected in the above table, Peninsula has also paid stock dividends of 5% in July of 1999, 1998 and 1997. The outstanding shares of Peninsula common stock were also split on a two-for-one basis effective in March 1998. The foregoing table has been adjusted to reflect all such events.

                         INFORMATION ABOUT U.S. BANCORP

GENERAL

    U.S. Bancorp is a regional, multi-state bank holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp was incorporated in Delaware in 1929 and owns 100 percent of the capital stock of each of its four banks and eleven trust companies, having approximately 1,000 banking offices in the Midwest and West. U.S. Bancorp offers full-service brokerage services at approximately
100 offices through a wholly owned subsidiary. U.S. Bancorp also has various nonbank subsidiaries engaged in financial services.

    The banks are engaged in general commercial banking business, principally in domestic markets. They range in size from less than $1 million to $48 billion in deposits and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities, and other financial institutions. Depository services include checking accounts, savings accounts, and time certificate contracts. Ancillary services such as treasury management and receivable lockbox collection are provided for corporate customers. U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary activities for individuals, estates, foundations, business corporations, and charitable organizations.

    U.S. Bancorp provides banking services through its subsidiary banks to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending, financing of import/export trade, foreign exchange, and investment services. U.S. Bancorp, through its subsidiaries, also provides services in trust, commercial and agricultural finance, data processing, leasing, and brokerage services.

    U.S. Bancorp was formerly known as First Bank System, Inc. and is the organization created by the merger of First Bank System, Inc. with U.S. Bancorp of Portland, Oregon.

GOVERNMENT POLICIES

    The operations of U.S. Bancorp's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the FRB, United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

    U.S. Bancorp is a registered bank holding company under the BHCA and is subject to the supervision of, and regulation by, the FRB.

    Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking. U.S. Bancorp must obtain the prior approval of the FRB before acquiring more than 5 percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the FRB in connection with the acquisition of more than 5 percent of the outstanding shares of a company engaged in a "bank-related" business.

    Under the BHCA, as amended by the Riegle-Neal Act, U.S. Bancorp may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. Effective June 1, 1997, the Riegle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out by that date.

    National banks are subject to the supervision of, and are examined by, the OCC. All subsidiary banks of U.S. Bancorp are members of the Federal Deposit Insurance Corporation, and as such, are subject to examination thereby. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "MODERNIZATION ACT"). The Modernization Act will generally become effective 120 days after enactment. Under the Modernization Act, bank holding companies that meet management, capital and Community Reinvestment Act standards may engage in a substantially broader range of nonbanking activities than currently is permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies.

    The Modernization Act will allow insurers and other financial services companies to acquire banks, will remove various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies and will establish the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. The Modernization Act also modifies other current financial laws, including laws related to financial privacy and community reinvestment.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to U.S. Bancorp, its directors and its executive officers from its Current Report on Form 8-K filed January 20, 1999, its Quarterly Report on Form 10-Q for the period ended September 30, 1999, its Quarterly Report on Form 10-Q for the period ended
June 30, 1999, its Quarterly Report on Form 10-Q for the period ended March 31, 1999, and its Annual Report on Form 10-K for the year ended December 31, 1998. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP."

                 INFORMATION ABOUT PENINSULA BANK OF SAN DIEGO

GENERAL

    For purposes of this section captioned "INFORMATION ABOUT PENINSULA BANK OF SAN DIEGO," references to "we" or "our" refer only to Peninsula and not to U.S. Bancorp.

    Peninsula is a California state chartered bank licensed by the DFI and which commenced operation on March 7, 1975. We originally opened for business at 1322 Scott Street in San Diego, California. In February 1977, we opened our second branch in Ocean Beach. The current main office location at 1331 Rosecrans Street was opened in December 1978. In March 1980, we opened our third branch on Morena Boulevard. The fourth branch was opened in September 1989 in Loma Portal. On May 12, 1992, we consummated the purchase of Citizens Western Bank and added $24.1 million in total assets and deposits of $22.2 million. This gave us two more branches, one in Pacific Beach and one in La Jolla. On April 15, 1993, we acquired the deposits of First Western Bank from the FDIC. Deposits of First Western Bank totaled $13.8 million. In August 1993, we opened a branch in Fairbanks Ranch and followed in February 1994 with another branch in Mission Hills. The Downtown branch was opened in March 1996 and the tenth branch in San Marcos was opened in July 1997. The Scripps/ Poway branch will open in December 1999.

    As a California state bank, we are subject to primary supervision, examination and regulation by the DFI and the FDIC. We are also subject to certain other federal laws and regulations. Our deposits are insured by the FDIC up to the applicable limits thereof. We are not a member of the Federal

Reserve System. On September 30, 1999, we had approximately $469 million in assets, $432 million in deposits and $32 million in shareholders' equity.

    Our principle executive offices are located at 1322 Scott Street, San Diego, California 92106, and our telephone number is (619) 226-5451.

    BANKING SERVICES

    We engage in substantially all of the business operations customarily conducted by a California independent community bank. Our primary market area is San Diego County, which we principally service from our 10 banking offices located in the coastal region. Our banking services include the acceptance of checking and savings deposits and the making of commercial, Small Business Administration, real estate, consumer, and other installment loans. We also offer traveler's checks, as well as notary public, escrow, alternative investments, and a full range of electronic and other customary banking services.

    Our deposits consist primarily of individual and small and medium-sized business-related accounts. We also attract deposits from several local governmental agencies. In connection with municipal deposits, we must generally pledge securities to obtain such deposits, except for the first $100,000 of such deposits which are insured by the FDIC.

    The areas in which we have directed virtually all of our lending activities are (1) commercial loans, (2) consumer loans, and (3) real estate loans or other commercial loans secured by real estate. As of September 30, 1999, these three categories accounted for approximately 18%, 9% and 68%, respectively, of our loan portfolio. A significant portion of our lending is real estate related, including mortgage lending and interim construction loans, as well as taking real estate as collateral for loans for other purposes.

    We have not engaged in any material research activities relating to the development of new services or the improvement of our existing services. We have no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

    Most of our business originates from the San Diego County and there is no emphasis on foreign sources and application of funds. Our business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of our loans is not concentrated within a single industry or group of related industries, nor are we dependent upon a single customer or group of related customers for a material portion of our deposits. We are unaware of any material effect upon our capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

    EMPLOYEES

    As of September 30, 1999, we had a total of 220 full-time employees and 18 part-time employees (or 225 full-time equivalent employees). We believe that our employee relations are satisfactory.

    COMPETITION

    The banking and financial services business in California generally, and in our market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. We compete for loans and deposits with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. In order to compete with the other financial service providers, we principally rely on local promotional activities, personal relationships established by officers, directors and employees with our customers and specialized services tailored to meet our customers' needs. We maintain ten full-service banking offices in San Diego County with the eleventh to be opened in December 1999.

    EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of our loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.


    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, the Modernization Act was signed into law in November 1999. Among other things, the Modernization Act (1) repeals the Glass-Steagall Act of 1933 that separated commercial and investment banking and eliminates certain prohibitions on insurance underwriting activities, and (2) creates "financial holding companies" that may conduct a broad list of financial activities, including insurance and securities underwriting, merchant banking and real estate development and investment.


    PROPERTIES

    Our principle executive offices are located at 1322 Scott Street, San Diego, California. In total, as of September 30, 1999, we had 10 banking offices (with the 11(th) banking office due to open in December 1999) and 9 other properties. Of this total, seven of the properties were owned and 13 were leased. The table on the following page lists our owned and leased properties.

             OWNED PROPERTIES                                  LEASED PROPERTIES
-------------------------------------------       --------------------------------------------
(1)  1322 Scott Street                            (1)   1331 Rosecrans Street
     San Diego, CA*                                     San Diego, CA (Ground Lease)
(2)  4827 Newport Street                          (2)   4805 Newport Street
     Ocean Beach, CA                                    Ocean Beach, CA* (Drive-up)
(3)  4939 Newport Street                          (3)   5330 Napa Street
     Ocean Beach, CA*                                   San Diego, CA
(4)  2170 Chatsworth                              (4)   2150 Chatsworth
     Loma Portal, CA*                                   Loma Portal, CA
(5)  5280 Riley Street                            (5)   1606 Grand Avenue
     San Diego, CA*                                     Pacific Beach, CA (Ground Lease)
(6)  2110 Hancock Street                          (6)   16326 San Diequito
     San Diego, CA *                                    Fairbanks, CA
(7)  833 Pearl Street                             (7)   550 W. "C" Street
     La Lolla, CA                                       San Diego, CA
                                                  (8)   2919 Camino Del Rio
                                                        San Diego, CA* (Ground Lease)
                                                  (9)   190 South Rancho Santa Fe Road
                                                        San Marcos, CA
                                                  (10)  1313 Rosecrans Street (ATM Only)
                                                        San Diego, CA*
                                                  (11)  610 Washington
                                                        Mission Hills, CA
                                                  (12)  162 South Rancho (ATM Only)
                                                        Santa Fe Road, Encinitas, CA*
                                                  (13)  Scripps Trident Plaza
                                                        San Diego, CA

------------------------

*   Non-branch property

    See Notes to the Peninsula Financial Statements appearing below for certain additional information concerning the amount of our lease commitments.

    LEGAL PROCEEDINGS

    We are, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of doing business. We are not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to our business) and no such proceedings are known to be contemplated.

    There are no proceedings adverse to us to which any director, officer, affiliate or 5% shareholder of Peninsula, or any associate of any such director, officer, of shareholder of Peninsula is a party, and none of the above persons has a material interest adverse to Peninsula.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following discussions, tables and data set forth certain information relating to Peninsula as of September 30, 1999 and for the nine month periods ended September 30, 1999 and September 30, 1998 and for the three years ended December 31, 1998. This discussion should be read in conjunction with the Peninsula Bank of San Diego Financial Statements appearing elsewhere herein.

    RESULTS OF OPERATIONS

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by us on our interest-bearing liabilities and the interest rate received by us on loans extended to our customers and securities held in our portfolio comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control. Accordingly, the earnings and growth of Peninsula are subject to, among others, the influences of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

    NET INCOME

    Net income for the first nine months of 1999 was $3.8 million or $1.47 per diluted share, compared to net income of $3.5 million or $1.35 per diluted share for the first nine months of 1998. This increase in net income could be attributable to increase in interest rates and increase in loan demand.

    Net income for the year ended December 31, 1998 was $4.5 million, or $1.72 per diluted share, compared to net income of $3.6 million or $1.38 per diluted share, for the year ended December 31, 1997. This increase in net income was primarily a result of continued growth in total assets. All share data has been adjusted to reflect the two for one stock split in March 1998 and the 5% stock dividend in July 1998 and July 1999.

    Net income increased between 1996 and 1997 as net income for the year ended December 31, 1996, was $3.1 million or $1.17 per diluted share. The increase in 1997 net income reflected continued asset growth.

    NET INTEREST INCOME

    Our earnings depend primarily upon the difference between the income we received from the loan portfolio and investment securities, and the cost of our funds, including principally interest paid on savings and time deposits. Interest rates changes on our loans are influenced principally by the demand for such loans, the supply of money for lending purposes, and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond our control, such as federal economic and tax policies, the general supply of money in the economy, governmental budgetary actions, and the actions of the Federal Reserve Board.

    The difference between the income we receive on our loans and investments compared to the cost of our funds may be expressed as "net interest spread" and "net interest margin." "Net interest spread" is the difference between the yield on average interest earning assets and the cost of average interest bearing liabilities. "Net interest margin" is net interest income expressed as a percentage of average interest earning assets. The net interest spread declined from 4.90% for 1996, to 4.80% for 1997, to 4.51% for 1998 and to 4.47% for the
nine month ended September 30, 1999. Likewise, the net interest margin declined from 5.68% for 1996, to 5.63% for 1997, to 5.58% for 1998 and to 5.47% for the
nine months ended September 30, 1999.

    Despite the decrease in spread and net interest margin, net interest income continued to increase throughout the reported periods from $16.5 million for 1996, to $18.7 million for 1997 and to $21.4 million for 1998. Net interest income for the nine months ended September 30, 1999 also increased to $17.0 million from the $15.8 million for the comparable period in 1998. The increase in net interest income occurred despite the decrease in spread and net interest margin because, among other things, average interest earning assets grew at a quicker rate than did average interest bearing liabilities. Average interest earning assets increased from $290.1 million for 1996, to $331.8 million in 1997, to $383.5 in 1998 and to $416.0 million for the nine months ended September 30, 1999.

    The following three tables provide information on net interest income for the nine months ended September 30 of 1999 and 1998, along with the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the income earned and expense recorded thereon and the resulting average yield-cost ratios:

INTEREST RATES AND INTEREST RATE DIFFERENTIAL FOR THE NINE MONTHS ENDED
  SEPTEMBER 30,

                                                    1999                                 1998
                                     ----------------------------------   ----------------------------------
                                      AVERAGE     INCOME/     AVERAGE      AVERAGE     INCOME/     AVERAGE
                                     BALANCE(1)   EXPENSE    YIELD/COST   BALANCE(1)   EXPENSE    YIELD/COST
                                     ----------   --------   ----------   ----------   --------   ----------
                                                             (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
Interest-bearing deposits with
  banks............................   $  4,192    $   136       4.34%      $  6,166    $   235       5.10%
Federal funds sold.................     18,447        653       4.73%        16,335        646       5.29%
Securities.........................    115,116      4,914       5.71%       116,932      5,104       5.84%
Loans and leases (net)(2)..........    278,204     18,299       8.79%       237,237     16,673       9.40%
                                      --------    -------       ----       --------    -------       ----
  Interest-earning assets..........    415,959     24,002       7.71%       376,670     22,658       8.04%

Non Interest-Earning Assets:
Cash and due from banks............     21,322                               21,347
Premises and equipment (net).......     11,309                               11,830
Other real estate owned............         31                                  135
Other assets.......................     12,495                               11,010
                                      --------                             --------
  Total assets.....................   $461,116                             $420,992
                                      ========                             ========

Interest-Bearing Liabilities:
Interest-bearing demand deposits...   $126,691      2,157       2.28%      $113,698      1,836       2.16%
Savings deposits...................     42,250        690       2.18%        37,376        623       2.23%
Time deposits......................    116,649      4,055       4.65%       109,278      4,296       5.26%
Federal funds purchased............          8          0       5.33%            24          1       5.57%
Directors' deferred compensation
  plan.............................        926         53       7.65%           678         43       8.48%
Other borrowings...................        586         21       4.79%           534         20       5.01%
                                      --------    -------       ----       --------    -------       ----
  Interest-bearing liabilities.....    287,110      6,976       3.25%       261,588      6,819       3.49%

Non Interest-Bearing Liabilities
  and Equity:
Non interest-bearing demand........    139,836                              129,476
Non interest-bearing liabilities...      3,452                                2,705
Shareholders' equity...............     30,718                               27,223
                                      --------                             --------
Total liabilities and shareholders'
  equity...........................   $461,116                             $420,992
                                      ========                             ========
Net interest income................               $17,026                              $15,839
                                                  =======                              =======
Net interest margin on
  interest-earning assets(3).......                             5.47%                                5.62%
                                                                ====                                 ====
Net interest spread................                             4.47%                                4.56%
                                                                ====                                 ====

------------------------

(1) Average balances include the effect of discounts and premiums on loans and investment securities as well as deferred loan fees and costs.

(2) Nonaccrual loans are included in the average balances for the periods. Loan fees included for 1999 and 1998 are $630 thousand and $626 thousand, respectively.

(3) The net interest margin on interest-bearing assets for a period is net interest income divided by average interest-bearing assets.

INTEREST RATES AND INTEREST RATE DIFFERENTIAL FOR THE YEAR ENDED

                                                    DECEMBER 31, 1998                    DECEMBER 31, 1997
                                            ----------------------------------   ----------------------------------
                                             AVERAGE     INCOME/     AVERAGE      AVERAGE     INCOME/     AVERAGE
                                            BALANCE(1)   EXPENSE    YIELD/COST   BALANCE(1)   EXPENSE    YIELD/COST
                                            ----------   --------   ----------   ----------   --------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
Interest-bearing deposits with banks......   $  4,761    $   243        5.10%     $  1,748    $    91       5.21%
Federal funds sold........................     16,764        853        5.09%        9,229        481       5.21%
Securities................................    119,024      6,926        5.82%      102,210      6,011       5.88%
Loans and leases (net)(2).................    242,994     22,587        9.30%      218,607     20,682       9.46%
                                             --------    -------       -----      --------    -------       ----
  Interest-earning assets.................    383,543     30,609        7.98%      331,794     27,265       8.22%
Non Interest-Earning Assets:
Cash and due from banks...................     21,214                               27,296
Premises and equipment (net)..............     11,793                               11,075
Other real estate owned...................        153                                  614
Other assets..............................     11,134                                8,821
                                             --------                             --------
  Total assets............................   $427,837                             $379,600
                                             ========                             ========
Interest-Bearing Liabilities:
Interest-bearing demand deposits..........   $115,308      2,520        2.19%     $114,674      2,401       2.09%
Savings deposits..........................     38,145        854        2.24%       33,427        718       2.15%
Time deposits.............................    110,625      5,734        5.18%      102,293      5,409       5.29%
Federal funds purchased...................         18          1        5.56%          136          8       5.88%
Directors' deferred compensation plan.....        545         59       10.83%          455         37       8.13%
Other borrowings..........................        522         27        5.17%          562         27       4.80%
                                             --------    -------       -----      --------    -------       ----
  Interest-bearing liabilities............    265,163      9,195        3.47%      251,547      8,600       3.42%
Non Interest-Bearing Liabilities and
  Equity:
Non interest-bearing demand...............    132,076                              102,047
Non interest-bearing liabilities..........      2,902                                2,118
Shareholders' equity......................     27,696                               23,888
                                             --------                             --------
Total liabilities and shareholders'
  equity..................................   $427,837                             $379,600
                                             ========                             ========
Net interest income.......................               $21,414                              $18,665
                                                         =======                              =======
Net interest margin on interest-earning
  assets(3)...............................                              5.58%                               5.63%
                                                                       =====                                ====
Net interest spread.......................                              4.51%                               4.80%
                                                                       =====                                ====

------------------------

(1) Average balances include the effect of discounts and premiums on loans and investment securities as well as deferred loan fees and costs.

(2) Nonaccrual loans are included in the average balances for the periods. Loan fees included for 1998 and 1997 are $876 thousand and $701 thousand, respectively.

(3) The net interest margin on interest-bearing assets for a period is net interest income divided by average interest-bearing assets.

INTEREST RATES AND INTEREST RATE DIFFERENTIAL FOR THE YEAR ENDED DECEMBER 31,
  1996

                                                               AVERAGE     INCOME/     AVERAGE
                                                              BALANCE(1)   EXPENSE    YIELD/COST
                                                              ----------   --------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
Interest-bearing deposits with banks........................   $    139    $     8       5.76%
Federal funds sold..........................................      6,926        336       4.85%
Securities..................................................     81,740      4,621       5.65%
Loans and leases (net)(2)...................................    201,299     19,287       9.58%
                                                               --------    -------       ----
  Interest-earning assets...................................    290,104     24,252       8.36%
Non Interest-Earning Assets:
Cash and due from banks.....................................     20,803
Premises and equipment (net)................................     11,158
Other real estate owned.....................................        626
Other assets................................................      7,828
                                                               --------
  Total assets..............................................   $330,519
                                                               ========
Interest-Bearing Liabilities:
Interest-bearing demand deposits............................   $101,072    $ 2,232       2.21%
Savings deposits............................................     31,589        677       2.14%
Time deposits...............................................     90,565      4,779       5.28%
Federal funds purchased.....................................        309         18       5.83%
Directors' deferred compensation plan.......................        277         23       8.14%
Other borrowings............................................        513         37       7.21%
                                                               --------    -------       ----
  Interest-bearing liabilities..............................    224,325      7,766       3.46%
Non Interest-Bearing Liabilities and Equity:
Non interest-bearing demand.................................     83,107
Non interest-bearing liabilities............................      1,942
Shareholders' equity........................................     21,145
                                                               --------
Total liabilities and shareholders' equity..................   $330,519
                                                               ========
Net interest income.........................................               $16,486
                                                                           =======
Net interest margin on interest-earning assets(3)...........                             5.68%
                                                                                         ====
Net interest spread.........................................                             4.90%
                                                                                         ====

------------------------

(1) Average balances include the effect of discounts and premiums on loans and investment securities as well as deferred loan fees and costs.

(2) Nonaccrual loans are included in the average balances for the periods. Loan fees included for 1996 are $640 thousand.

(3) The net interest margin on interest-bearing assets for a period is net interest income divided by average interest-bearing assets.

    The following table sets forth changes in interest income and interest expense, and the amount of change attributable to variances in volume, rates and the combination of volume and rates. There have been no adjustments made for tax-exempt income.

INTEREST RATE DIFFERENTIAL NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO
  SEPTEMBER 30, 1998

                                                                               CHANGE DUE TO
                                                            TOTAL      ------------------------------
                                                           INCREASE                          VOLUME &
                                                          (DECREASE)    VOLUME      RATE       RATE
                                                          ----------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
Interest Income:
Interest and fees on loans..............................    $1,626      $2,880    $(1,069)    $(185)
Interest-bearing deposits with banks....................       (99)        (75)       (35)       11
Securities..............................................      (190)        (79)      (113)        2
Federal funds sold......................................         7          84        (68)       (9)
                                                            ------      ------    -------     -----
  Total interest income.................................     1,344       2,810     (1,285)     (181)
Interest Expense:
Interest-bearing demand deposits........................       321         210        100        11
Savings deposits........................................        67          82        (13)       (2)
Time deposits...........................................      (241)        291       (498)      (34)
Federal funds purchased.................................        (1)         (1)        --        --
Directors' deferred compensation plan...................        10          16         (4)       (2)
Other borrowings........................................         1           2         (1)       --
                                                            ------      ------    -------     -----
  Total interest expense................................       157         600       (416)      (27)
                                                            ------      ------    -------     -----
    Net interest income.................................    $1,187      $2,210    $  (869)    $(154)
                                                            ======      ======    =======     =====

INTEREST RATE DIFFERENTIAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO 1997

                                                                                CHANGE DUE TO
                                                             TOTAL      ------------------------------
                                                            INCREASE                          VOLUME &
                                                           (DECREASE)    VOLUME      RATE       RATE
                                                           ----------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Interest Income:
Interest and fees on loans...............................    $1,905      $2,307     $(362)      $(40)
Interest-bearing deposits with banks.....................       152         157        (2)        (3)
Securities...............................................       915         989       (63)       (11)
Federal funds sold.......................................       372         393       (12)        (9)
                                                             ------      ------     -----       ----
  Total interest income..................................     3,344       3,846      (439)       (63)
Interest Expense:
Interest-bearing demand deposits.........................       119          13       105          1
Savings deposits.........................................       136         102        30          4
Time deposits............................................       325         441      (107)        (9)
Federal funds purchased..................................        (7)         (7)       --         --
Directors' deferred compensation plan....................        22           8        12          2
Other borrowings.........................................        --          (2)        2         --
                                                             ------      ------     -----       ----
  Total interest expense.................................       595         555        42         (2)
                                                             ------      ------     -----       ----
    Net interest income..................................    $2,749      $3,291     $(481)      $(61)
                                                             ======      ======     =====       ====

INTEREST RATE DIFFERENTIAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO 1996

                                                                                CHANGE DUE TO
                                                             TOTAL      ------------------------------
                                                            INCREASE                          VOLUME &
                                                           (DECREASE)    VOLUME      RATE       RATE
                                                           ----------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Interest Income:
Interest and fees on loans...............................    $1,395      $1,658     $(242)      $(21)
Interest-bearing deposits with banks.....................        83          93        (1)        (9)
Securities...............................................     1,390       1,157       186         47
Federal funds sold.......................................       145         112        25          8
                                                             ------      ------     -----       ----
  Total interest income..................................     3,013       3,019       (32)        25
Interest Expense:
Interest-bearing demand deposits.........................       169         300      (116)       (15)
Savings deposits.........................................        41          39         2         --
Time deposits............................................       630         619        10          1
Federal funds purchased..................................       (10)        (10)       --         --
Directors' deferred compensation plan....................        14          10         3          1
Other borrowings.........................................       (10)          4       (13)        (1)
                                                             ------      ------     -----       ----
  Total interest expense.................................       834         962      (114)       (14)
                                                             ------      ------     -----       ----
    Net interest income..................................    $2,179      $2,058     $  82       $ 39
                                                             ======      ======     =====       ====

    INTEREST INCOME

    Interest income increased by $1.3 million from September 30, 1998 to September 30, 1999. This is due mainly to an increase in earning assets versus their yield. Interest income increased by $3.3 million for the year ended December 31, 1998 compared to December 31, 1997 and $3.0 million for the year ended December 31, 1997 compared to December 31, 1996. The increase for 1998 is due largely to the increase in average earning assets of approximately
$51.7 million to $383.5 million from $331.8 million for 1997. The increase in interest income for 1997 is due largely to the increase in average earning assets of approximately $41.7 million from average earning assets of $290.1 million for 1996 to $331.8 million for 1997.

    INTEREST EXPENSE

    Interest expense increased $157 thousand from September 30, 1998 to September 30, 1999 due to an increased volume in interest bearing liabilities. Interest expense increased by $595 thousand for the year ended December 31, 1998 compared to 1997 and $834 thousand for the year ended December 31, 1997 compared to 1996. The increase in interest expense is primarily due to the increase of $13.7 million for 1998 and $27.2 million for 1997 in average interest-bearing liabilities. Interest expense totaled approximately $9.2 million for 1998 compared to approximately $8.6 million for 1997 and approximately $7.8 million for 1996.

    NON-INTEREST INCOME

    The following table sets forth the details of non-interest income for the nine months ended September 30, 1999 and 1998:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------    INCREASE
                                                                1999           1998     (DECREASE)
                                                              --------       --------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.........................   $1,662         $1,578        $84
Escrow fees.................................................      690            759        (69)
Other fee income............................................      626            570         56
Other income................................................      714            703         11
                                                               ------         ------        ---
Operating non-interest income...............................    3,692          3,610         82
Gain on sale of loans.......................................       21             81        (60)
Gain on securities..........................................       19             30        (11)
                                                               ------         ------        ---
  Total non-interest income.................................   $3,732         $3,721        $11
                                                               ======         ======        ===

    Non-interest income increased by $11 thousand from September 1998 to September 1999. The increase is mainly from service charges on deposit accounts. The decline of $69 thousand in escrow fees was due to a decline in refinancing as interest rates increased in 1999. We also had a decline in the number of SBA loans that were sold to the secondary market, this accounts for a $60 thousand decrease in gain on sale of loan.

    The following table sets forth the details of non-interest income for the years ended December 31, 1998 and December 31, 1997:

                                                            DECEMBER 31,   DECEMBER 31,    INCREASE
                                                                1998           1997       (DECREASE)
                                                            ------------   ------------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.......................     $2,129         $1,869        $  260
Escrow fees...............................................        987            686           301
Other fee income..........................................        852            711           141
Other income..............................................        838            551           287
                                                               ------         ------        ------
Operating non-interest income.............................      4,806          3,817           989
Gain on sale of loans.....................................        106            247          (141)
Gain on securities........................................         24             60           (36)
                                                               ------         ------        ------
  Total non-interest income...............................     $4,936         $4,124        $  812
                                                               ======         ======        ======

    Operating non-interest income increased $989 thousand for the year ended December 31, 1998. An increase of $301 thousand for escrow fees was due to the large volume of escrow business for 1998.

    Gain on the sale of loans decreased $141 thousand from December 31, 1998 to December 31, 1997, primarily due to the decreased volume of Small Business Administration (SBA) guaranteed loans and the sale of the guaranteed portion of these loans.

    The following table sets forth the details of non-interest income for the years ended December 31, 1997 and December 31, 1996:

                                                            DECEMBER 31,   DECEMBER 31,    INCREASE
                                                                1997           1996       (DECREASE)
                                                            ------------   ------------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.......................     $1,869         $1,675         $ 194
Escrow fees...............................................        686            548           138
Other fee income..........................................        711            881          (170)
Other income..............................................        551            460            91
                                                               ------         ------         -----
Operating non-interest income.............................      3,817          3,564           253
Gain on sale of loans.....................................        247             81           166
Gain on securities........................................         60              0            60
                                                               ------         ------         -----
  Total non-interest income...............................     $4,124         $3,645         $ 479
                                                               ======         ======         =====

    Total non-interest income increased approximately $479 thousand to $4.1 million for the year ended December 31, 1997 compared to approximately
$3.6 million for the year ended December 31, 1996. An increase in escrow fees of approximately $138 thousand accounted for over half of the increases in operating non-interest income. The decline in other fee income of $170 thousand was attributed to a decline in brokerage fees of $245.1 thousand.

    NON-INTEREST EXPENSE

    The following table shows the detail of non-interest expense for the years ended September 30, 1999 and September 30, 1998:

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------    INCREASE
                                                                1999       1998     (DECREASE)
                                                              --------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Salaries and benefits.......................................  $ 8,521    $ 7,960       $561
Occupancy, furniture and equipment..........................    2,095      2,001         94
Advertising and business development........................      511        491         20
Other real estate owned.....................................       32         32          0
Other professional services.................................      296        308        (12)
Telephone, stationery and supplies..........................      515        553        (38)
Data processing.............................................      589        536         53
Customer service costs......................................      935        970        (35)
Regulatory assessments......................................       36         34          2
Operating losses............................................       73         84        (11)
Other.......................................................      740        685         55
                                                              -------    -------       ----
  Non-interest expense......................................  $14,343    $13,654       $689
                                                              =======    =======       ====

    Non-interest expense increased by $689 thousand from September 30, 1998 to September 30, 1999. This was due mainly from an increase in salary and benefits.

    The following table shows the detail of non-interest expenses for the years ended December 31, 1998 and December 31, 1997:

                                                                 DECEMBER 31,
                                                              -------------------    INCREASE
                                                                1998       1997     (DECREASE)
                                                              --------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Salaries and benefits.......................................  $10,790    $ 9,630      $1,160
Occupancy, furniture and equipment..........................    2,675      2,557         118
Advertising and business development........................      647        690         (43)
Other real estate owned.....................................       35        114         (79)
Other professional services.................................      367        407         (40)
Telephone, stationery and supplies..........................      739        685          54
Data processing.............................................      714        705           9
Customer service costs......................................    1,272        955         317
Regulatory assessments......................................       45         39           6
Operating losses............................................       44        379        (335)
Other.......................................................    1,371        821         550
                                                              -------    -------      ------
  Non-interest expense......................................  $18,699    $16,982      $1,717
                                                              =======    =======      ======

    Non-interest expense increased approximately $1.7 million from approximately $17.0 million for the year ended December 31, 1997 to approximately
$18.7 million for the year ended December 31, 1998. The increase in salaries and benefits accounted for approximately 46% of the increase, or $1.2 million, which is attributed to normal growth in salaries and the necessary funding of accrued vacation expense and the additional funding for the SERP plans of our management. Other operating losses decreased $335 thousand. The 1997 loss was attributable to a fraud on our credit cards. The increase in other non-interest expenses was mainly attributable to the $402 thousand merger expense related to the aborted Western Bancorp transaction.

    The following table shows the detail of non-interest expense for the years ended December 31, 1997 and December 31, 1996:

                                                                 DECEMBER 31,
                                                              -------------------    INCREASE
                                                                1997       1996     (DECREASE)
                                                              --------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Salaries and benefits.......................................  $ 9,630    $ 8,555      $1,075
Occupancy, furniture and equipment..........................    2,557      2,223         334
Advertising and business development........................      690        559         131
Other real estate owned.....................................      114        144         (30)
Other professional services.................................      407        326          81
Telephone, stationery and supplies..........................      685        629          56
Data processing.............................................      705        634          71
Customer service costs......................................      955        894          61
Regulatory assessments......................................       39          1          38
Operating losses............................................      379         30         349
Other.......................................................      821        639         182
                                                              -------    -------      ------
  Non-interest expense......................................  $16,982    $14,634      $2,348
                                                              =======    =======      ======

    Non-interest expense increased approximately $2.3 million from approximately $14.6 million for the year ended December 31, 1996 to approximately $17 million for the year ended December 31, 1997. The increase in salaries and benefits accounted for approximately 44%, or $1.1 million, which is attributed to the opening of a new branch in San Marcos in northern San Diego county in July 1997 and reorganization of the lending offices and marketing department which included additional staffing. Operating losses increased by approximately
$349 thousand due to a $352.8 thousand fraud loss perpetrated on our credit cards in Japan.

    INCOME TAXES

    Our effective rates were 38%, 33% and 38% for years ending December 31, 1998, 1997 and 1996, respectively. The variance from 38% to 33% and back to 38% was due to recognition of permanent differences not recognized in prior years. See Note 6 of our Financial Statements for the Years ended December 1998, 1997 and 1996.

    FINANCIAL CONDITION

    OVERVIEW ANALYSIS OF BALANCE SHEET

    We had total assets of approximately $468.9 million at September 30, 1999 as compared to total assets of $455.6 million as of December 31, 1998. Total Deposits increased from $422.3 million as of December 31, 1998 to $431.8 million as of September 30, 1999. Loans net of deferred fees and costs and unearned income increased to $291.7 million as of September 30, 1999 from $270.0 million as of December 30, 1998. Shareholder' equity increased to $32.1 million as of September 30, 1999 from $29.2 million as of December 31, 1998. We had total assets of approximately $455.6 million at December 31, 1998 as compared to total assets of approximately $418.2 million at December 31, 1997. Total deposits increased from approximately $389.2 million at December 31, 1997 to approximately $422.3 million at December 31, 1998. Loans net of deferred fees and costs and unearned income increased to approximately $272.8 million at December 31, 1998 from approximately $234.6 million at December 31, 1997. Securities at December 31, 1998 were approximately
$122.5 million compared to $125.0 million at December 31, 1997. Shareholders' equity increased from approximately $25.4 million at December 31, 1997 to approximately $29.2 million at December 31, 1998.

    We had total assets of approximately $343.8 million at December 31, 1996 as compared to total assets of approximately $418.2 million at December 31, 1997. Total deposits increased from approximately $318.7 million at December 31, 1996 to $389.2 million at December 31, 1997. Loans net of deferred fees and cost and unearned income increased to $234.6 million at December 31, 1997 from $212.6 million at December 31, 1996. Securities increased to $125.0 million at December 31, 1997 compared to $85.0 million at December 31, 1996. Shareholders' equity increased from $22.4 million at December 31, 1996 to $25.4 million at December 31, 1997.

    CAPITAL ACTIVITIES

    In June 1999, we declared a 5% stock dividend per share payable on July 21, 1999 to Peninsula shareholders of record on July 7, 1999. In June 1998, we declared a 5% stock dividend per share payable on July 24, 1998 to Peninsula shareholders of record on July 10, 1998. In February 1998, we declared a two for one stock split payable on March 27, 1998 to Peninsula shareholders of record on March 11, 1998. In June 1997, we declared a 5% stock dividend payable on July 25, 1997 to Peninsula shareholders of record on July 8, 1997. We declared a 5% stock dividend in 1996, 1995 and 1994, along with quarterly cash dividends totaling $.25, $.23 and $.21 per year for years ended December 31, 1996, 1995 and 1994 respectively.

    In July 1999, we declared a cash dividend of $.093 per share payable on August 27, 1999 to Peninsula shareholders of record on August 13, 1999. In April 1999, we declared a $.086 per share cash dividend payable on May 24, 1999 to Peninsula shareholders of record on May 10, 1999. In January 1999, we declared a $.086 per share cash dividend payable on February 23, 1999 to Peninsula shareholders of record on February 9, 1999.

    In December 1998, we declared a cash dividend of $.038 per share payable on January 6, 1999 to Peninsula shareholders of record on December 18, 1998. In October 1998, we declared a cash dividend of $.076 per share on November 12, 1998 to Peninsula shareholders of record on October 28, 1998. In July 1998, we declared a cash dividend of $.08 per share payable on August 25, 1998 to Peninsula shareholders of record on August 11, 1998. In April 1998, we declared a $.073 per share cash dividend payable on May 27, 1998 to Peninsula shareholders of record on May 13, 1998. In January 1998, we declared a $.068 per share cash dividend payable on February 25, 1998 to Peninsula shareholders of record on February 11, 1998.

    In 1997, we declared total cash dividends for the year of $.27 per share payable on February 27, 1997, May 23, 1997, August 27, 1997 and November 26, 1997 to Peninsula shareholders of record on February 12, 1997, May 9, 1997, August 13, 1997 and November 12, 1997, respectively.

    Peninsula paid stock dividends of 5% in July of 1999, 1998 and 1997. The outstanding shares of Peninsula common stock were also split on a two-for-one basis, effective March 1998. The foregoing dividend information has been adjusted to reflect all such events.

    CASH LIQUIDITY

    Cash liquidity consists of cash and cash equivalents, securities available for sale less pledged securities and reserve requirements divided by total deposits, and treasury tax and loan borrowings less securities pledged for deposit balances. During 1998, we consistently maintained cash liquidity of approximately 40%, which was a product of low loan demand and competition in the marketplace for business. We also committed liquid funds to short term investments during a period when the yield curve was relatively flat. The average amount of reserve requirements for 1998 held in balances at the Federal Reserve was $40 thousand.

    For September 1999, the net cash provided by operating activities was due mainly from net income and deferred loan fees on new loans, less other assets. The decrease in net cash used in investing activities was due to the purchase of "available for sale investments" and net additions to loans, less the proceeds from maturities on "available for sale investments" and proceeds from maturities and principal paydowns on "held to maturity investments". The increase in net cash provided by financing activities was due from an increase in deposit accounts less cash dividends.

    For September 1998, the increase in net cash provided by operating activities was due mainly from net income and deferred loan fees on new loans less other assets. The decrease in net cash used in investing activities was due mainly to the purchases of held to maturity investment securities, purchases of available for sale investment securities, new additions to loans less the proceeds from maturities on available for sale investments and proceeds from maturities/principal paydowns on held to maturity investment securities. The increase in net cash provided by financing activities was due to the increase in deposit accounts less cash dividends.

    INVESTMENT PORTFOLIO

    The fair value of securities available for sale increased from $38.0 million on December 31, 1997, to $39.9 million on December 31, 1998, and to $61.0 million on September 30, 1999. The increase from 1997 to 1998 is attributable to the maturities of securities held to maturity being reinvested in shorter term available for sale securities. Currently, our investment policy requires that maturities of available for sale securities be a maximum of three years or less. During 1999, securities that matured were reinvested in short term available for sale securities to increase liquidity in preparation for any additional liquidity requirements created by Year 2000 concerns.

    The fair value of securities available for sale at the dates indicated are summarized in the table below:

                                                          AT THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                   SEPTEMBER 30, 1999      1998        1997        1996
                                   -------------------   ---------   ---------   ---------
                                                   (DOLLARS IN THOUSANDS)
U.S. Government securities.......        $20,059          $17,014     $28,101     $36,130
U.S. Agency securities...........         40,659           22,918       9,858       4,008
                                         -------          -------     -------     -------
Total available for sale
  securities.....................        $60,718          $39,932     $37,959     $40,138
                                         =======          =======     =======     =======

    The following table shows the maturities of securities available for sale as of December 31, 1998:

                                                                                 1 YEAR
                                                        1 YEAR                  THROUGH
                               TOTAL                   OR LESS                  3 YEARS
                               AMOUNT     YIELD         AMOUNT     YIELD         AMOUNT     YIELD
                              --------   --------      --------   --------      --------   --------
                                                     (DOLLARS IN THOUSANDS)
DECEMBER 31, 1998:
U.S. Government
  securities................  $17,014      5.93%       $12,924      5.94%       $ 4,090      5.90%
U.S. Agency securities......   22,918      5.28%        14,904      5.18%         8,014      5.46%
                              -------                  -------                  -------
Total.......................  $39,932      5.56%       $27,828      5.53%       $12,104      5.61%
                              =======                  =======                  =======
Amortized cost..............  $39,748                  $27,718                  $12,031
                              =======                  =======                  =======

    The following table shows the carrying amounts of the securities held to maturity at the dates indicated:

                                                         AT THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------
                                   SEPTEMBER 30, 1999     1998        1997        1996
                                   ------------------   ---------   ---------   ---------
                                                   (DOLLARS IN THOUSANDS)
U.S. Government securities.......        $16,043         $22,081     $29,108     $12,963
U.S. Agency securities...........         23,252          33,979      23,213      10,164
Mortgage-backed securities.......          4,216           6,034       8,980       1,590
CMOs.............................          5,618          10,297      13,788       6,344
Obligations of state and
  political subdivisions.........          7,331           8,912      10,961      12,823
                                         -------         -------     -------     -------
Total............................        $56,460         $81,303     $86,050     $43,884
                                         =======         =======     =======     =======

    The amortized cost of securities held-to-maturity decreased approximately $4.7 million from $86.1 million on December 31, 1997 to $81.3 million on December 31, 1998. This decrease is largely due to the paydowns on mortgage backed securities due to the lower interest rates in the first half of 1998 and to the maturities of our municipal bonds. The amortized cost of securities held to maturity decreased approximately $24.8 million from December 31, 1998 to September 30, 1999. Maturities and calls on U. S. Government and Agency securities are the main factors contributing to this decrease. Reinvestments were kept short term and placed in the available for sale category.

    The following table shows the maturities of securities held-to-maturity as of December 31, 1998:

                                                         LESS          ONE
                                                         THAN        THROUGH        OVER 5
                                          TOTAL        ONE YEAR      5 YEARS        YEARS
                                         --------      --------      --------      --------
                                                       (DOLLARS IN THOUSANDS)
U. S. Government securities............  $22,081       $ 6,008       $16,073        $   --
  Average yield........................     6.22%         6.58%         6.09%           --
U. S. Agency securities................   33,979         7,743        26,236            --
  Average yield........................     5.95%         5.97%         5.94%           --
Mortgage--backed securities............    6,034           142         3,252         2,640
  Average yield........................     6.39%         7.00%         6.68%         6.00%
CMOs...................................   10,297         4,324         5,973            --
  Average yield........................     6.32%         5.93%         6.60%           --
Obligations of state & political
  subdivisions(1)......................    8,912         2,272         6,640            --
  Average yield........................     4.31%         4.33%         4.30%           --
                                         -------       -------       -------        ------
Total held-to-maturity securities......  $81,303       $20,489       $58,174        $2,640
                                         =======       =======       =======        ======
  Average yield........................     6.08%         6.36%         5.98%         6.18%
                                         =======       =======       =======        ======

------------------------

(1) All of the obligations of state and political subdivision securities are bank qualified tax-exempt securities. There is no adjustment made to yield calculations for this tax-exempt status. Weighted average tax equivalent yield is 6.53% on the state and political subdivision obligations.

    On December 31, 1998, we did not have investments in securities issued by any one non-federal issuer which exceeded 10% of our shareholders' equity.

    On September 30, 1999 we held eight CMO's with an amortized cost of approximately $5.6 million and a current market value of approximately
$5.6 million. The weighted average yield of these investments was 6.39% and the weighted average life was 1.42 years. On December 31, 1998, we held eight CMOs with an amortized cost of approximately $10.3 million and a current market value of approximately $10.3 million. The weighted average yield of these investments was 6.32% and the weighted average life was 1.41 years. All of the CMOs have been tested no less than annually, using the Federal Financial Institutions Examination Council ("FFIEC") "High Risk Security Test", and each of the securities has passed the annual tests.

    We do not have a securities trading account and do not intend to trade securities.

    LOAN AND LEASE PORTFOLIO

    We concentrate our lending activities in three principal areas:

    (1) REAL ESTATE LOANS. Real estate loans are comprised of construction loans, miniperm loans collateralized by first or junior trust deeds on specific properties, and equity lines of credit. The properties collateralizing real estate loans are principally located in our primary market area of San Diego county. The construction loans are comprised of loans on residential and income producing properties. Construction loans generally have terms of one year and typically bear an interest rate that floats with the prime rate or other established index. The miniperm loans finance the purchase and/or ownership of income producing properties. Miniperm loans are generally made with an amortization schedule ranging from fifteen to thirty years, with a lump sum balloon payment due in five to ten years. Equity lines of credit are revolving lines of credit collateralized by junior trust deeds on real property. These equity lines of credit bear a rate of interest that floats with the prime rate and have a maturity of ten years. We also make a number of loans on 1 to 4 family residential properties and 5 or more unit residential properties. From time to time, we purchase participation interests in loans made by other institutions. These loans are subject to the same underwriting criteria and approval process as loans made directly by us. Our real estate portfolio is subject to certain risks, including

       (a) a possible downturn in the Southern California economy such as that which occurred during the early 1990's,

       (b) interest rate increases due to inflation,

       (c) reduction in real estate values in Southern California, and

       (d) continued increases in competitive pricing and loan structure

We strive to reduce the exposure to such risks by (i) reviewing each loan request and renewal individually, (ii) using a Loan Committee process, and
(iii) following written loan policies. Each loan request is reviewed on the basis of our ability to recover both principal and interest in view of the inherent risks of the loan.

    (2) COMMERCIAL LOANS. Commercial loans are made to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. A borrower's cash flow from operations is generally the prime source of repayment. Commercial loans include lines of credit and commercial term loans. Lines of credit are extended to businesses or individuals based on the financial strength and integrity of the borrower and are generally (with some exceptions) collateralized by short term assets such as accounts receivable and inventory, equipment or real estate and generally have a maturity of one year or less. Such lines of credit bear an interest rate that floats with our base rate. Commercial term loans are typically made to finance the acquisition of fixed assets, to refinance short-term debt originally used to purchase fixed assets or, in rare cases, to finance the purchase of businesses. Commercial term loans generally have terms from one to seven years. Commercial term loans may be collateralized by the asset being acquired or other available assets and bear interest which either floats with our base rate or is fixed for the term of the loan. Our portfolio of commercial loans is subject to certain risks, including

       (a) a possible downturn in the Southern California economy,

       (b) possible higher interest rates, and

       (c) the possible deterioration of borrower's financial capabilities over time.

We strive to reduce the exposure to such risks through the direct approval of loans over $100 thousand by our Loan Committee and following written loan policies. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and react to any deterioration noted.

    (3) CONSUMER LOANS AND LEASES. Consumer loans include personal loans, auto loans, boat loans, home improvement loans, equipment loans, revolving lines of credit and other loans typically made by banks to individual borrowers. Loans are offered both on a fixed and variable rate basis. Our consumer loan portfolio is subject to certain risks, including

       (a) the high amount of credit offered to consumers in the market,

       (b) the possibility of higher interest rates due to possible inflation, and

       (c) the consumer bankruptcy laws which allow consumers to discharge certain debts.

We strive to reduce the exposure to such risks through (i) the use of prudent underwriting criteria emphasizing debt service capability, and (ii) the direct approval of loans in excess of $100 thousand by the our Loan Committee and adherence with written credit policies.

    In addition to the dual signature method of loan approval and the adherence to written lending policies, all major loan commitments are reviewed after approval, on a monthly basis, by the full board of directors and quarterly by an outside loan review team.

    The following table sets forth the amount of loans outstanding at the end of the following periods according to the type of loan. Our lending activities are predominately in San Diego County and we have no foreign loans.

                                                                         DECEMBER 31,
                                                     ----------------------------------------------------
                                SEPTEMBER 30, 1999     1998       1997       1996       1995       1994
                                ------------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Real estate construction.....        $ 14,872        $  9,447   $ 10,676   $ 10,274   $  7,952   $  6,793
Real estate mortgage.........         200,697         182,935    156,365    141,622    128,456    120,171
Commercial...................          52,191          51,969     39,297     34,060     27,384     22,940
Installment and other........          28,012          29,425     29,067     27,453     27,765     26,156
                                     --------        --------   --------   --------   --------   --------
Total Loans..................         295,772         273,776    235,405    213,409    191,557    176,060
Less: Deferred Loan
  Origination Fees and
    Costs....................          (1,123)         (1,013)      (849)      (808)      (724)      (708)
Less: Allowance for Loan
  Losses.....................          (2,944)         (2,739)    (2,358)    (2,150)    (1,853)    (1,898)
                                     --------        --------   --------   --------   --------   --------
Net Loans....................        $291,705        $270,024   $232,198   $210,451   $188,980   $173,454
                                     ========        ========   ========   ========   ========   ========

    There are no concentrations of loans exceeding 10% of total loans which were not otherwise disclosed as a category of loans in the above table.

    Gross loans increased $21.9 million from $272.8 million at December 31, 1998 to $294.6 million at September 30, 1999 and the allowance for loan losses increased $205 thousand from $2.7 million at December 31, 1998 to $2.9 million at September 30, 1999. Gross loans increased $38.2 million from $234.6 million at December 31, 1997 to $272.8 million at December 31, 1998 and the allowance for loan losses increased $381 thousand from $2.4 million at December 31, 1997 to $2.7 million at December 31, 1998. Gross loans increased $22.0 million from $212.6 million at December 31, 1996 to $234.6 million at December 31, 1997 and the allowance for loan losses increased $208 thousand from $2.2 million at December 31, 1996 to $2.4 million at December 31, 1997.

    With certain exceptions, a bank is permitted, under California law, to make loans to a single borrower in aggregate amounts up to 25% of its sum of shareholders' equity (excluding the effect of the unrealized gain or loss on securities available for sale included in shareholders' equity), allowance for loan and lease losses, capital reserves, if any, and debentures, if any, for "secured loans" (as defined for regulatory purposes), and up to 15% of such sum for the aggregate of "unsecured loans" (as defined for regulatory purposes). As of September 30, 1999, the lending limit was approximately $8.1 million for secured loans and approximately $4.9 million for unsecured loans. As of December 31, 1998, the lending limit was approximately $7.3 million for secured loans, and approximately $4.4 million for unsecured loans. There were no loans outstanding to a single borrower which exceeded these limits at September 30, 1999 or December 31, 1998.

    MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

    The following table shows the amount of loans outstanding as of December 31, 1998 which, based on the contracted maturities of principal that
(1) are due in the period indicated and (2) their repricing opportunities by fixed or variable rate.

                                                                      ONE
                                                     ONE YEAR OR   THROUGH 5    OVER 5
                                                        LESS         YEARS      YEARS      TOTAL
                                                     -----------   ---------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Real Estate Construction...........................    $ 8,913     $    534    $     --   $  9,447
Real Estate Mortgage...............................     11,662       67,357     103,917    182,936
Commercial.........................................     18,843       23,024      10,101     51,968
Installment and other..............................      2,227       13,509      13,689     29,425
                                                       -------     --------    --------   --------
Total..............................................    $41,645     $104,424    $127,707   $273,776
                                                       =======     ========    ========   ========
LOANS MATURING AFTER ONE YEAR WITH:
Fixed interest rates...............................                $ 65,178    $ 28,820
Variable interest rates............................                  39,246      98,887
                                                                   --------    --------
Total..............................................                $104,424    $127,707
                                                                   ========    ========

    The rate index with which interest rate floats may be the prime rate posted in the Wall Street Journal, the 3 month average of T-Bill rate, the 1 year T-Bill rate, or the 11th District Cost of Funds or our base rate.

    CREDIT QUALITY AND ANALYSIS

    Our policy concerning non-performing loans is to cease accruing interest on these loans, and to charge off all accrued and unpaid interest on loans that are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines that timely collection of the interest will be in doubt. However, in certain circumstances, loans that are past due for 90 days or more may continue accruing interest or interest may not be charged off when the related loans are well secured or in the process of being collected. When we receive cash on nonaccrual loans, our policy is to record such receipts first as a reduction to the principal and then as interest income.

    NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

    The following table reflects our nonaccrual, past due and restructured loans as of September 30, 1999 as well as at December 31 of each year indicated:

                                                                             DECEMBER 31,
                                   SEPTEMBER 30,   ----------------------------------------------------------------
                                       1999          1998          1997          1996          1995          1994
                                   -------------   --------      --------      --------      --------      --------
                                                                (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS:
  Real estate construction.......      $   0       $      0       $   0        $     0       $      0      $      0
  Real estate mortgage...........          0            102           0          1,163             52            24
    Commercial...................          0              0           0              0              0             0
  Installment and other..........          0              0           0              0              0           142
                                       -----       --------       -----        -------       --------      --------
Total............................      $   0       $    102       $   0        $ 1,163       $     52      $    166
                                       =====       ========       =====        =======       ========      ========
Total nonaccrual loans as a
  percentage of gross loans......       0.00%          0.04%       0.00%          0.55%          0.03%         0.09%
Allowance for loan losses to
  nonaccrual loans...............       0.00%       2685.29%       0.00%        184.87%       3563.46%      1143.37%

Loans past due 90 days or more on
  accrual status:
  Real estate mortgage...........      $   0       $     48       $   0        $     0       $    228      $    389
  Commercial.....................          0              0           0              0              0             0
  Installment and other..........          0              0          28              9              0             9
                                       -----       --------       -----        -------       --------      --------
Total............................      $   0       $     48       $  28        $     9       $    228      $    398
                                       =====       ========       =====        =======       ========      ========
RESTRUCTURED LOANS:
  On accrual status..............      $  12       $     12       $  30        $    99       $    211      $    532
  On nonaccrual status(1)........          0              0           0            284              0             0
                                       -----       --------       -----        -------       --------      --------
Total............................      $  12       $     12       $  30        $   383       $    211      $    532
                                       =====       ========       =====        =======       ========      ========

------------------------

(1) Included in nonaccrual loans above.

    Nonaccrual loans increased from $0 at December 31, 1997 to $102 thousand at December 31, 1998. This consisted of one loan with reserves set aside of approximately $15 thousand.

    The nonaccrual loans decreased to $0 at September 30, 1999 from $102 thousand at December 31, 1998. Loans past due for 90 days or more decreased to $0 at September 30, 1999 from $48 thousand at December 31, 1998.

    There are no commitments to lend additional funds to borrowers listed as nonaccrual or past due for 90 days or more.

    POTENTIAL PROBLEM LOANS AND IMPAIRED LOANS


    "Impaired loans" are loans for which it is probable that we will not be able to collect all of the amounts due according to the contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories may overlap. "Nonaccrual loans" include impaired loans and are those loans on which the accrual of interest is discontinued when collectibility of principal and interest is uncertain or payments of principal or interest have become past due for 90 days or more. We may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if it is probable that we will collect all amounts due in accordance with the contractual terms of the loan. Factors considered by management in determining the impairment of loans include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Small homogenous loans may be measured collectively for impairment. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.


    The following table shows the historical trends in nonperforming assets and comparative credit ratios:

    At September 30, 1999 there were no impaired loans. At December 31, 1998 and 1997, impaired loans and the related specific loan allowances were as follows:

                                           RECORDED    ALLOWANCE FOR LOAN      NET
                                          INVESTMENT    AND LEASE LOSSES    INVESTMENT
                                          ----------   ------------------   ----------
                                                     (DOLLARS IN THOUSANDS)
1998 with specific allowances...........     $102              $15             $ 87
1997 with specific allowances...........     $212              $62             $150

    Except as reflected above, our management is not aware of any borrowers who are experiencing severe financial difficulties, or who, in the normal course of business, represent any identified loss potential. We monitor all loans and complete an internal watch list report, which is inclusive of both loans past due and borrowers that have been identified for close monitoring.

    Our lending activities are predominantly in San Diego county. Other than this geographical concentration, and a concentration in real estate loans, we consider the loan portfolio to be diverse, and there are no specific concentrations as to any borrower or group of borrowers that are engaged in similar activities which would cause them to be similarly impacted by economic or other considerations.

    SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR LOAN AND LEASE LOSSES

    The following table summarizes loan balances, loans charged off, the provision for loan losses charged to expense, the allowance, and loan recoveries:

                                                         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  SEPTEMBER 30,   ----------------------------------------------------
                                      1999          1998       1997       1996       1995       1994
                                  -------------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Balance at the beginning of the
  period........................    $  2,739      $  2,358   $  2,150   $  1,853   $  1,898   $  1,585
Loans and leases charged off:
  Real estate mortgage..........           0            21        336          5         92         92
  Real estate construction......           0             0          0          0          0          0
  Commercial....................          30            45         80        240        139        221
  Installment and others........          41            77         95        132        302        234
                                    --------      --------   --------   --------   --------   --------
    Total loans charged off.....          71           143        511        377        533        547
                                    --------      --------   --------   --------   --------   --------
Recoveries on loans and leases
  charged off:
  Real estate mortgage..........           0             0         17          0          0          6
  Real estate construction......           0             0          0          0          0          0
  Commercial....................          46            40        149         82          4         35
  Installment and others........          15            40         55         26         14         24
                                    --------      --------   --------   --------   --------   --------
Total recoveries on loans
  charged off...................          61            80        221        108         18         65
                                    --------      --------   --------   --------   --------   --------
Net loans charged off...........          10            63        290        269        515        482
                                    --------      --------   --------   --------   --------   --------
Provision charged to operating
  expense.......................         215           444        498        566        470        795
                                    --------      --------   --------   --------   --------   --------
Balance at the end of the
  period........................    $  2,944      $  2,739   $  2,358   $  2,150   $  1,853   $  1,898
                                    ========      ========   ========   ========   ========   ========
Loans:
Average loans outstanding during
  the period....................    $281,066      $245,472   $220,845   $203,358   $181,699   $170,516
Gross loans at end of the
  period........................    $294,649      $272,763   $234,556   $212,601   $190,833   $175,352
Ratios:
Net loans charged off to average
  loans.........................        0.00%         0.03%      0.13%      0.13%      0.28%      0.28%
Allowance as a percent of end of
  the period loans..............        1.00%         1.00%      1.01%      1.01%      0.97%      1.08%

    The allowance for loan and lease losses increased from $2.7 million on December 31, 1998 to $2.9 million on September 30, 1999. Net charge off loans for the nine months of 1999 were $10 thousand, with charge off of $71 thousand and recoveries of $61 thousand. The allowance for loan and lease losses increased from $2.4 million at December 31, 1997 to $2.7 million at December 31, 1998. Net loans and leases charged-off decreased from 0.13% for 1997 to 0.03% for 1998. The provision charged to operating expense declined $54 thousand from $498 thousand for 1997 to $444 thousand for 1998.

    The allowance for loan and lease losses increased from $2.2 million at December 31, 1996 to $2.4 million at December 31, 1997. Net loans and leases charged-off remained constant at .13% for the years 1997 and 1996. The provision charged to operating expenses decreased $68 thousand from $566 thousand in 1996 to $498 thousand in 1997.

    Our local markets were severely affected by the recession from 1994 through 1995, and in several instances borrowers who had never reported financial difficulties experienced insufficient cash flows for timely debt service and many declared bankruptcy. During 1996, the economy started a slow recovery which has continued through 1999.

    The allowance for loan and lease losses as a percentage of end of the year loans and leases has remained constant at approximately 1.0% while net loans and leases charged off to average loans and leases has declined from 0.28% at December 31, 1994 to 0.03% at December 31, 1998.

    The following table reflects our management's allocation of the allowance for loan losses by loan type:

                                    ALLOWANCE FOR LOAN AND LEASE LOSSES

                                                                            DECEMBER 31,
                                           SEPTEMBER    ----------------------------------------------------
                                           30, 1999      1998       1997       1996       1995       1994
                                           ----------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Real estate construction................     $   71      $   52     $   99     $   84     $   92     $   98
  Real estate mortgage..................        561         519        714        790        827        871
  Commercial............................        711         691        642        666        523        456
  Installment and other.................        277         279        370        331        353        405
  Not allocated.........................      1,324       1,198        533        279         58         68
                                             ------      ------     ------     ------     ------     ------
    Total...............................     $2,944      $2,739     $2,358     $2,150     $1,853     $1,898
                                             ======      ======     ======     ======     ======     ======

                                         LOANS AND LEASES
                                                                  DECEMBER 31,
                                 SEPTEMBER    ----------------------------------------------------
                                 30, 1999       1998       1997       1996       1995       1994
                                 ----------   --------   --------   --------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
Real estate construction......    $ 14,872    $  9,447   $ 10,676   $ 10,274   $  7,952   $  6,793
Real estate mortgage..........     200,697     182,935    156,365    141,622    128,456    120,171
Commercial....................      52,191      51,969     39,297     34,060     27,384     22,940
Installment and other.........      28,012      29,425     29,067     27,453     27,765     26,156
                                  --------    --------   --------   --------   --------   --------
Total.........................    $295,772    $273,776   $235,405   $213,409   $191,557   $176,060
                                  ========    ========   ========   ========   ========   ========

                                                       PERCENT OF TOTAL LOANS
                                                                                              DECEMBER 31,
                                                    SEPTEMBER       ----------------------------------------------------------------
                                                    30, 1999        1998          1997          1996          1995          1994
                                                    ----------      --------      --------      --------      --------      --------
                                                                                 (DOLLARS IN THOUSANDS)
Real estate construction.........................        5%             3%            5%            5%            4%            4%
Real estate mortgage.............................       68%            67%           66%           66%           67%           68%
Commercial.......................................       18%            19%           17%           16%           14%           13%
Installment and other............................        9%            11%           12%           13%           15%           15%
                                                       ---            ---           ---           ---           ---           ---
Total............................................      100%           100%          100%          100%          100%          100%
                                                       ===            ===           ===           ===           ===           ===

    The allowance for loan and lease losses allocated to the loan and lease categories shown above is based on previous loan and lease loss experience, the level of nonaccrual loans, our management's review of classified loans, and evaluation of the current loan portfolio. While the allowance for loan and lease losses is allocated to specific loans and portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

    IMPAIRED LOANS

    Our impaired loans, as defined by SFAS No.114, totaled approximately
$102 thousand and $212 thousand at December 31, 1998 and 1997, respectively. These loans have allowance for loan and lease losses of approximately
$15 thousand and $62 thousand at December 31, 1998 and 1997, respectively. Our average investment in impaired loans was approximately $186 thousand and $232 thousand during the years ended December 31, 1998 and 1997, respectively. Interest income recognized on impaired loans was approximately $8 thousand and $24 thousand during the years ended December 31, 1997 and 1996, respectively. There were no impaired loans as of September 30, 1999.

    We have established a monitoring system for loans and leases in order to identify impaired loans and potential problem loans and to permit periodic evaluation of impairment and the adequacy of allowance for loan and lease losses in a timely manner. All problem loans and leases are monitored on a monthly basis, making appropriate adjustments to grade classifications where necessary. This monitoring system and allowance methodology includes a loan-by-loan and lease-by-lease analysis for all classified loans and leases, as well as loss factors for the balance of the portfolio that are based on migration analysis relative to both the classified and the unclassified portion of the portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquencies, and risk levels of classified loans and leases and particular loan and lease pool categories.

    We are required, under applicable law and regulations, to review the assets on a regular basis and to classify them as "pass", "special mention", "substandard", "doubtful", or "loss". An asset which possesses no apparent weakness or deficiency is designated as "pass". An asset which possesses weaknesses or deficiencies deserving close attention is designated as "special mention". An asset, or a portion thereof, is generally classified as "substandard" if it possesses a well-defined weakness which could jeopardize the timely liquidation of the asset or realization of the collateral at the asset's book value. Substandard assets are characterized by the possibility that the institution will sustain some loss if the deficiencies are not corrected. An asset or portion thereof, is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events, which are undeterminable at the time of classification. If an asset or portion thereof, is classified as "loss", we charge off such an amount.

    On a quarterly basis, senior management and the board of directors of Peninsula review the adequacy of the allowance for loan and lease losses. A Loan Reserve Analysis report is prepared and reviewed for each loan and lease on our classified asset listings. This report includes all pertinent details about the loan or lease, a write-up of the current status, steps being taken to correct any problems, a detailed workout plan and recommendations as to a classification of the loan and leases. Loans and leases classified as "loss" are immediately charged against the allowance for loan and lease losses.

    Based on the foregoing discussion and all of the factors analyzed by our management in determining the adequacy of the allowance for loan and lease losses, our management believes that the allowance was adequate at December 31, 1998 and September 30, 1999. Our management utilizes its best judgement in providing for possible loan and lease losses and establishing the allowance for loan and lease losses. However, the allowance is an estimate, which is inherently uncertain and depends on the outcome of future events. Although we believe that the allowance for loan and lease losses is adequate, there can be no assurance that the allowance will be adequate to cover future loan and lease losses.

    OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure or through the receipt of a deed in lieu of foreclosure. These assets are recorded at the lower of the carrying value of the loan or the fair value, based on a current appraisal, less selling costs of the related real estate. The excess carrying value, if any, over the fair market value of the asset received is charged to the allowance for loan and lease losses at the time of acquisition. Any subsequent decline in the fair market value of the OREO is recognized as a charge to operations and a corresponding decrease to the OREO asset. Gains from sales and operating expenses associated with OREO assets are included in operations when realized.

    The following table summarizes our net OREO portfolio:

                                                                  DECEMBER 31,
                              SEPTEMBER 30,   ----------------------------------------------------
                                  1999          1998       1997       1996       1995       1994
                              -------------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
Other Real Estate Owned.....      $   0        $ 207      $ 259      $ 485      $1,019     $   0
Percent of Total Assets.....       0.00%        0.05%      0.06%      0.14%       0.32%     0.00%

    DEPOSITS

    In 1996, 1997, 1998 and 1999, we progressively increased deposit rates, which had been low in years 1994 through 1995 due to the lack of competition for deposits at a time when banks were still operating with low or lower than normal loan demand. Since 1995, we have generally become much more aggressive in pricing time deposits, but have yet to make a significant increase in the rate paid on interest-bearing transactional accounts.

    We provide a range of deposit types to meet the needs of the local market. Time deposits, which are normally sensitive to competitive rate changes, are generally used to expand and contract the overall liability position needed to meet the various management ratios established for liquidity, capital, loans to deposits, and other funding measurements. As a policy, we do not accept or solicit brokered deposits.

    The following table shows the average amount of interest bearing and non-interest bearing deposits:

                                 SEPTEMBER 30,
                                 1999 AVERAGE          1998 AVERAGE          1997 AVERAGE          1996 AVERAGE
                              -------------------   -------------------   -------------------   -------------------
                              BALANCE      RATE     BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
                              --------   --------   --------   --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
Noninterest-bearing
  deposits..................  $139,836     0.00%    $132,013     0.00%    $102,047     0.00%    $ 83,107     0.00%
Interest-bearing demand
  deposits..................   126,691     2.28%     115,308     2.18%     114,674     2.09%     101,072     2.21%
Savings deposits............    42,250     2.18%      38,145     2.24%      33,427     2.15%      31,589     2.14%
Time deposits...............   116,649     4.65%     110,625     5.18%     102,293     5.29%      90,565     5.28%
                              --------              --------              --------              --------
Total(1)....................  $425,426     2.17%    $396,091     2.30%    $352,441     2.42%    $306,333     2.51%
                              ========              ========              ========              ========

------------------------

(1) Includes noninterest-bearing deposits for both amounts and rates. Rate represents weighted averages.

    The following table shows the contractual maturity schedule of time certificates of deposit of $100,000 or more as of the dates indicated:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1999            1998
                                                      -------------   ------------
                                                         (DOLLARS IN THOUSANDS)
3 months or less....................................     $35,830         $28,320
Over 3 months through 6 months......................      10,577          11,630
Over 6 months through 12 months.....................      11,165           9,215
Over 1 year.........................................       2,453           3,433
                                                         -------         -------
    Total...........................................     $60,025         $52,598
                                                         =======         =======

    Deposits increased approximately $9.5 million to $431.8 million at September 30, 1999 from $422.3 million at December 31, 1998. Deposits increased approximately $33.1 million, or 8.5%, from approximately $389.2 million at December 31, 1997 to approximately $422.3 million at December 31, 1998. This growth was primarily attributed to the increase in economic activity in San Diego county and the continued expansion of our branch system.

    SHORT TERM BORROWINGS

    We had short-term borrowings through the treasury tax and loan program with a balance of $700 thousand as of September 30, 1999. The average borrowing for 1999 was $586 thousand with an average rate of interest of 4.67%. We had short-term borrowings through the treasury tax and loan program with a balance of $700 thousand as of December 31, 1998 and $600 thousand at December 31, 1997. The maximum borrowing for 1996 and 1995 was $600 thousand. The average borrowing for 1998, 1997 and 1996 was $515 thousand, $562 thousand and $513 thousand, respectively. The average rate of interest paid for 1998, 1997 and 1996 was 5.16%, 4.80% and 7.21%, respectively.

    On an infrequent basis, we have purchased overnight federal funds to facilitate payment for incoming cash letters that are collected through the Federal Reserve Bank. For the nine month period of 1999 our average Federal Funds purchased was $8 thousand, with $0 outstanding as of September 30, 1999. For the years 1998, 1997 and 1996, the average Federal Funds purchased was $211 thousand, $136 thousand and $309 thousand, respectively. To facilitate this requirement, Union Bank of California has extended to us an overnight line of credit with a maximum of $10 million. At December 31, 1996 and 1997, we had no outstanding liability under this agreement. In addition, we have an agreement with the Federal Home Loan Bank of San Francisco for extensions of credit up to a maximum of $31.1 million, secured by qualifying first lien real estate mortgages. We have not found it necessary to exercise this option.

    LIQUIDITY, INTEREST RATE RISK AND MARKET RISK

    Our major sources of liquidity include deposits, maturities and sales of securities, and loan repayments. Deposits are a volatile source of funds because of changing conditions in the interest rate markets and competition. The ability to sell securities without significant loss is subject to changing market conditions. Loan repayments are dependent on the financial abilities of our borrowers.

    Our management believes that current levels and sources of liquidity are sufficient to meet our commitments. Our management utilizes its best judgment in determining levels and sources of liquidity. However, liquidity requirement are inherently uncertain and depend on events in the future. There can be no assurance that the current levels and sources of liquidity will be sufficient to meet our requirements.

    In a rising interest rate environment, when rate sensitive assets ("RSA") exceed rate sensitive liabilities ("RSL"), assets reprice to higher rates more quickly than liabilities reprice, resulting in a net interest margin that tends to rise. When RSL exceed RSA, net interest margin tends to fall in the same interest rate environment. The opposite effect happens in a decreasing interest rate environment. We work to keep the cumulative difference between RSA and RSL as low as possible over a one year cycle. Based on historical reviews, it appears that interest-bearing transactional accounts do not have the same degree of short-term interest rate sensitivity associated with loans that are tied to any immediate change in prime rate or to short-term investments such as federal funds sold.

    The following table breaks down RSA and RSL at September 30, 1999. There are certain assumptions made as to interest rate sensitivity of nonmaturing deposits.

                                            90 DAYS     90-365      1-5       OVER 5
                                            OR LESS      DAYS      YEARS      YEARS      TOTAL
                                            --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Federal funds sold........................  $ 12,540   $      0   $      0   $      0   $ 12,540
Interest-bearing balances due from
  banks...................................       202          0          0          0        202
Securities................................    17,299     37,334     60,658      1,888    117,179
FHLB and FNMA stocks......................         0          0          0      1,729      1,729
Loans and leases..........................   103,284     23,881     65,840    102,767    295,772
                                            --------   --------   --------   --------   --------
Total RSA.................................   133,325     61,215    126,498    106,384    427,422
                                            --------   --------   --------   --------   --------
Savings deposits..........................         0          0     34,300      8,575     42,875
Interest-bearing demand deposits..........         0     36,867     73,734     12,289    122,890
Time certificates of deposit less than
  $100,000................................    31,177     24,832      4,764          0     60,773
Time certificates of deposit of $100,000
  or more.................................    35,830     21,742      2,453          0     60,025
Short-term borrowings.....................       700          0          0          0        700
Other interest-bearing....................         0          0        926          0        926
                                            --------   --------   --------   --------   --------
Total RSL.................................    67,707     83,441    116,177     20,864    288,189
                                            --------   --------   --------   --------   --------
Net RSA-RSL...............................  $ 65,618   $(22,226)  $ 10,321   $ 85,520   $139,233
                                            ========   ========   ========   ========   ========
Cumulative RSA-RSL........................             $ 43,392   $ 53,713   $139,233
                                                       ========   ========   ========
Cumulative as a percentage of total
  assets..................................     13.99%      9.25%     11.45%     29.69%     29.69%
                                            ========   ========   ========   ========   ========

    The following table breaks down RSA and RSL at December 31, 1998. There are certain assumptions made as to interest rate sensitivity of nonmaturing deposits.

                                             90 DAYS     90-365      1-5       OVER 5
                                             OR LESS      DAYS      YEARS      YEARS      TOTAL
                                             --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Federal funds sold.........................  $19,800    $      0   $      0   $      0   $ 19,800
Interest-bearing balances due from banks...      160           0          0          0        160
Securities.................................   21,897      27,318     70,279      1,731    121,235
FHLB and FNMA stocks.......................        0           0          0      1,254      1,254
Loans and leases...........................   53,658      76,221     66,660     77,237    273,776
                                             -------    --------   --------   --------   --------
Total RSA..................................   95,515     103,549    136,939     80,222    416,225
                                             -------    --------   --------   --------   --------

Savings deposits...........................        0           0     32,746      8,186     40,932
Interest-bearing demand deposits...........        0      33,262     76,291     10,757    120,310
Time certificates of deposit less than
  $100,000.................................   28,891      27,482      5,425          0     61,798
Time certificates of deposit of $100,000 or
  more.....................................   28,321      20,844      3,433          0     52,598
Short-term borrowings......................      700           0          0          0        700
Other interest-bearing.....................        0           0        814          0        814
                                             -------    --------   --------   --------   --------
Total RSL..................................   57,912      81,588    118,709     18,943    277,152
                                             -------    --------   --------   --------   --------
  Net RSA-RSL..............................  $37,603    $ 21,961   $ 18,230   $ 61,279   $139,073
                                             =======    ========   ========   ========   ========
Cumulative RSA-RSL.........................             $ 59,564   $ 77,794   $139,073
                                                        ========   ========   ========

Cumulative as a percentage of total
  assets...................................     9.00%      14.25%     18.62%     33.28%     33.28%
                                             =======    ========   ========   ========   ========

                 DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

    As a result of the conversion of shares of Peninsula common stock into shares of U.S. Bancorp Common Stock in the Merger, Peninsula shareholders will become holders of stock of U.S. Bancorp ("U.S. BANCORP STOCKHOLDERS"), and their rights will be governed by the Delaware General Corporation Laws ("DGCL") and by the certificate of incorporation of U.S. Bancorp ("U.S. BANCORP CERTIFICATE") and its Bylaws ("U.S. BANCORP BYLAWS"), which differ in some respects from the California General Corporate Law ("CGCL"), the California Banking Law ("CBL"), the Articles of Incorporation of Peninsula ("PENINSULA ARTICLES") and its Bylaws ("PENINSULA BYLAWS"). The following is a description of U.S. Bancorp's capital stock, including the U.S. Bancorp Common Stock to be issued in the Merger, and a summary of the material differences between the rights of Peninsula shareholders and U.S. Bancorp stockholders. Although it is impractical to compare all of the aspects in which the DGCL and the CGCL/CBL and the companies' governing instruments differ with respect to shareholder rights, the following discussion summarizes the material significant differences between them.

DESCRIPTION OF U.S. BANCORP CAPITAL STOCK

    The following description of the capital stock of U.S. Bancorp does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the U.S. Bancorp Certificate. The following description is qualified by reference to the U.S. Bancorp Certificate, and the certificate of designation for each series of preferred stock of U.S. Bancorp.

    GENERAL

    The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, the board of directors of U.S. Bancorp (the "U.S. BANCORP BOARD") has the power to adopt resolutions that (1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of the preferred stock. This power is limited by applicable laws or regulations and may be delegated to a committee of the U.S. Bancorp Board.

    As of October 31, 1999, 744,797,857 shares of U.S. Bancorp Common Stock were issued (including 17,134,024 shares held in treasury), 102,655,864 shares were reserved for issuance under U.S. Bancorp's employee and director plans, U.S. Bancorp's dividend reinvestment plan and U.S. Bancorp's Term Participating Preferred Stock rights, 86,095 shares were reserved for issuance under outstanding warrants to purchase U.S. Bancorp Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below. As of October 31, 1999, there were 55,907 shares of preferred stock of U.S. Bancorp outstanding and 12,750 shares of preferred stock of U.S. Bancorp reserved for issuance.

    PREFERRED STOCK

    U.S. Bancorp presently has one series of preferred stock issued and outstanding and one series of preferred stock authorized for future issuance. As of October 31, 1999, U.S. Bancorp had 55,907 shares of U.S. Bancorp's Term Participating Preferred Stock (the "TERM PARTICIPATING PREFERRED STOCK") outstanding and 12,750 shares of its Series 1990A Preferred Stock reserved for issuance.

    TERM PARTICIPATING PREFERRED STOCK

    GENERAL. U.S. Bancorp has established a series of preferred stock, par value $1.00 per share, designated as the "Term Participating Preferred Stock." U.S. Bancorp issued such shares as

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consideration in connection with a merger transaction. Holders of Term
Participating Preferred Stock will possess rights to receive U.S. Bancorp Common Stock pursuant to a Rights Agreement, dated as of January 4, 1999, between U.S. Bancorp and U.S. Bank National Association, as Rights Agent.

    The number of shares of Term Participating Preferred Stock will initially be approximately 100,000. The U.S. Bancorp Board may increase or decrease the number of shares, but not below the number then outstanding. Any shares transferred to U.S. Bancorp will be available for reissuance as shares of this series.

    TERM. The shares of Term Participating Preferred Stock will remain until December 31, 2003, or the Early Termination Date, as defined in the Rights Agreement (the "TERM DATE"), unless earlier purchased by U.S. Bancorp. From the Term Date, (1) each share of Term Participating Preferred Stock will represent only the right to receive the number of shares of U.S. Bancorp Common Stock to which the holder of the attached right would be entitled, assuming that the right is validly exercised or deemed exercised and (2) the holders of the Term Participating Preferred Stock will have no other rights or claims against U.S. Bancorp.

    DIVIDENDS. The U.S. Bancorp Board may declare dividends on the Term Participating Preferred Stock, out of funds legally available, on the date occurring prior to the Term Date that dividends or other distributions except those payable in U.S. Bancorp Common Stock, are payable on or in respect of U.S. Bancorp Common Stock and in an amount per share equal to the aggregate amount of dividends or other distributions, except those payable in U.S. Bancorp Common Stock, that would be payable on that date to a holder of the Reference Package (as defined below). Dividends on each share will cumulate from the date such share is originally issued.

    However, any share originally issued after a dividend record date and on or prior to the dividend payment date to which the record date relates will not be entitled to receive the dividend payable on the dividend payment date. Holders of shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends.

    The term "REFERENCE PACKAGE" initially means ten shares of U.S. Bancorp Common Stock. If U.S. Bancorp, at any time after the close of business on the date of initial issuance of the Term Participating Preferred Stock,
(1) declares or pays a dividend on any U.S. Bancorp Common Stock payable in U.S. Bancorp Common Stock, (2) subdivides, by any split, recapitalization or otherwise, any U.S. Bancorp Common Stock or (3) combines any U.S. Bancorp Common Stock into a smaller number of shares, then the Reference Package after this event will be the U.S. Bancorp Common Stock that a holder of the Reference Package immediately prior to the event would hold after the event.

    While any shares of Term Participating Preferred Stock are outstanding, U.S. Bancorp must first pay the full cumulative dividends, including the dividend to be due upon payment of the dividend, distribution, redemption, purchase or other acquisition, on all outstanding shares if U.S. Bancorp (1) declares a dividend upon the U.S. Bancorp Common Stock or upon any other stock ranking junior to the Term Participating Preferred Stock as to dividends or upon liquidation, except for dividends in the stock, or (2) acquires for any consideration, or pays or makes available any money for a sinking fund for the redemption of any shares of the stock, any U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior to or on a parity with the Term Participating Preferred Stock as to dividends or upon liquidation, except by conversion into or exchange for the stock.

    MERGER. If there is a transaction prior to the Term Date in which the shares of U.S. Bancorp Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Term Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property payable in kind, as the case may be, that a holder of the Reference Package would be entitled to receive as a result of the transaction.

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    LIQUIDATION PREFERENCE.  If U.S. Bancorp is liquidated prior to the Term
Date, the holders of shares of Term Participating Preferred Stock will be entitled to receive an amount per share equal to the aggregate amount distributed or to be distributed prior to the date in connection with the liquidation to a holder of the Reference Package. This payment will be made before any distribution or payment is made to the holders of U.S. Bancorp Common Stock or of any other stock of U.S. Bancorp ranking junior to the Term Participating Preferred Stock upon liquidation. This payment also includes accrued dividends to the distribution or payment date, whether or not earned or declared. If the payment is made in full to all holders, or on or following the occurrence of the Term Date, the holders as such will have no right or claim to any of the remaining assets of U.S. Bancorp.

    If the assets of U.S. Bancorp available for distribution to the holders of shares of Term Participating Preferred Stock upon any liquidation of U.S. Bancorp are insufficient to pay all amounts to which the holders are entitled pursuant to the preceding paragraph, no distribution will be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Term Participating Preferred Stock. However, U.S. Bancorp may pay proportionate distributive amounts on account of the shares of Term Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all of these parity shares are respectively entitled upon the liquidation. Upon the liquidation of U.S. Bancorp, the holders of shares of Term Participating Preferred Stock then outstanding will be entitled to be paid out of assets of U.S. Bancorp available for distribution to its stockholders all amounts to which the holders are entitled pursuant to the preceding paragraph before any payment is made to the holders of U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior upon liquidation to the Term Participating Preferred Stock.

    REDEMPTION. The shares of Term Participating Preferred Stock will not be redeemable.

    VOTING. The shares of Term Participating Preferred Stock will not afford their holders any right to vote or consent except as required by law.

    TRANSFER. A share of Term Participating Preferred Stock may not be transferred by any person to whom the share is issued by U.S. Bancorp except:
(1) by an employee to the employee's spouse or children or trusts for their benefit or the benefit of the employee; (2) by the laws of descent; or (3) to U.S. Bancorp; and, in each case, without the receipt of value for the shares.

    U.S. BANCORP SERIES 1990A PREFERRED STOCK

    In connection with the sale by U.S. Bancorp of 37,800,000 shares of U.S. Bancorp Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, U.S. Bancorp may under some circumstances be obligated to issue up to 12,750 shares of its Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance.

    If, at the time of any annual meeting of U.S. Bancorp stockholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on the series, then the number of directors of U.S. Bancorp would be increased by one and the holders of such Series 1990A Preferred Stock, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required for any amendment of the U.S. Bancorp Certificate, including any certificate of designation or any similar document relating to any series of preferred stock of U.S. Bancorp, that will adversely affect the powers, preferences, privileges or rights of the U.S. Bancorp Series 1990A Preferred Stock. The

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affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the U.S. Bancorp
Series 1990A Preferred Stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS

    The rights of holders of U.S. Bancorp Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the U.S. Bancorp Common Stock by (1) limiting the control that the holders may exert by exercise of their voting rights or
(2) subordinating their rights in liquidation to the rights of the holders of preferred stock of U.S. Bancorp. In addition, the issuance of shares of preferred stock of U.S. Bancorp may discourage takeover attempts and other changes in control of U.S. Bancorp by limiting the exercise of control by a person who has gained a substantial equity interest in U.S. Bancorp. U.S. Bancorp has no current plans or agreements with respect to the issuance of any other shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock and the Term Participating Preferred Stock.

    COMMON STOCK

    GENERAL. Each share of U.S. Bancorp Common Stock is entitled to the dividends that may from time to time be declared by the U.S. Bancorp Board of Directors from any funds legally available for dividends. U.S. Bancorp may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, U.S. Bancorp Common Stock unless (1) full dividends, including accumulated dividends, if applicable, have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of U.S. Bancorp and (2) U.S. Bancorp is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of U.S. Bancorp. Holders of U.S. Bancorp Common Stock are entitled to one vote per share. U.S. Bancorp stockholders do not have the right to cumulate their votes in the election of directors. U.S. Bancorp Common Stock has no conversion rights, and the holders of U.S. Bancorp Common Stock have no preemptive or other rights to subscribe for additional securities of U.S. Bancorp. In the event of the liquidation of U.S. Bancorp, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of U.S. Bancorp that may be outstanding, the holders of U.S. Bancorp Common Stock will be entitled to share ratably in the remaining assets of U.S. Bancorp. The U.S. Bancorp Common Stock is listed on the New York Stock Exchange.

    U.S. BANCORP DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its U.S. Bancorp Reinvestment and Purchase Plan, U.S. Bancorp provides eligible stockholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the U.S. Bancorp Reinvestment and Purchase Plan) in additional shares of U.S. Bancorp Common Stock without payment of any brokerage commission or service charge. The U.S. Bancorp Reinvestment and Purchase Plan includes some dollar limitations on participation and provides for eligible stockholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant, while continuing to receive cash dividends on remaining shares.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. U.S. Bancorp has entered into (1) a Stock Purchase Agreement, dated as of May 30, 1990 (as amended, the "STOCK PURCHASE AGREEMENT"), by and among Corporate Partners, L.P. ("CORPORATE PARTNERS"), Corporate Offshore Partners, L.P. ("OFFSHORE" and, together with Corporate Partners, the "PARTNERSHIPS"), The State Board of Administration of Florida ("STATE BOARD") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to in this Proxy Statement collectively as the

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"PURCHASERS"), Corporate Advisors, L.P. and U.S. Bancorp and (2) a Stock
Purchase Agreement, dated as of May 30, 1990 (the "FLORIDA STOCK PURCHASE AGREEMENT"), by and between State Board in its individual capacity and U.S. Bancorp.

    Pursuant to the Stock Purchase Agreement, U.S. Bancorp sold:

    - to Corporate Partners, 26,568,723 shares of U.S. Bancorp Common Stock, 10 Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant,

    - to Offshore, 1,931,928 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant, and

    - to State Board, 2,819,349 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

Pursuant to the Florida Stock Purchase Agreement, U.S. Bancorp sold to State Board 6,480,000 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of U.S. Bancorp Common Stock acquired under it and standstill provisions limiting further acquisitions of U.S. Bancorp Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by U.S. Bancorp for cash, subject to some exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the U.S. Bancorp Board.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists for the specific twelve-month period to which the PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that U.S. Bancorp has not paid a cash dividend equal to $0.0683 per share of U.S. Bancorp Common Stock for each quarter within the twelve-month period. The PSPRs will be exercisable for that number of shares of U.S. Bancorp Common Stock or, subject to the prior approval of the FRB, depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("DEPOSITARY SHARES") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of U.S. Bancorp Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a PSPR could adversely affect the market price of the U.S. Bancorp Common Stock. If the PSPRs were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock.

    Each "RISK EVENT WARRANT" will become exercisable in the event of some defined change of control events with respect to U.S. Bancorp where the value received by holders of the U.S. Bancorp Common Stock is less than $4.625 per share, or in some circumstances in the event the U.S. Bancorp Common Stock is valued at less than $4.625 per share on the tenth anniversary of the closing of the

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transactions contemplated under the Stock Purchase Agreement. The Risk Event
Warrants will be exercisable for that number of shares of U.S. Bancorp Common Stock at an exercise price of $1.25 per share or, in some circumstances, subject to the prior approval of the FRB, Depositary Shares such that the holders of Risk Event Warrants will receive value equal to the shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the U.S. Bancorp Common Stock. If the Risk Event Warrants were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock. In the event of a change in control at a time when the market price of the U.S. Bancorp Common Stock is less than $4.625 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the U.S. Bancorp Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, U.S. Bancorp may, at its option, subject to the prior approval of the FRB, elect to have such Risk Event Warrant become exercisable for other securities of U.S. Bancorp acceptable to the holder of the Risk Event Warrant in lieu of the shares of U.S. Bancorp Common Stock for which the Risk Event Warrant would otherwise become exercisable. In addition, U.S. Bancorp has the right, subject to the prior approval of the FRB, to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the "VALUE SHORTFALL" (as defined in the Stock Purchase Agreement, or the "TERMINATION SHORTFALL AMOUNT" (as defined in the Stock Purchase Agreement), as applicable, after the PSPR or Risk Event Warrant, as the case may be, will have become exercisable. U.S. Bancorp also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted some rights to cause U.S. Bancorp to register with the SEC the U.S. Bancorp Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

ADDITIONAL PROVISIONS OF THE U.S. BANCORP CERTIFICATE AND U.S. BANCORP BYLAWS

    The U.S. Bancorp Certificate requires the affirmative vote of the holders of 80% of the "Voting Stock" (as defined in the U.S. Bancorp Certificate) of U.S. Bancorp to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant stockholders, unless certain price and procedural requirements are met or unless the transaction is approved by the "Continuing Directors" (as defined in the U.S. Bancorp Certificate). In addition, the U.S. Bancorp Certificate provides for classification of the U.S. Bancorp Board into three separate classes, sets a maximum board size of 30 and authorizes action by the stockholders of U.S. Bancorp only pursuant to a meeting and not by a written consent. These provisions of the U.S. Bancorp Certificate can only be amended by the affirmative vote of the holders of not less than 80% of the outstanding U.S. Bancorp voting stock, except with respect to any amendment to the U.S. Bancorp Certificate to reduce the maximum number of U.S. Bancorp directors to the greater of (1) the number of directors then in office and (2) 24, which amendment would require the approval of the holders of a majority of the outstanding of U.S. Bancorp Common Stock pursuant to the DGCL. The U.S. Bancorp Bylaws provide that special meetings of stockholders may be called only by the U.S. Bancorp Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of U.S. Bancorp without negotiation with the U.S. Bancorp Board.

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COMPARISON OF RIGHTS OF U.S. BANCORP STOCKHOLDERS AND PENINSULA SHAREHOLDERS

    GENERAL

    U.S. Bancorp is a bank holding company incorporated under and subject to all the provisions of the DGCL and the U.S. Bancorp Certificate and U.S. Bancorp Bylaws. Peninsula is a California corporation incorporated under and subject to all the provisions of the CGCL, the CBL and the Peninsula Articles and Peninsula Bylaws.

    Upon consummation of the Merger, except for those persons who dissent from the Merger and perfect their dissenters' rights under the National Bank Act (12 U.S.C. Section 215a), Peninsula shareholders will become U.S. Bancorp stockholders. The rights of Peninsula shareholders differ from the rights of U.S. Bancorp stockholders because the Peninsula charter documents and the law of its state of incorporation differ in certain material respects from the U.S. Bancorp charter documents and the law of its state of incorporation.

    The following is a summary of the principal differences in the rights of Peninsula shareholders as compared to the rights of U.S. Bancorp stockholders. For information on how to obtain copies of the U.S. Bancorp Certificate, and the U.S. Bancorp Bylaws, see "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP."

    CAPITAL STOCK

    The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, the U.S. Bancorp Board has the power to adopt resolutions that (1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of the preferred stock. This power is limited by applicable laws or regulations and may be delegated to a committee of the U.S. Bancorp Board.

    As of October 31, 1999, 744,797,857 shares of U.S. Bancorp Common Stock were issued, including 17,134,024 shares held in treasury, 102,655,864 shares were reserved for issuance under U.S. Bancorp's employee and director plans, U.S. Bancorp's dividend reinvestment plan and U.S. Bancorp's Term Participating Preferred Stock rights, 86,095 shares were reserved for issuance under outstanding warrants to purchase U.S. Bancorp Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the PSPRs and Risk Event Warrants. As of October 31, 1999, there were 55,907 shares of preferred stock of U.S. Bancorp outstanding and 12,750 shares of preferred stock of U.S. Bancorp reserved for issuance.

    The authorized capital stock of Peninsula consists of 10,000,000 shares of Peninsula common stock, no par value. As of the Record Date, 2,610,973 shares of Peninsula common stock were issued and outstanding.

    DIRECTORS

    Under the U.S. Bancorp Bylaws, the U.S. Bancorp Board has the authority to determine the number of directors from time to time, provided that, under the U.S. Bancorp Certificate, the number of directors may not be less than 12 nor more than 30. The directors of U.S. Bancorp are divided into three classes (Class I, Class II and Class III), with each class have the same number of directors as nearly as is possible. The term of office of the Class I directors will expire at U.S. Bancorp's annual meeting in 2002, the term of office of the Class II directors will expire at U.S. Bancorp's annual meeting in 2000, and the term of office of the Class III directors will expire at U.S. Bancorp's annual meeting in 2001. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are

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elected for a term expiring at the third succeeding annual election of directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, and the directors so chosen will hold office until the next election of the class for which the directors were chosen and until their successors are elected and qualified.

    The Peninsula Bylaws provide that the Peninsula Board shall consist of not less than seven nor more than thirteen members, with the exact number set in the Peninsula Bylaws or amendment thereof or by resolution of the Peninsula Board or by vote of the Peninsula shareholders. Any amendment to the Peninsula Bylaws affecting the authorized number of directors must be approved by the vote of a majority of shares of Peninsula common stock. The Peninsula Board may adopt a bylaw or an amendment thereof to change the authorized number of directors, but only for the purpose of fixing the exact number of directors within the limits specified in the Peninsula Bylaws. The number of directors is presently fixed at ten. Each director is elected at the annual meeting of Peninsula shareholders to serve a one-year term and until his or her successor is elected.

    The Peninsula Bylaws provide that vacancies in the Peninsula Board, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the Peninsula shareholders. A vacancy in the Peninsula Board created by the removal of a director may only be filled by the vote of a majority of the shares of Peninsula common stock entitled to vote, represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of all of the outstanding shares of Peninsula common stock. The Peninsula shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any election by written consent, except to fill a vacancy by removal, will require the consent of holders of a majority of the outstanding shares of Peninsula common stock entitled to vote.

    INSPECTION OF SHAREHOLDER LISTS

    Under the DGCL any stockholder of record has the right to inspect, copy and make extracts of the stockholder lists and specified stockholder materials, including addresses, shareholdings and some other information, at any time for a purpose reasonably related to the person's interest as a stockholder. For
10 days prior to, and during, a stockholder meeting, the stockholder list must be open to inspection to stockholders for any purpose germane to the meeting. During this 10-day period, the list must be kept at a place specified in the notice of meeting in the city where the meeting is to be held, or, if not specified, at the place the meeting is to be held.

    The right of Peninsula shareholders to inspect the Peninsula shareholder list is governed by the CGCL and the Peninsula Bylaws, which provide that one or more shareholders holding at least five percent of the outstanding voting shares, or one percent in the case of shareholders who have filed a Form F-6 with the FDIC relating to the election of Directors of Peninsula, are entitled to inspect and copy the Peninsula shareholder list during usual business hours upon five business days' prior written demand on Peninsula. In addition, any Peninsula shareholder has the right to inspect the shareholder list and various other corporate records at any time during normal business hours upon written demand, provided that the purpose is related to the Peninsula shareholder's interest as a Peninsula shareholder or a holder of a voting trust certificate. Peninsula shareholders who wish to exercise inspection rights must follow the procedures provided in Section 1600 of the CGCL.

    AMENDMENT OF CHARTER DOCUMENTS

    The DGCL requires approval by the holders of a majority of the voting power of U.S. Bancorp Common Stock and resolution of the U.S. Bancorp Board in order to amend the U.S. Bancorp Certificate of Incorporation. The DGCL reserves the power to amend or repeal the bylaws exclusively

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to the stockholders unless the certificate of incorporation confers such power upon the directors. The U.S. Bancorp Bylaws do not contain any supermajority voting provisions, except as described above under "Additional Provisions of the U.S. Bancorp Certificate and U.S. Bancorp Bylaws."

    The U.S. Bancorp Certificate provides that the U.S. Bancorp Bylaws may be amended or repealed by the U.S. Bancorp Board, subject to the power of the shareholders to amend or repeal any such change to the U.S. Bancorp Bylaws.

    To amend the articles of incorporation of a California corporation, the CGCL generally requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. Pursuant to the CBL, an amendment cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors. The Peninsula Articles do not contain any supermajority voting provisions.

    AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

    Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The U.S. Bancorp Certificate provides that the U.S. Bancorp Bylaws may be amended or repealed by the U.S. Bancorp Board, subject to the power of the stockholders to amend or repeal any such change to the U.S. Bancorp Bylaws. The U.S. Bancorp Bylaws require a majority vote at any special or annual stockholder meeting or a majority vote of the entire board of directors in order to amend or repeal the provisions of the U.S. Bancorp Bylaws.

    The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take these actions. Furthermore, a bylaw provision cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of a such provision, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote. Neither the Peninsula Bylaws nor the Peninsula Articles restricts the power of the Peninsula Board to adopt, amend or repeal the Peninsula Bylaws, except that the Peninsula Bylaws do not permit the Peninsula Board to change the minimum and maximum number of directors set forth in the Peninsula Articles.

    REMOVAL OF DIRECTORS

    The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. If the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. Under the U.S. Bancorp Certificate, U.S. Bancorp stockholders may remove a director only for cause upon a majority vote of the stockholders.

    The CGCL provides that directors may be removed without cause if the removal is approved by the majority of the outstanding shares entitled to vote, but the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed, unless the entire board is removed, if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively without regard to whether cumulative voting is permitted, at an election at which the same total number of votes were cast and the entire number of directors

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authorized at the time of the director's most recent election were then being elected. Peninsula does not currently have a classified board.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    The DGCL permits special meetings of stockholders to be called by the board of directors and any other persons, including stockholders, that the certificate of incorporation or by-laws specify. The DGCL does not require that stockholders be given the right to call special meetings. The U.S. Bancorp Bylaws provide that special meetings of stockholders of the corporation may be called only by the U.S. Bancorp Board or the Chief Executive Officer.

    Under the CGCL, a corporation's board of directors, its chairman of the board of directors, its president, the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders and any additional persons that are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. According to the Peninsula Articles and the Peninsula Bylaws, special meetings of the Peninsula shareholders, for the purpose of taking any action permitted to be taken by the Peninsula shareholders under the CGCL, the Peninsula Articles or the Peninsula Bylaws, may be called at any time by the Chairman of the Board, the President, the Peninsula Board, or by one or more Peninsula shareholders holding not less than ten percent (10%) of the votes entitled to be cast at the meeting. Upon request in writing that a special meeting of Peninsula shareholders be called for any proper purpose, the officer entitled to call a special meeting shall cause notice to be given to Peninsula shareholders entitled to vote not less than 35 not more than 60 days after the receipt of the request. The notice of any special meeting shall specify the general nature of the business to be transacted at such meeting.

    STOCKHOLDER ACTION WITHOUT A MEETING

    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve the action at a meeting of stockholders consent in writing to the action. The U.S. Bancorp Certificate provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

    The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The Peninsula Articles do not otherwise provide. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit directors to be elected by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

    CLASS VOTING

    The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of that class, or alter or change the powers, preferences, or special rights of the shares of that class so as to affect them adversely.

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    The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that:

    - increase or decrease the aggregate number of authorized shares of the class;

    - effect an exchange, reclassification or cancellation of all or part of the shares of the class;

    - effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of the class;

    - change the rights, preferences, privileges or restrictions of the shares of the class;

    - create a new class of shares having rights, preferences or privileges prior to the shares of the class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of that class;

    - divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

    - cancel or otherwise affect dividends on the shares of the class that have accrued but have not been paid.

    In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

    CUMULATIVE VOTING

    Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless this right is granted in the certificate of incorporation. The U.S. Bancorp Certificate does not grant this right.

    Under the CGCL, shareholders have the right to cumulate their votes in the election of directors, but a listed corporation may adopt a provision to eliminate cumulative voting if (1) it has outstanding shares listed on the New York Stock Exchange or the American Stock Exchange or (2) it has outstanding securities designated as qualified for trading on the Nasdaq National Market. The Peninsula shareholders are entitled to cumulative voting rights in connection with the election of directors if the names of the relevant candidate(s) have been placed in nomination prior to commencement of the voting and the shareholder(s) intending to cumulate votes have given notice of their intent at the meeting prior to the cumulative voting of such shareholder's votes.

    PROVISIONS AFFECTING BUSINESS COMBINATIONS

    Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "INTERESTED STOCKHOLDER") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an Interested Stockholder, unless:

    - the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an Interested Stockholder;

    - upon completion of the transaction that resulted in the person becoming an Interested Stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

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    - the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

    These restrictions of Interested Stockholders do not apply under some circumstances, including, but not limited to, the following:

    - if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL; or

    - if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

    The U.S. Bancorp Certificate requires the affirmative vote of the holders of not less than 80% of the outstanding shares of U.S. Bancorp entitled to vote in connection with some "Business Transactions" (as defined in the U.S. Bancorp Certificate) involving a "Related Person" (as defined in the U.S. Bancorp Certificate). The 80% stockholder vote is not required if the Business Transaction meets some "fair price" criteria or in the event the "Continuing Directors" (as defined in the U.S. Bancorp Certificate) approve the transaction. The U.S. Bancorp Certificate also requires the vote of the holders of at least 80% of the outstanding shares of U.S. Bancorp entitled to vote generally in the election of directors to add to, alter, change or repeal the supermajority provisions.

    Neither the CGCL nor the Peninsula Articles contains any provisions similar to the DGCL and the U.S. Bancorp Certificate provisions just described.

    INTERESTED DIRECTOR TRANSACTIONS

    Under both the CGCL and DGCL, some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of the interest if specified conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With some exceptions, the conditions are similar under the CGCL and DGCL. Under the CGCL and DGCL, (a) either the shareholders or the board of directors must approve the contract or transaction after full disclosure of the material facts, and in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved by the board of directors, a committee of the board or the shareholders. In the latter case, the CGCL explicitly places the burden of proof on the interested directors. Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding the contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for the purpose of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Neither U.S. Bancorp nor Peninsula is aware of any plans to propose any transaction involving directors of Peninsula that could not be so approved under California law but could be so approved under Delaware law.

    MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

    Except as disclosed above in "--Provisions Affecting Business Combinations," the DGCL and U.S. Bancorp's governing documents require approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation. The DGCL does not require stockholder approval for

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majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

    Under the CGCL, a merger or consolidation by a California corporation generally requires the affirmative vote of a majority of the outstanding shares entitled to vote in each particular class of shares, voting separately by class. For purposes of this voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "--Class Voting." Neither the Peninsula Articles nor the Peninsula Bylaws provide for any greater vote.

    LOANS TO OFFICERS AND EMPLOYEES

    Loans to directors, officers and employees are governed by provisions in the CBL which establish certain limitations and approval requirements for various types of extensions of credit. These provisions are substantially identical to the similar restrictions in federal law which apply to the banking subsidiaries of U.S. Bancorp. Under the DGCL, a corporation may make loans to, guaranty the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when the action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    SHAREHOLDER DERIVATIVE SUITS

    The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that specified tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if
(1) the stockholder was a stockholder of the corporation at the time of the transaction in question or (2) his or her stock subsequently devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The DGCL does not have a similar bonding requirement.

    RIGHTS OF DISSENTING STOCKHOLDERS

    Under the DGCL, appraisal rights are available to dissenting stockholders in connection with some mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (1) with respect to shares of a corporation that are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities
Dealers, Inc. or held of record by more than 2,000 stockholders, as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or (2) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The U.S. Bancorp Certificate does not provide otherwise. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The U.S. Bancorp Certificate does not so provide.

    Under the CGCL, if approval of the outstanding shares of a corporation is required for a merger, exchange or a sale of all or substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, the CGCL generally does not provide for appraisal rights with respect to shares of some corporations, including those that are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities
Dealers, Inc., as long as the exchange or interdealer quotation system has

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been certified by rule or order of the Commissioner of Corporations of the State of California. An exception to the rule regarding shares listed on a national securities exchange or designated as a national market system security on an interdealer quotations system exists if demands for appraisal are filed with respect to 5% or more of the outstanding shares of that class, in which case the holders of the shares are entitled to appraisal rights. Since Peninsula common stock is listed on the OTC Bulletin Board, the Peninsula shareholders will have appraisal rights. See "DISSENTERS APPRAISAL RIGHTS." The CBL limits the appraisal rights applicable to shareholders of California chartered banks, such as Peninsula, from those generally available under the CGCL by providing that shareholders of the surviving depository corporation in a merger, exchange or sale of assets will not have appraisal rights.

    Under the DGCL, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the CGCL, a shareholder of a corporation that is not listed on a national securities exchange or designated as a national market system security on an interdealer quotations system must deliver written demand for appraisal to the corporation within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares of Peninsula was mailed to the Peninsula shareholders. However, because the Merger being proposed here is with a national association, eligibility is determined by federal law. See "DISSENTERS APPRAISAL RIGHTS."

    DIVIDENDS

    Both the DGCL and the CGCL permit dividends to be paid in cash, property or shares of a corporation's capital stock. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that the payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). Since Peninsula is a California state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the CBL. CBL provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of:

    - the bank's retained earnings; or

    - the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period.

Notwithstanding the previous provision, a bank may, with the prior approval of the DFI make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (1) its retained earnings; (2) its net income for its last fiscal year; or (3) the net income of the bank for its current fiscal year. If the DFI finds that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the DFI may order the bank to refrain from making a proposed distribution.

    Holders of U.S. Bancorp Common Stock are entitled to receive dividends declared by the U.S. Bancorp Board out of funds legally available under the laws of the State of Delaware, subject to the rights of holders of any preferred stock of U.S. Bancorp. During 1998, total dividends on U.S. Bancorp Common Stock were $516.4 million, compared with $445.7 million in 1997 and $406.9 million in 1996. U.S. Bancorp has raised its quarterly dividend rate in each of the past five years. On a per share basis, dividends paid to holders of U.S. Bancorp Common Stock totaled $.70 in 1998, $.62 in 1997, and $.55 in 1996. On
February 17, 1999, the U.S. Bancorp Board increased the quarterly common dividend rate to $.195 from $.175. U.S. Bancorp's primary funding sources for dividends on U.S. Bancorp Common Stock are dividends received from its bank and nonbank subsidiaries. Payment of dividends to U.S.

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Bancorp by its depository subsidiaries is subject to ongoing review by banking regulators and to various statutory limitations. No predictions can be made as to future dividends. The decision to pay dividends is made quarterly by the U.S. Bancorp Board and depends on earnings, cashflow requirements and other factors.

    Holders of Peninsula common stock are entitled to receive dividends declared by the Peninsula Board out of funds legally available under the laws of the State of California, subject to the rights of holders of any preferred stock of Peninsula that may be issued after the date of this Proxy Statement. Peninsula management believes that, were Peninsula not to consummate the Merger, it would likely continue paying quarterly dividends. However, because Peninsula must comply with the CBL when paying dividends, there can be no assurance that Peninsula would continue to pay dividends at this level, if at all.

    PREEMPTIVE RIGHTS OF SHAREHOLDERS

    The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. The U.S. Bancorp Certificate does not provide for preemptive rights. The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The Peninsula Articles do not grant preemptive rights to shareholders.

    INDEMNIFICATION

    The DGCL allows a Delaware corporation to include in its bylaws, and the U.S. Bancorp Bylaws contain, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

    - under Section 174 of the DGCL, which deals generally with unlawful payments of dividends, stock repurchases and redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim or issue as to which the person is adjudged

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liable to the corporation unless, and only to the extent that, the Court of
Chancery of Delaware or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the Court of Chancery of Delaware or the other court deems proper.

    The DGCL provides that a corporation must indemnify a present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter against expenses, including attorneys' fees, actually and reasonably incurred by the person. The U.S. Bancorp Bylaws provide that it will indemnify to the full extent permitted by, and in the manner permissible under, the DGCL any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (i) is or was a director, advisory director, or officer of U.S. Bancorp or any predecessor of U.S. Bancorp, or (ii) is or was a director, advisory director or officer of U.S. Bancorp or any predecessor of U.S. Bancorp and served any other corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of U.S. Bancorp or any predecessor of U.S. Bancorp. These rights of indemnification will not be deemed exclusive of any other rights to which the director, advisory director or officer may be entitled apart from the provisions described herein.

    The U.S. Bancorp Board, in its discretion, will have power on behalf of U.S. Bancorp to indemnify any person, other than a director, advisory director or officer, made a party to any action, suit, or proceeding by reason of the fact that the person, or the testator or intestate of the person, is or was an employee of U.S. Bancorp.

    The DGCL permits a corporation to pay expenses, including attorneys' fees, incurred by an officer or director in defending any proceeding in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that the person is not entitled to indemnity. The U.S. Bancorp Certificate provides that expenses incurred in defending any proceedings will be paid by U.S. Bancorp in advance of the final disposition of the proceedings, and that if required by the DGCL, the advancement of expenses incurred by a U.S. Bancorp indemnitee in his or her capacity as a director or officer, and not in any other capacity, will be made only upon delivery of an undertaking by or on behalf of the U.S. Bancorp indemnitee to repay the amount unless it is ultimately determined that the U.S. Bancorp indemnitee is entitled to indemnification. The U.S. Bancorp Certificate and the DGCL also provide that the indemnification provisions of the U.S. Bancorp Certificate and the statute are not exclusive of any other right that a person seeking indemnification may have or later acquire under any statute, provision of the U.S. Bancorp Certificate and U.S. Bancorp Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the U.S. Bancorp Certificate and the DGCL provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of any subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not U.S. Bancorp would have the power to indemnify the person against the expense, liability or loss under the DGCL.

    The indemnification laws of the CGCL allow indemnification to directors, officers and agents that act in good faith reasonably believing they are acting in the best interests of the corporation. In the case of a criminal matter, the person being indemnified must have had no reasonable basis for believing the conduct to be unlawful. If the indemnification relates to an action by or in the right of the corporation to procure a judgment in its favor, indemnification is limited to expenses actually and reasonably incurred in the conduct of his or her defense or settlement but only if the person acted in

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good faith believing the actions to be in the best interests of the corporation and its shareholders. There is no indemnification for:

    - amounts paid in settlements without court approval for a pending action;

    - expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval;

    - matters in which the person will have been adjudged liable to the corporation unless the court determines that the person is entitled to be indemnified; or

    - other matters specified in the CGCL.

    Under the Peninsula Bylaws, Peninsula may indemnify its directors, officers, employees and other agents (each an "AGENT") to the extent permitted by CGCL. The Peninsula Bylaws also provide that Peninsula may advance expenses incurred in the proceedings just described, upon receipt of an undertaking required by the CGCL.

                          DISSENTERS' APPRAISAL RIGHTS

    Peninsula shareholders who dissent from the Merger may exercise dissenters' rights and receive cash in lieu of U.S. Bancorp Common Stock following the Merger. These rights are provided under federal and state law. The federal law is contained in 12 U.S.C.A. Section 215a (attached as Appendix C). The California law is contained in Sections 1300 and 1304 of the CGCL (attached as Appendix D). To exercise these rights, the shareholder must satisfy eligibility requirements and follow the procedures outlined in the statutes. FAILURE TO ESTABLISH ELIGIBILITY OR TO FOLLOW REQUIRED PROCEDURES WILL RESULT IN LOSS OF DISSENTERS' RIGHTS. The elements of dissenters' rights are: eligibility, demand, valuation, and payment. A brief summary of these elements follows:

ELIGIBILITY

    In order to establish eligibility for dissenters' rights, a shareholder must either (i) vote against the Merger and the Agreement at the Special Meeting or
(ii) notify the presiding officer of the Special Meeting at or prior to the Special Meeting that the shareholder dissents from the plan of merger. Unless a shareholder takes one of these two actions, he will not be eligible for dissenters' rights and will receive U.S. Bancorp Common Stock, not cash, in exchange for his Peninsula common stock.

    If no instructions are indicated on proxies received by Peninsula, the proxies will be voted for the proposal to approve the principal terms of the Merger and the Agreement at the Special Meeting. THOSE PENINSULA SHAREHOLDERS WHO RETURN THEIR PROXIES WITHOUT INSTRUCTIONS, RESULTING IN A VOTE FOR THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND THE AGREEMENT, WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS.

DEMAND

    A shareholder who is eligible for dissenters' rights has the right to require the Surviving Corporation to purchase his or her shares of Peninsula common stock for cash at the fair market value of those shares as of the valuation date. The valuation date (September 1, 1999) is the day immediately prior to the day the proposed Merger was announced. California law does not permit the fair market value to include any appreciation or depreciation in consequence of the Merger. Dissenting shareholders who wish to exercise this right must perfect it by giving U.S. Bancorp a written demand as follows:

    Prior to the 30th day following the date the Merger is consummated, a dissenting shareholder must surrender his Peninsula common stock certificates to U.S. Bancorp with a written demand that the Surviving Corporation purchase those shares for cash at their fair market value as of the valuation date.

The written demand, together with the shareholder's Peninsula common stock certificates, must be delivered to U.S. Bancorp at U.S. Bancorp, U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, Attention:
General Counsel. The demand must:

    - be made by the person who was the shareholder of record on the Record Date or his or her duly authorized representative (if the record owner of the shares is a broker or other nominee, arrangements must be made with that record holder for it to make the demand),

    - state the number of dissenting shares and include the shareholder's certificate; and

    - include a demand that the Surviving Corporation purchase the shares at the fair market value of such shares as of the valuation date.

    In order to help assure that the demand is properly executed and delivered, U.S. Bancorp and Peninsula recommend that the demand:

    - be sent by registered or certified mail, return receipt requested, and properly insured,

    - be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares (must be signed by all owners whose names appear on the stock certificate if more than one), and

    - any person signing a demand in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and be prepared, if U.S. Bancorp requests, to furnish written proof of his or her capacity and authority to sign the demand.

    A DEMAND IS NOT EFFECTIVE FOR ANY PURPOSE IF IT IS NOT RECEIVED BY U.S. BANCORP BEFORE 30 DAYS AFTER THE CONSUMMATION OF THE MERGER. ONCE THE SHAREHOLDER ELIGIBLE TO EXERCISE DISSENTER'S RIGHTS MAKES A DEMAND FOR THE SURVIVING CORPORATION TO PURCHASE THE SHAREHOLDER'S SHARES, THAT DEMAND MAY NOT BE WITHDRAWN WITHOUT THE CONSENT OF THE SURVIVING CORPORATION.

VALUATION

    Under the applicable federal statute, 12 U.S.C. Section 215a, the method of valuing the Peninsula shares is determined by California law. If the Merger is approved, within ten days of the approval, U.S. Bancorp will forward to shareholders that have established their eligibility for dissenters' rights a notice of the approval of the Merger, copies of the sections of the California Corporations Code dealing with valuation of dissenters' shares (Section 1300 and 1304), a statement of the price determined by U.S. Bancorp to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed by shareholders who desire to exercise their dissenters' rights.

    If dissenting shareholders agree with the share value set by the corporation, that will be the price for the shares. If there is a dispute as to whether the price set by the corporation is the fair market value, then the shareholder, within six months after the date on which the notice of approval of the Merger is mailed to the shareholder, may file a complaint in the Superior Court of the County of San Diego to resolve the issue (or may join in an action of another dissenting shareholder).

    PENINSULA SHAREHOLDERS ELIGIBLE TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY CONSIDER THE ABOVE DISCUSSION, APPENDICES C AND D, AND CONSULT AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING THEM.

PAYMENT

    If the value set by U.S. Bancorp is accepted, payment will be made promptly following receipt of a legally sufficient demand received before 30 days after consummation of the Merger. If the value set by

U.S. Bancorp is disputed and the shareholder commences litigation to establish the value, payment will be made promptly following the time a judgment determining the value becomes final.

    A holder of Peninsula common stock ("DISSENTING SHARES"):

    (a) where such stock is outstanding immediately prior to the Effective Time,

    (b) where such stock has been voted against the Merger at the meeting of shareholders where the Merger was approved or as to which the holder has given notice, at or prior to that meeting, to the presiding officer of the meeting that such holder dissents to the Merger, and

    (c) where such holder has made demand on the Surviving Corporation for cash in lieu of U.S. Bancorp Common Stock for such Dissenting Shares following the procedures outlined above,

will be entitled only to receive the fair market value of the Dissenting Shares and not U.S. Bancorp Common Stock for them. If a holder of Peninsula common stock fails to satisfy any of items (a) through (c) above or having satisfied them, with the consent of U.S. Bancorp, waives such rights, such holder will not be eligible for dissenters' rights and each such share will be deemed to have been converted into shares of U.S. Bancorp Common Stock, without any interest thereon.

                                 LEGAL MATTERS

    The validity of the U.S. Bancorp Common Stock to be issued in connection with the Merger will be passed upon by Dorsey & Whitney LLP.

                                    EXPERTS

    The consolidated financial statements of U.S. Bancorp appearing in U.S. Bancorp's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Peninsula Bank of San Diego included in this Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

    Peninsula does not know of any other business to be presented at the Special Meeting and does not currently intend to bring any other matters before the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP

    U.S. Bancorp has filed with the SEC a registration statement under the Securities Act that registers the distribution to Peninsula shareholders of the shares of U.S. Bancorp Common Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about U.S. Bancorp and U.S. Bancorp Common Stock. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Proxy Statement.

    In addition, U.S. Bancorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

   Public Reference Room      New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.        7 World Trade Center            Citicorp Center
         Room 1024                   Suite 1300             500 West Madison Street
  Washington, D.C. 20549      New York, New York 10048            Suite 1400
                                                               Chicago, Illinois
                                                                  60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like U.S. Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about U.S. Bancorp at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows U.S. Bancorp to "incorporate by reference" information into this Proxy Statement. This means that U.S. Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by information that is included directly in this document.

    This Proxy Statement incorporates by reference the documents listed below that U.S. Bancorp has previously filed with the SEC. These documents contain important information about U.S. Bancorp and its financial condition.

U.S. BANCORP SEC FILINGS                              PERIOD
------------------------               -------------------------------------
Annual Report on Form 10-K...........  Year Ended December 31, 1998, as
                                       filed February 26, 1999
Quarterly Reports on Form 10-Q.......  Quarter Ended March 31, 1999, as
                                       filed May 13, 1999
                                       Quarter Ended June 30, 1999, as filed
                                         August 12, 1999
                                       Quarter Ended September 30, 1999, as
                                         filed November 12, 1999
Current Report on Form 8-K...........  Filed January 20, 1999

    U.S. Bancorp incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Report on
Form 8-K, as well as proxy statements. Any of these additional documents may contain information that supersedes information contained in this Proxy Statement or a previously filed document that is incorporated by reference into this Proxy Statement.

    Documents incorporated by reference are available from U.S. Bancorp without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement. You can obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from U.S. Bancorp at the following address:

                                  U.S. BANCORP
                               Investor Relations
                                  U.S. Bancorp
                                U.S. Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302
                            Telephone (612) 973-1111

    U.S. BANCORP HAS SUPPLIED ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT RELATING TO U.S. BANCORP, AS WELL AS ALL PRO FORMA FINANCIAL INFORMATION, AND PENINSULA HAS SUPPLIED ALL SUCH INFORMATION RELATING TO PENINSULA.

    If you would like to request documents, please do so by December 28, 1999 to receive them before the Special Meeting. If you request any incorporated documents from U.S. Bancorp, U.S. Bancorp will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE GIVES YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement (including information included or incorporated by reference in this Proxy Statement) contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following:

    - general economic conditions could be less favorable than expected, resulting in a deterioration in credit quality or a reduced demand for credit or fee-based products and services;

    - changes in the domestic interest rate environment could reduce net interest income;

    - the conditions of the securities markets could change, adversely affecting the availability and terms of funding necessary to meet U.S. Bancorp's liquidity needs;

    - changes in the extensive laws, regulations and policies governing financial services companies, particularly recent bank regulatory reform or the adoption of additional regulatory reform, could alter U.S. Bancorp's business environment or affect its operations;

    - the potential need to adapt to industry changes in information technology systems, on which U.S. Bancorp is highly dependent, could present operational issues or require significant capital spending;

    - competitive pressures could intensify and affect U.S. Bancorp's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the Internet, or recent bank regulatory reform;

    - acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and

    - third parties with which U.S. Bancorp does business may fail to remedy their Year 2000 issues and other unforeseen Year 2000 complications may arise, affecting U.S. Bancorp's operations.

    Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

See "WHERE YOU CAN FIND MORE INFORMATION ABOUT U.S. BANCORP."

                             INDEX OF DEFINED TERMS

Agent.......................................................       89
Agreement...................................................       13
Average Closing Price.......................................       16
Bank Merger Act.............................................       33
BHCA........................................................       33
Cash EPS....................................................       24
CBL.........................................................       73
CGCL........................................................   37, 73
Code........................................................       28
Corporate Partners..........................................       77
CRA.........................................................       34
Depositary Shares...........................................       77
DFI.........................................................       33
DGCL........................................................       73
Dissenting Shares...........................................       91
DOJ.........................................................       34
Effective Date..............................................       26
Effective Time..............................................       26
EPS.........................................................       24
Exchange Agent..............................................       26
Exchange Ratio..............................................       16
FDIC........................................................       34
FFIEC.......................................................       61
Florida Stock Purchase Agreement............................       77
FRB.........................................................       33
GAAP........................................................       28
Injunction..................................................       31
Interested Stockholder......................................       83
IRS.........................................................       40
LTM.........................................................       23
Merger......................................................       13
Modernization Act...........................................       45
OCC.........................................................       33
Offshore....................................................       77
Partnerships................................................       77
OREO........................................................       69
Peninsula Articles..........................................       73
Peninsula Board.............................................       13
Peninsula Bylaws............................................       73
Peninsula common stock......................................    1, 13
Previous Employment Agreements..............................       37
Proxy Statement.............................................       13
PSPR........................................................       77
Purchasers..................................................       77
Record Date.................................................       13
Reference Package...........................................       74
Registration Statement......................................       31
Reported EPS................................................       24

Risk Event Warrant..........................................       77
RSA.........................................................       71
RSL.........................................................       71
SEC.........................................................       30
Securities Act..............................................    1, 22
SERP Agreements.............................................       39
Special Meeting.............................................       13
State Board.................................................       77
Stock Purchase Agreement....................................       77
Superior Proposal...........................................       31
Surviving Corporation.......................................       16
Term Date...................................................       74
Term Participating Preferred Stock..........................       73
Termination Fee.............................................       35
Termination Shortfall Amount................................       78
U.S. Bancorp Board..........................................       73
U.S. Bancorp Bylaws.........................................       73
U.S. Bancorp Certificate....................................       73
U.S. Bancorp Common Stock...................................       16
U.S. Bancorp Stockholders...................................       73
U.S. Bank...................................................       13
Value Shortfall.............................................       78
Voting Agreements...........................................       15

                PENINSULA BANK OF SAN DIEGO FINANCIAL STATEMENTS

                        AND INDEPENDENT AUDITORS' REPORT

TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INDEPENDENT AUDITORS' REPORT................................       F-2

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998,
  1997 AND 1996:

  Balance Sheets............................................       F-3

  Statements of Income and Comprehensive Income.............       F-4

  Statements of Shareholders' Equity........................       F-5

  Statements of Cash Flows..................................       F-6

  Notes to Financial Statements.............................       F-7

UNAUDITED CONDENSED FINANCIAL STATEMENTS FOR THE NINE MONTHS
  ENDED SEPTEMEBER 30, 1999 AND FOR THE YEAR ENDED
  DECEMBER 31, 1998

  Balance Sheets............................................      F-21

  Statements of Income......................................      F-22

  Statement of Shareholders' Equity.........................      F-23

  Consolidated Statements of Cash Flows.....................      F-24

  Notes to Peninsula's Unaudited Condensed Financial
    Statements..............................................      F-25

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Peninsula Bank of San Diego:

    We have audited the accompanying balance sheets of Peninsula Bank of San Diego (the "Bank") as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Peninsula Bank of San Diego as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

[/S/ DELOITTE - TOUCHE LLP]

San Diego, California
January 29, 1999

                          PENINSULA BANK OF SAN DIEGO

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
                                         ASSETS

Cash and due from banks.....................................  $ 19,763,549   $ 33,614,388
Federal funds sold..........................................    19,800,000      6,000,000
                                                              ------------   ------------
      Total cash and cash equivalents.......................    39,563,549     39,614,388
Held to maturity investment securities, at cost (fair value
  of $82,072,058 and $86,733,818, respectively).............    81,303,064     86,049,771
Available for sale investment securities, at fair value
  (amortized cost of $39,748,481 and $37,871,622,
  respectively).............................................    39,932,460     37,958,906
Non-debt investment securities (FHLB and FNMA, at cost).....     1,253,754      1,031,954
                                                              ------------   ------------
      Investment securities--net............................   122,489,278    125,040,631
Loans--net..................................................   270,024,008    232,198,194
Premises and equipment--net.................................    11,975,652     12,059,010
Cash surrender value of life insurance......................     6,105,578      3,950,924
Accrued interest receivable.................................     2,765,264      2,932,578
Deferred tax asset..........................................     1,516,326      1,075,159
Other assets................................................     1,150,021      1,373,815
                                                              ------------   ------------
TOTAL.......................................................  $455,589,676   $418,244,699
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Interest bearing........................................  $275,637,568   $267,574,854
    Non-interest bearing....................................   146,692,220    121,657,119
                                                              ------------   ------------
      Total deposits........................................   422,329,788    389,231,973
  Other liabilities.........................................     4,100,253      3,656,732
                                                              ------------   ------------
      Total liabilities.....................................   426,430,041    392,888,705
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 8 and 9)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 10,000,000 shares authorized,
    2,486,855 shares outstanding (1998) and 2,368,654 (1997)
    outstanding.............................................     2,072,380      1,973,879
  Additional paid-in capital................................    22,101,462     17,043,444
  Retained earnings.........................................     4,878,319      6,407,068
                                                              ------------   ------------
                                                                29,052,161     25,424,391
  Accumulated other comprehensive income, net of tax........       107,474        (68,397)
                                                              ------------   ------------
      Total shareholders' equity............................    29,159,635     25,355,994
                                                              ------------   ------------
TOTAL.......................................................  $455,589,676   $418,244,699
                                                              ============   ============

                       See notes to financial statements.

                          PENINSULA BANK OF SAN DIEGO

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998          1997          1996
                                                        -----------   -----------   -----------
INTEREST INCOME:
  Loans, including fees...............................  $22,586,521   $20,652,233   $19,240,940
  Investment securities:
    U.S. Government agencies..........................    3,361,503     2,187,440     1,409,039
    U.S. Treasury securities..........................    3,103,376     3,290,018     2,577,120
    Municipal bonds...................................      460,995       533,931       634,956
    Federal funds sold, other.........................    1,096,226       571,615       344,270
                                                        -----------   -----------   -----------
      Total interest income...........................   30,608,621    27,235,237    24,206,325

INTEREST EXPENSE ON DEPOSITS..........................    9,194,487     8,600,373     7,765,597
                                                        -----------   -----------   -----------
NET INTEREST INCOME...................................   21,414,134    18,634,864    16,440,728
PROVISION FOR CREDIT LOSSES...........................      444,184       498,139       566,304
                                                        -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES..............................................   20,969,950    18,136,725    15,874,424
                                                        -----------   -----------   -----------
SERVICE CHARGES AND OTHER INCOME......................    4,912,348     4,093,914     3,690,157
GAIN ON SALE OF INVESTMENT SECURITIES.................       24,172        59,871

NON-INTEREST EXPENSE:
  Salaries and benefits...............................   10,790,090     9,629,824     8,555,524
  Occupancy, furniture and equipment..................    2,675,208     2,556,846     2,222,955
  Customer service costs..............................    1,272,381       955,009       893,738
  Telephone, stationery and supplies..................      738,704       684,504       629,437
  Data processing.....................................      714,400       705,199       634,059
  Advertising and business development................      646,686       689,709       558,870
  Merger expense......................................      402,158
  Other professional services.........................      367,095       406,631       325,988
  Operating losses....................................       44,322       378,878        29,597
  Other...............................................    1,049,127       975,245       783,837
                                                        -----------   -----------   -----------
      Total non-interest expense......................   18,700,171    16,981,845    14,634,005
                                                        -----------   -----------   -----------
INCOME BEFORE PROVISION FOR INCOME TAXES..............    7,206,299     5,308,665     4,930,576
PROVISION FOR INCOME TAXES............................    2,704,603     1,707,914     1,876,825
                                                        -----------   -----------   -----------
NET INCOME............................................  $ 4,501,696   $ 3,600,751   $ 3,053,751
                                                        ===========   ===========   ===========
INCOME PER SHARE--BASIC AND DILUTED...................  $      1.81   $      1.45   $      1.23
                                                        ===========   ===========   ===========
COMPREHENSIVE INCOME, NET OF TAX:
  Net income..........................................  $ 4,501,696   $ 3,600,751   $ 3,053,751
  Unrealized holding gains arising during period......      189,995        76,053         4,766
  Less: reclassification adjustment for gains included
    in income.........................................      (14,124)      (31,624)
                                                        -----------   -----------   -----------
  Other comprehensive income..........................      175,871        44,429         4,766
                                                        -----------   -----------   -----------
COMPREHENSIVE INCOME..................................  $ 4,677,567   $ 3,645,180   $ 3,058,517
                                                        ===========   ===========   ===========

                       See notes to financial statements.

                          PENINSULA BANK OF SAN DIEGO

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                     ACCUMULATED
                                                                                        OTHER
                                    COMMON STOCK        ADDITIONAL                  COMPREHENSIVE
                               ----------------------     PAID-IN      RETAINED        INCOME
                                SHARES     PAR VALUE      CAPITAL      EARNINGS        (LOSS)          TOTAL
                               ---------   ----------   -----------   -----------   -------------   -----------
BALANCE AT
  JANUARY 1, 1996............  2,149,284   $1,791,069   $12,766,620   $ 5,557,839     $ (117,592)   $19,997,936
  5% stock dividend..........    107,008       89,173     2,010,859    (2,100,032)
  Cash dividends ($.26 per
    share)...................                                            (642,392)                     (642,392)
  Net income.................                                           3,053,751                     3,053,751
  Other comprehensive income,
    net of tax...............                                                              4,766          4,766
                               ---------   ----------   -----------   -----------     ----------    -----------
BALANCE AT DECEMBER 31,
  1996.......................  2,256,292    1,880,242    14,777,479     5,869,166       (112,826)    22,414,061
  5% stock dividend..........    112,362       93,637     2,265,965    (2,359,602)
  Cash dividends ($.26 per
    share)...................                                            (703,247)                     (703,247)
  Net income.................                                           3,600,751                     3,600,751
  Other comprehensive income,
    net of tax...............                                                             44,429         44,429
                               ---------   ----------   -----------   -----------     ----------    -----------
BALANCE AT DECEMBER 31,
  1997.......................  2,368,654    1,973,879    17,043,444     6,407,068        (68,397)    25,355,994
  5% stock dividend..........    118,201       98,501     5,058,018    (5,156,519)
  Cash dividends ($.35 per
    share)...................                                            (873,926)                     (873,926)
  Net income.................                                           4,501,696                     4,501,696
  Other comprehensive income,
    net of tax...............                                                            175,871        175,871
                               ---------   ----------   -----------   -----------     ----------    -----------
BALANCE AT DECEMBER 31,
  1998.......................  2,486,855   $2,072,380   $22,101,462   $ 4,878,319     $  107,474    $29,159,635
                               =========   ==========   ===========   ===========     ==========    ===========

                       See notes to financial statements.

                          PENINSULA BANK OF SAN DIEGO

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  4,501,696   $  3,600,751   $  3,053,751
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     1,293,890      1,190,205      1,005,672
    Amortization of deferred loan fees......................    (1,560,293)    (1,238,351)    (1,115,203)
    Net amortization of premium on investment securities....      (341,812)       159,050        413,232
    Provision for credit losses.............................       444,184        498,139        566,304
    Gain on sale of investment securities...................       (24,172)       (59,871)
    Deferred loan fees on new loans.........................     1,740,524      1,247,526      1,199,316
    Changes in other assets and liabilities:
      Accrued interest receivable...........................       167,314       (314,809)      (138,136)
      Cash surrender value of life insurance................    (2,154,654)      (366,159)      (355,114)
      Deferred taxes........................................      (441,167)      (505,923)       (44,525)
      Other assets..........................................       223,794        387,416        437,495
      Other liabilities.....................................       443,521        960,180        790,245
                                                              ------------   ------------   ------------
        Net cash provided by operating activities...........     4,292,825      5,558,154      5,813,037
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities on available for sale investment
    securities..............................................    31,000,000     22,054,871     23,500,000
  Proceeds from maturities/principal paydowns on held to
    maturity investment securities..........................    33,799,525      8,243,321      7,988,868
  Purchase of held to maturity investment securities........   (28,951,780)   (50,354,861)    (8,208,953)
  Purchase of available for sale securities.................   (32,532,737)   (27,952,822)   (23,912,254)
  Purchases of non-debt securities..........................      (221,800)       (74,100)       (46,300)
  Proceeds from sales of available for sale investment
    securities..............................................                    8,000,000
  Purchases of premises and equipment.......................    (1,210,532)    (1,877,945)    (1,361,194)
  Net additions to loans....................................   (41,162,257)   (22,550,951)   (22,422,479)
  Proceeds from loans sold..................................     2,712,028        265,470        300,918
                                                              ------------   ------------   ------------
        Net cash used for investing activities..............   (36,567,553)   (64,247,017)   (24,161,394)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposit accounts..........................    33,097,815     70,522,950     21,739,459
  Cash dividends............................................      (873,926)      (703,247)      (642,392)
                                                              ------------   ------------   ------------
        Net cash provided by financing activities...........    32,223,889     69,819,703     21,097,067
                                                              ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........       (50,839)    11,130,840      2,748,710
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    39,614,388     28,483,548     25,734,838
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 39,563,549   $ 39,614,388   $ 28,483,548
                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for income taxes................  $  3,303,401   $  2,163,000   $  2,049,151
                                                              ============   ============   ============
  Cash paid during the year for interest....................  $  9,115,647   $  8,546,971   $  7,786,024
                                                              ============   ============   ============

                       See notes to financial statements.

                          PENINSULA BANK OF SAN DIEGO

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of Peninsula Bank of San Diego (the "Bank") conform to generally accepted accounting principles and the prevailing practices within the banking industry. The following is a description of the more significant accounting policies:

    CASH AND CASH EQUIVALENTS--The Bank's policy is to treat all investments with an original maturity date of less than 90 days as cash equivalents.

    INVESTMENT SECURITIES--Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; all other debt securities are reported available for sale and recorded at fair value, with the related unrealized gains and losses excluded from earnings and reported net of tax as a separate component of other comprehensive income until realized. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

    PREMISES AND EQUIPMENT--Premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives which range from 3 to 40 years, of the related assets.

    LOANS--Loans are stated at the principal amount of outstanding loans, net of undisbursed amounts, participations sold, deferred loan fees and an allowance for credit losses. Loan origination fees, certain direct costs and deferred loan fees are deferred and recognized as an element of interest income over the life of the related loans. Participants are sold without recourse.

    ALLOWANCE FOR LOAN AND LEASE LOSSES--The allowance for loan and lease losses is maintained at a level believed by management to be adequate to meet inherent loan and lease losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current economic conditions that may affect the borrower's ability to pay, specific problem loans and trends in loan delinquencies and charge-offs. The allowance is increased by provisions charged to income and reduced by loan and lease charge-offs, net of recoveries. Loans and leases, including impaired loans, are charged off in whole or in part when, in management's opinion, collectibility is not probable.

    While management uses available information to establish the allowance for loan and lease losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan and lease losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

    The Bank's policy concerning non-performing loans is to cease accruing interest, and to charge off all accrued and unpaid interest on loans which are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines timely collection of the interest to be in doubt.

    However, in certain circumstances loans which are past due 90 days or more may continue accruing interest or interest may not be charged off when the related loans are well secured and in the process of being collected. When the Bank receives cash on nonaccrual loans or leases, the Bank's policy is to record such receipts first as a reduction to the principal and then as interest income. A

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

non-performing loan may be returned to accrual status if the loan or lease performs for a period of at least six months.

    Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Bank will not be able to collect all amounts due according to contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired if it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individual significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

    REAL ESTATE ACQUIRED THROUGH FORECLOSURE--The Bank records real estate acquired through foreclosure at the lesser of the outstanding loan amount or fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the valuation allowance for loan losses and a new basis is established for the property. Declines in value subsequent to acquisition, if any, below the new basis are charged to operations in the period in which the decline occurred. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on the disposition of the properties are included in other noninterest expenses.

    INCOME TAXES--Deferred income taxes are provided by applying statutory tax rates in effect at the balance sheet date to temporary differences between the book bases and the tax bases of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates.

    BASIC EARNINGS PER SHARE--Basic earnings per share is based on the weighted average number of common shares outstanding adjusted retroactively for stock dividends and a two-for-one stock split which occurred in March 1998. The number of shares used in the computation of basic earnings per share was 2,486,855 for 1998, 1997 and 1996. There were no potentially dilutive securities at December 31, 1998, 1997 and 1996.

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". This standard is effective for the Bank's year ending December 31, 1998. SFAS
No. 130 requires that all components of comprehensive income, including net income, be reported net of their related tax effect in the financial statements in the period in which they are recognized. Other comprehensive income includes unrealized gains and losses on available for sale investments.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain reclassifications to prior year balances have been made in order to conform to the current year presentation.

2. INVESTMENT SECURITIES

    The amortized cost and estimated market value of investment securities at December 31, 1998 are as follows:

                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED      MARKET
HELD TO MATURITY                  COST         GAINS        LOSSES        VALUE
----------------              ------------   ----------   ----------   ------------
U.S. Government agencies....  $ 33,979,606   $  139,266    $(76,209)   $ 34,042,663
U.S. Treasury securities....    22,080,690      436,411                  22,517,101
Municipal bonds.............     8,911,732      155,954                   9,067,686
Collateralized mortgage
  obligations...............    10,296,805       51,690      (6,502)     10,341,993
Mortgage-backed
  securities................     6,034,231       68,384                   6,102,615
                              ------------   ----------    --------    ------------
Total held to maturity......    81,303,064      851,705     (82,711)     82,072,058
                              ------------   ----------    --------    ------------

AVAILABLE FOR SALE
------------------
U.S. Government agencies....    22,896,921       28,723    (7,500)     22,918,144
U.S. Treasury securities....    16,851,560      162,756                17,014,316
                              ------------   ----------   --------   ------------
Total available for sale....    39,748,481      191,479    (7,500)     39,932,460
                              ------------   ----------   --------   ------------
Non-debt securities.........     1,253,754                              1,253,754
                              ------------   ----------   --------   ------------
Total investment
  securities................  $122,305,299   $1,043,184   $(90,211)  $123,258,272
                              ============   ==========   ========   ============

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2. INVESTMENT SECURITIES (CONTINUED)

    The amortized cost and estimated market value of investment securities at December 31, 1997 are as follows:

                                               GROSS        GROSS       ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED      MARKET
HELD TO MATURITY                  COST         GAINS        LOSSES        VALUE
----------------              ------------   ----------   ----------   ------------
Municipal bonds.............  $ 10,961,103   $ 109,950    $  (3,993)   $ 11,067,060
U.S. government agencies....    23,213,492     353,409      (40,156)     23,526,745
Collateralized mortgage
obligations.................    13,787,530      37,679      (31,789)     13,793,420
Mortgage-backed
  securities................     8,980,091      22,686         (611)      9,002,166
U.S. Treasury securities....    29,107,555     242,935       (6,063)     29,344,427
                              ------------   ---------    ---------    ------------
Total held to maturity......    86,049,771     766,659      (82,612)     86,733,818
                              ------------   ---------    ---------    ------------

AVAILABLE FOR SALE
------------------
U.S. Treasury securities....    28,006,466      95,541      (1,168)    28,100,839
U.S. government agencies....     9,865,156                  (7,089)     9,858,067
                              ------------   ---------   ---------   ------------
Total available for sale....    37,871,622      95,541      (8,257)    37,958,906
                              ------------   ---------   ---------   ------------
Non-debt securities.........     1,031,954                              1,031,954
                              ------------   ---------   ---------   ------------
Total investment
  securities................  $124,953,347   $ 862,200   $ (90,869)  $125,724,678
                              ============   =========   =========   ============

    The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                HELD TO MATURITY           AVAILABLE FOR SALE
                                            -------------------------   -------------------------
                                                           ESTIMATED                   ESTIMATED
                                             AMORTIZED      MARKET       AMORTIZED      MARKET
                                               COST          VALUE         COST          VALUE
                                            -----------   -----------   -----------   -----------
Due in one year or less...................  $16,023,162   $16,092,684   $27,717,915   $27,827,873
Due after one year through five years.....   48,948,866    49,534,766    12,030,566    12,104,587
                                            -----------   -----------   -----------   -----------

        Total.............................   64,972,028    65,627,450    39,748,481    39,932,460

Collateralized mortgage obligations.......   10,296,805    10,341,993
Mortgage-backed securities................    6,034,231     6,102,615
                                            -----------   -----------   -----------   -----------

        Total debt securities.............  $81,303,064   $82,072,058   $39,748,481   $39,932,460
                                            ===========   ===========   ===========   ===========

    During 1998, the Bank sold investment securities for a realized gain of $24,172. There was a $59,871 realized gain in 1997,and there were no gains or losses on sales of investments during 1996.

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2. INVESTMENT SECURITIES (CONTINUED)

    Except for the U.S. Treasury and certain U.S. government agency securities, the Bank does not own any investment securities of any one issuer of which aggregate adjusted cost exceeds 10% of shareholders' equity at December 31, 1998. Investment securities with an amortized cost of $4,022,502 and an estimated market value of $4,075,000 at December 31, 1998, were pledged to secure public deposits and securities sold under repurchase agreements and for other purposes required or permitted by law.

    Income from mortgage-backed securities is included in interest from U.S. government agencies in the statements of income.

3. LOANS

    The loan portfolio consists of loans held to maturity made principally to borrowers located in the County of San Diego, California and is summarized as follows:

                                                       1998           1997
                                                   ------------   ------------
Real estate......................................  $189,779,818   $166,328,105
Commercial.......................................    65,479,227     49,404,649
Consumer.........................................    29,155,719     29,123,882
Construction.....................................    20,385,730     18,866,406
                                                   ------------   ------------
      Total......................................   304,800,494    263,723,042
Less:
  Undisbursed amounts............................   (14,518,612)   (11,475,829)
  Loan participations sold.......................   (16,505,870)   (16,842,898)
  Unamortized deferred loan fees.................    (1,013,254)      (848,578)
  Allowance for credit losses....................    (2,738,750)    (2,357,543)
                                                   ------------   ------------
Loans--net.......................................  $270,024,008   $232,198,194
                                                   ============   ============

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

3. LOANS (CONTINUED)

    A summary of changes in the Bank's allowance for credit losses follows:

                                              1998         1997         1996
                                           ----------   ----------   ----------
Balance at beginning of year.............  $2,357,543   $2,150,420   $1,853,146
Loans charged off:
  Real estate............................      20,550      335,692        5,000
  Commercial.............................      45,185       80,141      239,724
  Construction...........................
  Consumer...............................      77,944       95,774      132,758
                                           ----------   ----------   ----------
    Total loans charged off..............     143,679      511,607      377,482
Recoveries on loans charged off:
  Real estate............................                   17,500
  Commercial.............................      40,272      149,479       81,663
  Construction...........................
  Consumer...............................      40,430       53,612       26,789
                                           ----------   ----------   ----------
    Total recoveries on loans charged
      off................................      80,702      220,591      108,452
                                           ----------   ----------   ----------
    Net loans charged off................      62,977      291,016      269,030
                                           ----------   ----------   ----------
Provision charged to operating expense...     444,184      498,139      566,304
                                           ----------   ----------   ----------
Balance at end of year...................  $2,738,750   $2,357,543   $2,150,420
                                           ==========   ==========   ==========

    At December 31, 1998 and 1997 the bank had approximately $190,382 and $27,834, respectively, of loans that were ninety days or more past due on which interest was still being accrued. There was one real estate loan at December 31, 1998 totaling $101,552 and no loans at December 31, 1997 on which interest was not being accrued. There were no loans included in the loan portfolio at December 31, 1998 or 1997 which are considered troubled-debt restructurings.

    Impaired loans, as defined by SFAS No. 114, totaled $101,552 and $211,596 at December 31, 1998 and 1997, respectively. These loans have allowances for possible losses of $15,233 and $62,048 at December 31, 1998 and 1997, respectively. The Bank's average investment in impaired loans was $311,403, $231,710 and $971,454 during the years ended December 31, 1998, 1997 and 1996 respectively. Interest income recognized on impaired loans was approximately $16,852, $24,060 and $61,740 during the years ended December 31, 1998, 1997 and
1996, respectively.

    At December 31, 1998 and 1997 impaired loans and the specific loan loss allowance were as follows:

                                                           ALLOWANCE FOR
                                               RECORDED      LOAN AND         NET
                                              INVESTMENT   LEASE LOSSES    INVESTMENT
                                              ----------   -------------   ----------
1998 with specific allowances...............   $101,552       $15,233       $ 86,319
                                               ========       =======       ========
1997 with specific allowances...............   $211,596       $62,048       $149,548
                                               ========       =======       ========

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

3. LOANS (CONTINUED)

    In the normal course of business, the Bank has made loans to certain directors, officers and their affiliates under terms consistent with the Bank's normal lending policies.

    An analysis of activity with respect to these related party loans is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Beginning balance...........................................  $ 7,502,000
New loans...................................................    1,791,000
Repayments/reductions.......................................   (1,249,000)
                                                              -----------
Ending balance..............................................  $ 8,044,000
                                                              ===========

    The Bank has $49,770,615 in loans and $1,253,400 of equity stock in the Federal Home Loan Bank of San Francisco pledged. There were no borrowings from the Federal Home Loan Bank of San Francisco as of December 31, 1998 and 1997.

    Included in other assets is $207,420 and $258,700 in real estate acquired in the settlement of loans at December 31, 1998 and 1997, respectively.

4. PREMISES AND EQUIPMENT

    Premises and equipment at December 31 are summarized as follows:

                                                        1998          1997
                                                     -----------   -----------
Land and improvements..............................  $ 3,932,259   $ 4,213,351
Buildings..........................................    8,307,112     7,727,536
Furniture, fixtures and equipment..................    8,125,388     7,455,934
                                                     -----------   -----------
Total..............................................   20,364,759    19,396,821
Less accumulated depreciation and amortization.....   (8,389,107)   (7,337,811)
                                                     -----------   -----------
Premises and equipment--net........................  $11,975,652   $12,059,010
                                                     ===========   ===========

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

5. DEPOSITS

    Deposits at December 31 are as follows:

                                              1998                      1997
                                     -----------------------   -----------------------
                                        AMOUNT       RATE *       AMOUNT       RATE *
                                     ------------   --------   ------------   --------
Demand.............................  $146,692,220              $121,657,119
Savings............................   161,241,822     2.21%     158,203,277     2.01%
Time:
  Under $100,000...................    54,067,887     5.04%      53,911,764     5.13%
  $100,000 or more.................    48,569,951     5.28%      44,036,352     5.41%
  Individual retirement accounts:
    Under $100,000.................     7,730,106     5.19%       7,603,262     5.47%
    $100,000 or more...............     4,027,802     4.92%       3,820,199     5.98%
                                     ------------              ------------

Total..............................  $422,329,788              $389,231,973
                                     ============              ============

    *Based on weighted average stated interest rates.

    The maturities of time deposits at December 31, 1998 and 1997 are as follows:

                                                          DECEMBER 31,
                                                   ---------------------------
                                                       1998           1997
                                                   ------------   ------------
Three months or less.............................  $ 57,211,033   $ 58,659,778
Four through six months..........................    25,466,472     20,819,532
Seven through twelve months......................    22,859,469     22,799,298
Thereafter.......................................     8,858,772      7,092,969
                                                   ------------   ------------

Total............................................  $114,395,746   $109,371,577
                                                   ============   ============

    Interest expense for certificates of deposit in excess of $100,000 was $2,434,430, $2,243,000 and $1,743,000 for the years ended December 31, 1998,
1997 and 1996, respectively.

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6. INCOME TAXES

    The components of the provision for income taxes are as follows:

                                              1998         1997         1996
                                           ----------   ----------   ----------
Current:
  Federal................................  $2,406,413   $1,625,191   $1,403,902
  State..................................     864,555      619,970      591,808
                                           ----------   ----------   ----------

                                            3,270,968    2,245,161    1,995,710
Deferred:
  Federal................................     451,720     (396,537)     (86,677)
  State..................................    (114,645)    (140,710)     (32,208)
                                           ----------   ----------   ----------

                                              566,365     (537,247)    (118,885)
                                           ----------   ----------   ----------
  Total..................................  $2,704,603   $1,707,914   $1,876,825
                                           ==========   ==========   ==========

    Deferred taxes are provided for the temporary differences which caused them. Deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                          1998         1997
                                                       ----------   ----------
Deferred tax assets:
  Allowance for credit losses........................  $1,033,146   $  850,451
  Retirement accrual.................................     985,053      711,462
  State taxes........................................     112,737       77,770
  Bonus accrual......................................      75,818
  Mark to market.....................................      62,731
  Unrealized (gain) loss on available for sale
    securities.......................................     (76,506)      48,692
  Other..............................................       4,919        4,919
                                                       ----------   ----------

        Total deferred tax assets....................   2,197,898    1,693,294
                                                       ----------   ----------

Deferred tax liabilities:
  Depreciable assets.................................     589,164      545,896
  Prepaid insurance..................................       3,107       22,239
  Other..............................................      89,301       50,000
                                                       ----------   ----------
        Total deferred tax liabilities...............     681,572      618,135
                                                       ----------   ----------

  Net deferred tax asset.............................  $1,516,326   $1,075,159
                                                       ==========   ==========

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6. INCOME TAXES (CONTINUED)

    The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on income as follows:

                                              1998         1997         1996
                                           ----------   ----------   ----------
Taxes calculated at statutory rate.......  $2,446,819   $1,804,943   $1,725,702
Increase (decrease) resulting from:
  State income tax, net of federal tax
    benefit..............................     494,941      316,311      369,336
  Tax-exempt interest....................    (142,537)    (162,039)    (185,404)
  Cash surrender value of life
    insurance............................    (105,396)
  Other, net.............................      10,776     (251,301)     (32,809)
                                           ----------   ----------   ----------
  Total..................................  $2,704,603   $1,707,914   $1,876,825
                                           ==========   ==========   ==========

7. PENSION PLAN

    The Bank has a defined contribution retirement plan covering substantially all employees. Employees electing to participate in the plan contribute an amount ranging from 2% to 6% of their compensation which is matched by the Bank. Contributions are invested in individual accounts designated by the employee and administered by an insurance company. In addition, the Bank has an executive retirement plan which is partially unfunded and partially financed through an insurance program. The costs for both of these plans were approximately $678,000, $404,000 and $353,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

8. COMMITMENTS AND CONTINGENCIES

    LEASES--The Bank has entered into operating leases for the rental of certain of its premises. Minimum future rental commitments as of December 31, 1998 are as follows:

                                               RENT      SUBLEASE
                                             EXPENSE      INCOME        NET
                                            ----------   ---------   ----------
1999......................................  $  524,330   $ (92,090)  $  432,240
2000......................................     436,724     (60,299)     376,425
2001......................................     378,940     (23,055)     355,885
2002......................................     317,750      (7,685)     310,065
2003......................................     301,721                  301,721
Thereafter (through 2021).................   2,289,002                2,289,002
                                            ----------   ---------   ----------
Total.....................................  $4,248,467   $(183,129)  $4,065,338
                                            ==========   =========   ==========

    Certain leases provide for renewal options and increases in rental amounts based upon changes in the consumer price index. The Bank is also responsible for taxes, insurance and maintenance.

    Rent expense under all noncancelable operating lease obligations aggregated $529,000, $481,000 and $441,000 for the years ended December 31, 1998, 1997 and
1996, respectively. Rents received on noncancelable sublease agreements aggregated $89,000, $88,000 and $112,000 for these years, respectively.

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    On an infrequent basis, Peninsula has purchased overnight federal funds to facilitate payment for incoming cash letters that are collected through the Federal Reserve Bank. For the years ended 1998, 1997 and 1996, the average Federal Funds purchased was $18,000, $136,000 and $309,000, respectively. To facilitate this requirement, Union Bank of California has extended to Peninsula an overnight line of credit with a maximum credit limit of $10 million. As December 31, 1998 and 1997, Peninsula had no outstanding liability under this agreement. In addition, Peninsula has an agreement with the Federal Home Loan Bank of San Francisco for extensions of credit to a maximum of $39.3 million secured by qualifying first lien real estate mortgages. Peninsula has not exercised this option during the years ended December 31, 1998 and 1997.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include undisbursed commitments to lend and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1998, the Bank had obligations under standby letters of credit of $1,659,568 and $63,245,000 in commitments.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing agreements, including commercial paper, bond financing, and similar transactions. Standby letters of credit are generally written for a term of one year.

    The Bank uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The agreements with the customers normally require collateral. Such collateral held varies but may include cash on deposit, accounts receivable, inventory, property, plant and equipment, and real estate.

10. REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

10. REGULATORY MATTERS (CONTINUED)

average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1998 and 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                             TO BE CATEGORIZED
                                                                                                  AS WELL
                                                                    FOR CAPITAL              CAPITALIZED UNDER
                                                                      ADEQUACY               PROMPT CORRECTIVE
                                           ACTUAL                     PURPOSES               ACTION PROVISIONS
                                   ----------------------      ----------------------      ----------------------
                                     AMOUNT       RATIO          AMOUNT       RATIO          AMOUNT       RATIO
                                   -----------   --------      -----------   --------      -----------   --------
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets).............  $31,680,826    11.13%       $22,764,447     8.0%        $28,455,556     10.0%
  Tier I Capital (to Risk
    Weighted Assets).............  $28,942,074    10.17%       $11,382,222     4.0%        $17,073,335      6.0%
  Tier I Capital (to Average
    Assets)......................  $28,942,074     6.73%       $17,203,277     4.0%        $21,504,096      5.0%

As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets).............  $27,684,044    11.58%       $19,255,224     8.0%        $24,069,031     10.0%
  Tier I Capital (to Risk
    Weighted Assets).............  $25,326,502    10.60%       $ 9,627,612     4.0%        $14,441,418      6.0%
  Tier I Capital (to Average
    Assets)......................  $25,326,502     6.63%       $15,271,120     4.0%        $19,089,051      5.0%

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

    The Bank had no derivative financial instruments at December 31, 1998 and 1997.

                          PENINSULA BANK OF SAN DIEGO

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values. The Company's policy is to treat all investments with an original maturity date of less than 90 days as cash equivalents.

        INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED AND NON-DEBT SECURITIES): Fair values for investment securities are based on quoted market prices.

        LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, and financial institution loans) are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

        DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    The estimated fair values of the Bank's financial instruments are as follows:

                                                   1998                          1997
                                        ---------------------------   ---------------------------
                                          CARRYING         FAIR         CARRYING         FAIR
                                           AMOUNT         VALUE          AMOUNT         VALUE
                                        ------------   ------------   ------------   ------------
Financial assets:
  Cash and cash equivalents...........  $ 39,563,549   $ 39,563,549   $ 39,614,388   $ 39,614,388
  Investment securities...............   122,489,278    123,258,272    125,040,631    125,724,678
  Loans, net..........................   270,024,008    273,865,428    232,198,194    229,383,938
  Accrued interest receivable.........     2,765,264      2,765,264      2,932,578      2,932,578
                                        ------------   ------------   ------------   ------------
Total.................................  $434,842,099   $439,452,513   $399,785,791   $397,655,582
                                        ============   ============   ============   ============
Financial liabilities:
  Deposits............................  $422,329,788   $423,070,264   $389,231,973   $389,979,306
  Accrued interest payable............       292,843        292,843        300,432        300,432
                                        ------------   ------------   ------------   ------------
Total.................................  $422,622,631   $423,363,107   $389,532,405   $390,279,738
                                        ============   ============   ============   ============

    The Bank has $63,245,000 and $52,712,000 in commitments as of December 31, 1998 and 1997, respectively. The fair values of the Bank's commitments approximate cost.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly reevaluated for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

12. MERGER EXPENSE

    The Bank had $402 thousand merger expense in 1998 as a result of the aborted Western Bancorp transaction.

                          PENINSULA BANK OF SAN DIEGO

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1999            1998
                                                              --------------   -------------
                                                               (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks...................................    $   21,504      $   19,764
  Federal funds sold and repos..............................        12,540          19,800
                                                                ----------      ----------
    Total cash and cash equivalents.........................        34,044          39,564
  FRB & FHLB & FNMA stock...................................         1,729           1,254
  Available for sale-securities.............................        60,718          39,932
  Held to maturity-securities...............................        56,460          81,303
                                                                ----------      ----------
    Total securities........................................       118,907         122,489
  Loans held for investment (net)...........................       291,705         270,024
  Premises and equipment, net...............................        11,014          11,976
  Other assets..............................................        13,260          11,537
                                                                ----------      ----------
    Total assets............................................    $  468,930      $  455,590
                                                                ==========      ==========
LIABILITIES
  Deposits:
  Non-interest bearing deposits.............................    $  145,211      $  146,692
  Interest bearing deposits.................................       286,563         275,638
                                                                ----------      ----------
    Total deposits..........................................       431,774         422,330
  Other liabilities:........................................         5,047           4,100
                                                                ----------      ----------
    Total liabilities.......................................       436,821         426,430

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock, no par value, 10,000,000 shares authorized
    December 1998--2,486,855 issued and outstanding and
    10,000,000 shares authorized September 1999--2,610,973
    issued and outstanding..................................         2,176           2,072
  Additional Paid-in capital................................        25,644          22,102
  Retained earnings.........................................         4,385           4,878
  Unrealized gain/(loss) on available for sale securities...           (96)            108
                                                                ----------      ----------
    Total Equity............................................        32,109          29,160
                                                                ----------      ----------
    Total liabilities and shareholders' equity..............    $  468,930      $  455,590
                                                                ==========      ==========
Number of common shares outstanding.........................     2,610,973       2,610,973
Common shareholders' equity per share.......................    $    12.30      $    11.17
Tangible book value per share...............................    $    12.26      $    11.13

      See "NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENT FOR PENINSULA"

                          PENINSULA BANK OF SAN DIEGO

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                              STATEMENTS OF INCOME

                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                              NINE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             -------------------   -------------------
                                                                 (UNAUDITED)           (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
INCOME
Interest income:
  Loans, including fees....................................        $   18,299            $   16,673
  Interest-bearing deposits in other banks.................               136                   235
  Investment securities....................................             4,914                 5,104
  Federal funds sold and repos.............................               653                   646
                                                                   ----------            ----------
    Total interest income..................................            24,002                22,658
INTEREST EXPENSE
  Deposits.................................................             6,902                 6,754
  Borrowings and other.....................................                74                    64
                                                                   ----------            ----------
    Total interest expense.................................             6,976                 6,818
                                                                   ----------            ----------
  Net interest income......................................            17,026                15,840
    Provision for loan losses..............................               215                   242
                                                                   ----------            ----------
NET INTEREST INCOME AFTER PROVISION........................            16,811                15,598
NON-INTEREST INCOME
  Service charges, commissions and fees....................             3,000                 2,988
  Securities gains (losses)................................                19                    30
  Other income.............................................               713                   703
                                                                   ----------            ----------
    Total non-interest income..............................             3,732                 3,721
NON-INTEREST EXPENSE
  Salaries and benefits....................................             8,521                 7,960
  Occupancy, furniture and equipment.......................             2,095                 2,001
  Advertising and business development.....................               511                   491
  Other real estate owned..................................                32                    32
  Professional services....................................               296                   308
  Telephone, stationary and supplies.......................               515                   553
  Data processing..........................................               589                   536
  Customer service cost....................................               935                   970
  Merger costs.............................................                --                    --
  Other....................................................               849                   803
                                                                   ----------            ----------
    Total non-interest expense.............................            14,343                13,654
  Income before income taxes...............................             6,200                 5,665
  Provision for income taxes...............................             2,358                 2,130
                                                                   ----------            ----------
NET INCOME.................................................        $    3,842            $    3,535
                                                                   ==========            ==========
PER SHARE INFORMATION
  Number of shares (weighted average) basic and diluted....         2,610,973             2,610,973
  Income per share--basic and diluted......................        $     1.47            $     1.35

      See "NOTES TO PENINSULA'S UNAUDITED CONDENSED FINANCIAL STATEMENTS"

                          PENINSULA BANK OF SAN DIEGO

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                       STATEMENT OF SHAREHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                        UNREALIZED
                                                                                      GAIN/(LOSS) ON
                                          COMMON STOCK        ADDITIONAL                AVAILABLE
                                      ---------------------    PAID-IN     RETAINED      FOR SALE
                                       SHARES     PAR VALUE    CAPITAL     EARNINGS     SECURITIES      TOTAL
                                      ---------   ---------   ----------   --------   --------------   --------
                                                               (DOLLARS IN THOUSANDS)
BALANCE AT JANUARY 1, 1999..........  2,486,655    $2,072       $22,102    $ 4,878        $ 108        $29,160
  5% stock dividend.................    124,118       104         3,542     (3,646)
  Cash dividends ($.265 per
    share)..........................                                          (689)                       (689)
  Net income........................                                         3,842                       3,842
  Unrealized loss on available for
    sale securities, net of tax.....                                                       (204)          (204)
                                      ---------    ------       -------    -------        -----        -------
BALANCE AT SEPTEMBER 30, 1999.......  2,610,973    $2,176       $25,644    $ 4,385        $ (96)       $32,109
                                      =========    ======       =======    =======        =====        =======

                          PENINSULA BANK OF SAN DIEGO

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                FOR THE NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................   $  3,842     $  3,535
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................        975          973
    Amortization of deferred loan fees......................     (1,188)      (1,103)
    Net amortization (accrection) of premium (discount) on
      investment securities.................................       (236)        (178)
    Provision for loan loss.................................        215          242
    Gain on sale of investment securites....................        (19)         (30)
    Deferred loan fees on new loans.........................      1,351        1,156
    Loss on sale of premises and equipment..................          0            0
    Change in other Assets and Liabilities
      Other Assets..........................................     (1,514)      (2,290)
      Other Liabilities.....................................        947          (42)
                                                               --------     --------
    Net cash provided by operating activities...............      4,373        2,263
                                                               --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities on available for sale investment
    securities..............................................     21,700       15,000
  Proceeds from maturities/principal paydowns on held to
    maturity investment securities..........................     25,648       26,543
  Purchases of held to maturity investment securities.......       (201)     (19,918)
  Purchases of available for sale investment securities.....    (42,702)     (17,169)
  Proceeds from sales of available for sale investment
    securities..............................................          0            0
  Net Purchases of premises and equipment...................       (424)      (1,134)
  Net additions to loans....................................    (23,451)     (21,485)
  Proceeds from loans sold..................................        782          861
                                                               --------     --------
  Net cash used in investing activities.....................    (18,648)     (17,302)
                                                               --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposit accounts..........................      9,444       17,515
  Cash Dividends............................................       (689)        (566)
                                                               --------     --------
  Net cash provided by financing activities.................      8,755       16,949
                                                               --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     (5,520)       1,910
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     39,564       39,614
                                                               --------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   $ 34,044     $ 41,524
                                                               ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for income taxes..................   $  1,999     $  2,254
                                                               --------     --------
Cash paid during the year for interest......................   $  7,675     $  7,892
                                                               --------     --------

                          PENINSULA BANK OF SAN DIEGO

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

         NOTES TO PENINSULA'S UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

    Our Unaudited Condensed Financial Statements that are included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the condensed financial statements of 1998 to conform to the 1999 presentation. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

    The preparation of Unaudited Condensed Financial Statements in conformity with accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of OREO, and the deferred tax asset.

    The accompanying Unaudited Condensed Financial Statements should be read in conjunction with the financial statements and notes for the year ended
December 31, 1998 included elsewhere herein.

NOTE 2: STATEMENT OF COMPREHENSIVE INCOME

    Comprehensive income is defined as the change in equity during a period from transactions and the events and circumstances from non-owner sources. Comprehensive income generally includes net income, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on investments in certain debt and equity securities (i.e., securities available for sale). Our statement of comprehensive income for the periods presented is as follows (in thousands):

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net Income..................................................   $3,842     $3,535
Holding gains and (losses) arising during the period........     (348)       387
Less reclassification of realized gains included in net
  income....................................................      145       (161)
                                                               ------     ------
Comprehensive Income........................................   $3,639     $3,761
                                                               ======     ======

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 1, 1999
                                    BETWEEN
                                  U.S. BANCORP
                                      AND
                          PENINSULA BANK OF SAN DIEGO

                               TABLE OF CONTENTS

RECITALS.............................................................   A-1

ARTICLE I--CERTAIN DEFINITIONS.......................................   A-1
   1.01  Certain Definitions.........................................   A-1

ARTICLE II--THE MERGER...............................................   A-5
   2.01  The Merger..................................................   A-5
   2.02  Effective Date and Effective Time...........................   A-5

ARTICLE III--MERGER CONSIDERATION; EXCHANGE PROCEDURES...............   A-6
   3.01  Merger Consideration........................................   A-6
   3.02  Rights as Shareholders; Stock Transfers.....................   A-6
   3.03  Fractional Shares...........................................   A-6
   3.04  Exchange Procedures.........................................   A-7
   3.05  Anti-Dilution Provisions....................................   A-8

ARTICLE IV--ACTIONS PENDING ACQUISITION..............................   A-9
   4.01  Forbearances of Seller......................................   A-9
   4.02  Forbearances of Acquirer....................................  A-11

ARTICLE V--REPRESENTATIONS AND WARRANTIES............................  A-11
   5.01  Disclosure Schedule.........................................  A-11
   5.02  Standard....................................................  A-11
   5.03  Representations and Warranties of Seller....................  A-12
   5.04  Representations and Warranties of Acquirer..................  A-21

ARTICLE VI--COVENANTS................................................  A-24
   6.01  Reasonable Best Efforts.....................................  A-24
   6.02  Shareholder Approval........................................  A-24
   6.03  Registration Statement......................................  A-24
   6.04  Press Releases..............................................  A-25
   6.05  Access; Information.........................................  A-25
   6.06  Acquisition Proposals.......................................  A-26
   6.07  Affiliate Agreements........................................  A-26
   6.08  Stock Exchange Listing......................................  A-26
   6.09  Regulatory Applications.....................................  A-26
   6.10  Indemnification; Directors' and Officers' Insurance.........  A-27
   6.11  Takeover Laws; No Right Triggered...........................  A-28
   6.12  Notification of Certain Matters.............................  A-28
   6.13  Certain Loans and Related Matters...........................  A-28
   6.14  Monthly Financial Statements................................  A-29
   6.15  Tax Matters.................................................  A-29
   6.16  Establishment of Accruals...................................  A-29
   6.17  Coordination of Dividends...................................  A-29
   6.18  Updated Disclosure Schedule.................................  A-29
   6.19  Benefit Plans...............................................  A-30

ARTICLE VII--CONDITIONS TO CONSUMMATION OF THE MERGER................  A-30
   7.01  Conditions to Each Party's Obligation to Effect the           A-30
         Merger......................................................
   7.02  Conditions to Obligation of Seller..........................  A-31
   7.03  Conditions to Obligation of Acquirer........................  A-32

ARTICLE VIII--TERMINATION............................................  A-33
   8.01  Termination.................................................  A-33
   8.02  Effect of Termination and Abandonment.......................  A-34
   8.03  Termination Fee.............................................  A-34

ARTICLE IX--MISCELLANEOUS............................................  A-34
   9.01  Survival....................................................  A-34
   9.02  Waiver; Amendment...........................................  A-34
   9.03  Counterparts................................................  A-35
   9.04  Governing Law...............................................  A-35
   9.05  Expenses....................................................  A-35
   9.06  Notices.....................................................  A-35
   9.07  Entire Understanding; No Third Party Beneficiaries..........  A-35
   9.08  Interpretation; Effect......................................  A-36

Signatures...........................................................  A-36

Exhibit A--Form of Agreement to Merge
Exhibit B--Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 1, 1999 (this "Agreement") between U.S. Bancorp ("Acquirer") and Peninsula Bank of San Diego ("Seller").

                                    RECITALS

    A. ACQUIRER. Acquirer is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

    B. SELLER. Seller is a California chartered bank, having its principal place of business in San Diego, California.

    C. U.S. BANK. Acquirer has a wholly owned subsidiary named U.S. Bank National Association ("US Bank") organized under the laws of the United States.

    D. INTENTIONS OF THE PARTIES. Acquirer and Seller intend that the merger (the "Merger") contemplated by Section 2.01 of this Agreement shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    E. BOARD ACTION. The respective Boards of Directors of Seller, Acquirer and US Bank have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the Merger in accordance with the terms provided for herein.

    F. VOTING AGREEMENTS. Simultaneously herewith, certain directors, executive officers and significant shareholders of Seller each have entered into a shareholder voting agreement with Acquirer.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

    "Acquirer" means U.S. Bancorp, a Delaware corporation.

    "Acquirer Average Price" has the meaning set forth in Section 3.01(a).

    "Acquirer Board" means the Board of Directors of Acquirer.

    "Acquirer Common Stock" means the common stock, $1.25 par value per share, of Acquirer.

    "Acquirer Preferred Stock" has the meaning set forth in Section 5.04(b).

    "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

    "Agreement to Merge" means the Agreement to Merge between Seller and US Bank in substantially the form of Exhibit A hereto.

    "Business Combination" has the meaning set forth in Section 3.05.

    "CGCL" means the California General Corporation Law, as amended.

    "Code" has the meaning set forth in the recitals.

    "Compensation and Benefit Plans" has the meaning set forth in
Section 5.03(p)(i).

    "Confidentiality Agreement" has the meaning set forth in Section 6.05(b).

    "Costs" has the meaning set forth in Section 6.10(a).

    "DFI" means the California Department of Financial Institutions.

    "DGCL" means the Delaware General Corporation Law, as amended.

    "DPC Shares" means shares of Seller Common Stock held as a result of debts previously contracted in good faith.

    "Disclosure Schedule" has the meaning set forth in Section 5.01.

    "Dissenting Shares" has the meaning set forth in Section 3.04(f).

    "Effective Date" has the meaning in set forth Section 2.02.

    "Effective Time" has the meaning in set forth Section 2.02.

    "Environmental Law" has the meaning set forth in Section 5.03(s).

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" has the meaning set forth in Section 5.03(p)(iv).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Exchange Agent" has the meaning set forth in Section 3.04(a).

    "Exchange Fund" has the meaning set forth in Section 3.04(a).

    "Exchange Ratio" has the meaning set forth in Section 3.01(a).

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FRB" means the Board of Governors of the Federal Reserve System.

    "GAAP" means United States generally accepted accounting principles, consistently applied.

    "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

    "Hazardous Substance" has the meaning set forth in Section 5.03(s).

    "Indemnified Parties" has the meaning set forth in Section 6.10(a).

    "Injunction" has the meaning set forth in Section 7.01(c).

    "Insurance Amount" has the meaning set forth in Section 6.10(c).

    "Latest Seller Balance Sheet" has the meaning set forth in Section 5.03(g).

    "Leases" has the meaning set forth in Section 5.03(r)(ii).

    "Liabilities" has the meaning set forth in Section 5.03(i).

    "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than liens for taxes not yet due and payable.

    "Loans" has the meaning set forth in Section 5.03(w)(i).

    "Material Adverse Effect" means, with respect to Acquirer or Seller, as the case may be, any effect that: (i) is material and adverse to the financial position, results of operations or business of Acquirer and its Subsidiaries, taken as a whole, or Seller, or (ii) would materially impair the ability of either Acquirer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this

Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of: (a) changes in banking and similar laws of general applicability or interpretations thereof by any court or any Governmental Authority, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any expenses incurred by a party hereto in connection with this Agreement or the transactions contemplated hereby, or (d) any action or omission of Seller or Acquirer or any of its Subsidiaries taken with the prior written consent of the other party hereto.

    "Material Contract" means, with respect to any Person, any agreement, contract, arrangement, commitment or understanding (whether written or oral):
(i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (ii) that materially restricts the conduct of its business, or (iii) that is otherwise material to its financial position, results of operations or business.

    "Merger" has the meaning set forth in Section 2.01(a).

    "Merger Consideration" has the meaning set forth in Section 2.01(a).

    "Millennium Compliant" has the meaning set forth in Section 5.03(aa).

    "Multiemployer Plans" has the meaning set forth in Section 5.03(p)(iii).

    "NYSE" means the New York Stock Exchange.

    "New Certificates" has the meaning set forth in Section 3.04(a).

    "OCC" means the Office of the Comptroller of the Currency.

    "Old Certificates" has the meaning set forth in Section 3.04(a).

    "OREO" means "other real estate owned."

    "Pension Plan" has the meaning set forth in Section 5.03(p)(iii).

    "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

    "Plans" has the meaning set forth in Section 5.03(p)(iii).

    "Previously Disclosed" by a party means information set forth in its Disclosure Schedule.

    "Proxy Statement" has the meaning set forth in Section 6.03(a).

    "Registration Statement" has the meaning set forth in Section 6.03(a).

    "Regulatory Authorities" has the meaning set forth in Section 5.03(k)(i).

    "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

    "SEC" means the Securities and Exchange Commission.

    "SEC Documents" means, with respect to any Person, the Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed subsequent to December 31, 1996 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC.

    "Sections 1300 et seq." has the meaning set forth in Section 3.04(f).

    "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

    "Seller" means Peninsula Bank of San Diego, a California corporation.

    "Seller Articles" means the Articles of Incorporation of Seller.

    "Seller Board" means the Board of Directors of Seller.

    "Seller By-Laws" means the By-Laws of Seller.

    "Seller Common Stock" means the common stock, no par value per share, of Seller.

    "Seller Meeting" has the meaning set forth in Section 6.02.

    "Seller Plans" means those plans set forth on Schedule 5.03(p) in the Disclosure Schedule.

    "Seller Regulatory Reports" has the meaning set forth in
Section 5.03(k)(iii).

    "Seller's Knowledge" means the actual knowledge of any of Seller's Chairman and Chief Executive Officer, President, any Executive Vice President or any Senior Vice President other than those Senior Vice Presidents Previously Disclosed.

    "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

    "Superior Proposal" means a bona fide Takeover Proposal which the Seller Board determines in its reasonable good faith judgment to be more favorable to the Seller's shareholders than the Merger (after receiving the written opinion, with only customary qualifications, of the Seller's independent financial advisor that the financial value of the consideration provided for in such Takeover Proposal exceeds the financial value of the Merger Consideration) and for which financing, to the extent required, is then committed by a third party or which, in the reasonable good faith judgment of the Seller Board (after receiving the written advice of the Seller's independent financial advisor), is highly likely to be financed by such third party.

    "Surviving Entity" has the meaning set forth in Section 2.01(a).

    "Takeover Laws" has the meaning set forth in Section 5.03(bb).

    "Takeover Proposal" means, with respect to any Person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Seller, other than the transactions contemplated by this Agreement.

    "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

    "Termination Fee" has the meaning set forth in Section 8.03.

    "Treasury Stock" means shares of Seller Common Stock held by Seller or by Acquirer or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

    "Trust Account Shares" means shares of Seller Common Stock held in a fiduciary (including custodial or agency) capacity.

    "US Bank" has the meaning set forth in the Recitals to this Agreement.

                                   ARTICLE II
                                   THE MERGER

    2.01  THE MERGER.

    (a) THE SURVIVING ENTITY. At the Effective Time, Seller shall merge with and into US Bank (the "Merger"), the separate corporate existence of Seller shall cease and US Bank shall survive and continue to exist as a national banking association formed under the laws of the United States (US Bank, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"). Acquirer may at any time prior to the Effective Time change the method of effecting the combination with Seller (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Seller directly with and into another wholly-owned subsidiary of Acquirer, in which either Seller or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount, method of calculating or kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration") or the relative equity interest in the Surviving Entity represented thereby, (ii) adversely affect the tax treatment of Seller's shareholders as a result of receiving the Merger Consideration, or
(iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    (b) EFFECTS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective in accordance with the procedures adopted by the OCC, implementing 12 U.S.C. Section215a.

    (c) ARTICLES OF ASSOCIATION AND BY-LAWS. The articles of association and by-laws of the Surviving Entity immediately after the Effective Time shall be those of US Bank as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY. The directors and officers of the Surviving Entity immediately after the Effective Time shall be the directors and officers of US Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Agreement to Merge to be executed and filed with the OCC in accordance with all applicable legal requirements. The Merger provided for herein shall become effective upon such filing or on such date as otherwise may be specified in the Agreement to Merge, which date shall be (i) be within ten business days after the date on which the last of the conditions set forth in Sections 7.01,
7.02 and 7.03 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Acquirer, on the last business day of the month in which such day occurs) or, (ii) on such other date to which the parties hereto may agree in writing. The date of such filing or such later effective date is herein called the "Effective Date." The time on the Effective Date when the Merger shall become effective as set forth in the Agreement to Merge is referred to as the "Effective Time."

                                  ARTICLE III
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

    3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) OUTSTANDING SELLER COMMON STOCK. Each share of Seller Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted, subject to Sections 3.04(f) and 3.05, into that number of shares of Acquirer Common Stock equal to the quotient obtained by dividing (i) 40.00 by (ii) the Acquirer Average Price (the "Exchange Ratio"). As used herein, "Acquirer Average Price" shall mean the average of the daily closing sales prices of a share of Acquirer Common Stock as reported on the consolidated tape of the NYSE during the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date; PROVIDED, HOWEVER, that:

    (i) if the Acquirer Average Price as so computed would be less than $27.4125 but greater than or equal to $24.1875, then the Acquirer Average Price shall be $27.4125; and

    (ii) if the Acquirer Average Price as so computed would be greater than $37.0875 but less than or equal to $40.3125, then the Acquirer Average Price shall be $37.0875;

Notwithstanding the foregoing:

    (i) if the Acquirer Average Price is less than $24.1875, then the Exchange Ratio shall be adjusted so that it is equal to the quotient obtained by dividing 35.2941 by the Acquirer Average Price; and

    (ii) if the Acquirer Average Price is greater than $40.3125, then the Exchange Ratio shall be adjusted so that it is equal to the quotient obtained by dividing 43.4783 by the Acquirer Average Price.

    (b) TREASURY STOCK. Each of the shares of Seller Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    (c) OUTSTANDING ACQUIRER COMMON STOCK. Each share of Acquirer Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected and, together with the shares converted into Acquirer Common Stock pursuant to Section 3.01(a), shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Entity.

    (d) OUTSTANDING US BANK COMMON STOCK. Each share of common stock of US Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected and shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Entity.

    3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to Seller Common Stock with a record date occurring prior to the Effective Date and the consideration provided under this Article III, including any dissenter's rights provided in Section 3.04(f). After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Entity of shares of Seller Common Stock.

    3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Acquirer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquirer shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Acquirer Common Stock (after taking into account all of the shares of Seller Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Acquirer Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

    3.04  EXCHANGE PROCEDURES.

    (a) DEPOSIT OF EXCHANGE FUND. At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with such bank or trust company (which may be a Subsidiary of Acquirer) as Acquirer shall elect, subject to the reasonable approval of Seller (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Seller Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates or book-entry securities representing the shares of Acquirer Common Stock ("New Certificates") and the cash in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for the shares of Seller Common Stock outstanding immediately prior to the Effective Time.

    (b) EXCHANGE OF CERTIFICATES. As promptly as practicable after the Effective Date, and in any event no later than ten business days after the Effective Date, Acquirer shall send or cause to be sent to each former holder of record of shares of Seller Common Stock (other than Treasury Stock) immediately prior to the Effective Time transmittal materials (which shall be subject to the reasonable approval of Seller) for use in exchanging such shareholder's Old Certificates for the Merger Consideration set forth in this Article III. Acquirer shall cause the New Certificates representing Acquirer Common Stock into which shares of a shareholder's Seller Common Stock are converted on the Effective Date and/or any check in respect of fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Seller Common Stock (or indemnity reasonably satisfactory to Acquirer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

    (c) UNCLAIMED CERTIFICATES. If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquirer (and to the extent not in its possession shall be paid over to Acquirer), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) DISTRIBUTIONS IN RESPECT OF UNCLAIMED CERTIFICATES. No dividends or other distributions with respect to Acquirer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Merger into the right to receive shares of such Acquirer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this
Section 3.04, and no such shares of Acquirer Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this
Section 3.04. After becoming so entitled after having complied with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of Acquirer Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) DISPOSITION OF UNCLAIMED EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be returned by the Exchange Agent to Acquirer. Any shareholders of Seller who have not theretofore complied with this Article III shall thereafter look only to Acquirer for payment of the shares of Acquirer Common Stock, cash in lieu of any fractional shares of Acquirer Common Stock, and unpaid dividends and distributions on Acquirer Common Stock deliverable in respect of each share of Seller Common Stock such shareholder holds immediately prior to the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon.

    (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are outstanding immediately prior to the Effective Time and which constitute dissenting shares as provided in 12 U.S.C. 215a (such shares are referred to herein as "Dissenting Shares") shall not be converted into shares of Acquirer Common Stock but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares as determined in accordance with the provisions of Sections 1300-1312 ("Sections 1300 et seq.") of the CGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Entity, his or her demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or perfect or otherwise loses his or her entitlement to payment of the fair market value of such shares as provided in 12 U.S.C. 215a such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Seller Common Stock and cash in lieu of fractional shares by Sections 1300 et seq., and each of such shares shall thereupon be deemed to have been converted into shares of Acquirer Common Stock and cash in lieu of fractional shares, without any interest thereon, as provided in Article III hereof.

    3.05 ANTI-DILUTION PROVISIONS. In the event Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Acquirer Common Stock, or Acquirer declares a stock dividend or extraordinary cash dividend, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Acquirer shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Acquirer Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of Seller who would be entitled to receive shares of Acquirer Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Acquirer Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Acquirer Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Acquirer).

                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION

    4.01 FORBEARANCES OF SELLER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Acquirer, Seller will not:

    (a) ORDINARY COURSE. Conduct the business of Seller other than in the ordinary and usual course in accordance in all material respects with all applicable laws, rules and regulations and past practice, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact in all material respects the business organizations and assets and maintain in all material respects its rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b) DELAY. Willfully take any action that Seller knows or should reasonably know would materially and adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement or to consummate the Merger.

    (c) CAPITAL STOCK. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any shares of capital stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (d) DIVIDENDS, ETC. (i) Subject to the provisions of Section 6.18, take, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than normal quarterly dividends not in excess of $.09 per share of Seller Common Stock with record and payment dates consistent with past practice, or
(ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (except for the acquisition of DPC Shares and Trust Account Shares), any shares of its capital stock or any Rights with respect to Seller securities.

    (e) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Seller, or grant any bonus or any salary or wage increase or establish or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation and/or benefits to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law,
(iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

    (f) BENEFIT PLANS. Except as Previously Disclosed, enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

    (g) DISPOSITIONS. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the assets, deposits, business or properties of Seller except in the ordinary course of business; provided, that any such sale, transfer, mortgage, encumbrance or disposition of any real property, other than OREO, shall not be considered to be in the ordinary course of business.

    (h) ACQUISITIONS. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller.

    (i) CAPITAL EXPENDITURES. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

    (j)  GOVERNING DOCUMENTS.  Amend the Seller Articles or Seller By-Laws.

    (k) ACCOUNTING METHODS. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

    (l) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into, terminate or renew any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

    (m)  ADVERSE ACTIONS.

    (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

    (ii) Knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

    (n) RISK MANAGEMENT. Except as required by applicable law or regulation (a) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk, or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    (o) INDEBTEDNESS; LIABILITIES. Incur any indebtedness for borrowed money or voluntarily incur or become subject to any material liability, in each case other than in the ordinary course of business consistent with past practice.

    (p) DISCHARGE. Discharge or satisfy any material lien or encumbrance on the properties or assets of Seller or pay or cancel any material debt, liability or claim of Seller or otherwise waive any rights of material value of Seller, except in the ordinary course of business.

    (q) INSURANCE. Permit the current insurance policies of Seller to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverages substantially equal to the coverages under the canceled, terminated or lapsed policies are in full force and effect.

    (r) SETTLEMENTS. Except as Previously Disclosed, enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which Seller becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Seller of amounts in excess of $25,000.

        (s) EXTENSIONS OF CREDIT. Make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with the lending policies of Seller as previously provided to Acquirer, or make any agreement or commitment binding it to extend credit for any individual loan in an amount in excess of $1,500,000 without submitting loan package information to the Chief Credit Officer of Acquirer or his designee for review with a right of comment at least one full business day prior to taking such action.

        (t)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.02 FORBEARANCES OF ACQUIRER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller, Acquirer will not, and will cause each of its Subsidiaries not to:

        (a) DELAY. Willfully take any action Acquirer knows or should know would materially adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement or to consummate the Merger.

        (b)  ADVERSE ACTIONS.

               (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

               (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.01 DISCLOSURE SCHEDULE. On or prior to the date hereof, Seller has delivered to Acquirer a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or will have a Material Adverse Effect.

    5.02 STANDARD. No representation or warranty of Seller or Acquirer contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Section 5.03 or 5.04 has had or would be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty; provided, however that the representations and warranties of Seller contained in Sections 5.03(b) and
(e) shall be true and correct in all respects without qualification by the standard set forth in this Section 5.02.

    5.03 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Seller hereby represents and warrants to Acquirer:

    (a) ORGANIZATION, STANDING AND AUTHORITY. Seller is a state chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Seller has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Seller Articles and Seller By-Laws which have been provided to Acquirer prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. True and correct copies of the minute books of Seller have been made available to Acquirer and fairly and accurately reflect all material corporate action taken by the Seller Board and the shareholders of Seller since December 31, 1996. To Seller's Knowledge, Seller is not owned by a bank holding company as defined under the Bank Holding Company Act of 1956, as amended.

    (b) SELLER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Seller consists solely of 3,000,000 shares of Seller Common Stock. As of the date of this Agreement, there were 2,610,973 shares of Seller Common Stock issued and outstanding. As of the date of this Agreement, no shares of Seller Common Stock were held in treasury by Seller or otherwise owned by Seller, and no shares of Seller Common Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Seller does not have any Rights issued or outstanding with respect to any shares of Seller Common Stock or any other equity securities of Seller. Seller has not authorized or issued any indebtedness, instrument, contract or other arrangement that could be treated as equity of the Seller under United States federal income tax law. Additionally, Seller has no outstanding stock, indebtedness, instrument, contract or arrangement that Seller has treated as debt for United States federal income tax purposes but not debt for other purposes.

    (c) NO SUBSIDIARIES; OWNERSHIP OF OTHER SECURITIES. Seller does not have any Subsidiaries. Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than (i) securities held pursuant to the asset liability management policy of Seller or (ii) in satisfaction of a debt previously contracted.

    (d) CORPORATE POWER. Seller has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval by the holders of two-thirds of the outstanding shares of Seller Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Seller and the Seller Board on or prior to the date hereof and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its respective terms (except as enforceability may be limited by 12 U.S.C. 1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles). The

Seller Board has received the opinion of Banc of America Securities LLC to the effect that as of the date hereof the consideration to be received by the holders of Seller Common Stock in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

           (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or to consummate the transactions contemplated hereby, except for: (A) filings of applications or notices with the FRB, the OCC and the DFI; (B) filings with the SEC and state securities authorities and the approval of the listing on the NYSE of Acquirer Common Stock to be issued in the Merger; (C) the approval of the principal terms of this Agreement by the shareholders of Seller; (D) the filing of the Agreement to Merge as contemplated in Section 2.01(b). As of the date hereof, Seller is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received.

           (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

               (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, arrangement, understanding, indenture or instrument of Seller or to which Seller or any of its properties is subject or bound,

               (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller By-Laws, or

               (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, arrangement, understanding, indenture or instrument.

    (g) FINANCIAL STATEMENTS. Seller has furnished Acquirer with copies of the balance sheet of Seller as of June 30, 1999 (the "Latest Seller Balance Sheet") and the related statements of income for the six-month period then ended and the balance sheets of Seller as of December 31, 1999, 1998 and 1997 and the related statements of income, cash flow and changes in financial position for the years then ended (collectively, together with any notes thereto, the "Seller Financial Statements"). The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved. The Seller Financial Statements fairly present the financial position of Seller as of the dates thereof and the results of operations and, as applicable, cash flows and changes in financial position for the periods then ended, subject in the case of the Latest Seller Balance Sheet and statements of income related thereto to recurring year-end audit adjustments normal in nature and amount. The Seller Financial Statements, other than the Latest Seller Balance Sheet and the statements of income related thereto, have been audited by Deloitte Touche Tohmatsu.

    (h) NO MATERIAL ADVERSE CHANGES. Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Seller.

    (i) ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes with respect to or based upon transactions or events heretofore occurring) ("Liabilities"), required to be reflected in the balance sheets of Seller in accordance with GAAP have been so reflected. Seller has no Liabilities except (a) as reflected in Latest Seller Balance Sheet,
(b) Liabilities which have arisen after the date of the Latest Seller Balance Sheet in the ordinary course of business (including, without limitation, deposit obligations), none of which (other than deposit obligations) is a material uninsured liability, and (c) as otherwise Previously Disclosed.

    (j) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller and, to Seller's Knowledge, no such litigation, claim or other proceeding has been threatened. Seller is not subject to any outstanding order, writ, injunction or decree.

    (k)  REGULATORY MATTERS.

           (i) Seller is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the OCC, the FRB, the FDIC and/or any other state regulatory agencies) (collectively, the "Regulatory Authorities").

           (ii) Seller has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (iii) Since December 31, 1996, Seller has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "Seller Regulatory Reports"). Seller has provided or made available to Acquirer copies of all of the Seller Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of the Seller Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Seller Regulatory Report.

    (l)  COMPLIANCE WITH LAWS; PERMITS.  Seller:

           (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Seller, including, without limitation, to the extent applicable if at all, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, as amended, the Real Estate Settlement Procedures Act, the Federal Reserve Act, the Home Mortgage Disclosure Act of 1975, the Home Owners Loan Act (each as amended) and all other applicable fair lending laws and other laws relating to the business practices of Seller;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's Knowledge, no suspension or cancellation of any of them is threatened;

          (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws; and

           (iv) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Seller is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization.

    (m) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents Previously Disclosed, Seller is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a Material Contract. Seller is not in default and no circumstances exist under which by notice or passage of time (or both) it would be in default under any Material Contract to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To Seller's Knowledge, there has been no default, cancellation or breach by any other party to any Material Contract or insurance policy to which Seller is a party. To Seller's Knowledge, no material customer of Seller has indicated that it will stop or decrease the rate of business done with Seller (except for changes in the ordinary course of such business).

    (n) NO BROKERS. No action has been taken by Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the fee to be paid to Banc of America Securities LLC as Previously Disclosed.

    (o) EMPLOYEES. To Seller's Knowledge, as of the date of this Agreement there is no announced or anticipated resignation of any officer of Seller with a title of Vice President or above. Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and non-discrimination.

    (p)  EMPLOYEE BENEFIT PLANS.

        (i) Seller's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Seller for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans"). Under the applicable terms of the Compensation and Benefit Plans, Seller may amend or terminate any such Compensation and Benefit Plans at any time without incurring any liability thereunder.

        (ii) True and complete copies of the Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to Acquirer.

       (iii) Each of the Compensation and Benefit Plans has been administered in material compliance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Seller (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of Seller which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, any voluntary employees' beneficiary association used to fund Compensation and Benefit Plans has received an exemption letter from the Internal Revenue Service, and Seller is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans. For purposes of this Section 5.03(p)(iii), any failure to comply with the terms the Compensation and Benefit Plans or the requirements of ERISA or the Code, which failure would result in a fine or penalty shall be deemed to be "material."

        (iv) No liability under Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller, or any entity which is considered one employer with Seller under Section 4001(a)(14) of ERISA or
    Section 414 of the Code (an "ERISA Affiliate"). Neither Seller nor any former Subsidiary of Seller nor any ERISA Affiliate of any of them presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have any of them contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of Seller or by any ERISA Affiliate within the past 12 months.

        (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of Seller have been made. Neither any Pension Plan of Seller nor any single-employer plan of an ERISA Affiliate of Seller has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Seller has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (vi) Under each Pension Plan of Seller which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

       (vii) Seller does not have any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or
    Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA),
    (C) disability benefits under any
    employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

      (viii) Except as set forth in Seller's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it under any Compensation and Benefit Plan or otherwise from it,
    (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

        (ix) No Compensation and Benefit Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Acquirer or Seller that are not deductible (in whole or in part) under Section 280G of the Code.

    (q) LABOR MATTERS. Seller is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to Seller's Knowledge, threatened, nor to Seller's Knowledge is there any activity involving any employee of Seller seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (r)  PROPERTIES.

        (i) Seller owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment owned by it as reflected in the Latest Seller Balance Sheet (other than real property reflected in the Latest Seller Balance Sheet as OREO), free and clear of all liens and encumbrances, except for (A) mortgages on real property as Previously Disclosed, (B) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (C) liens for current taxes and special assessments not yet due and payable, (D) leasehold estates with respect to multi-tenant buildings owned by it, (E) mechanic's, materialman's and other liens imposed by operation of law, and (F) property disposed of since the date of the Latest Seller Balance Sheet in the ordinary course of business; PROVIDED, HOWEVER, that no disposal of any fee interest in real property housing Seller branches, loan offices or offices engaged in Seller operations shall be considered to be in the ordinary course of business.

        (ii) Seller has previously made available to Acquirer complete and accurate copies of each of the real estate leases of Seller, including all amendments and modifications thereto (the "Leases"). As of the date of this Agreement, the Leases are in full force and effect, and Seller has valid and existing leasehold interests under the Leases for the terms set forth therein. With respect to the Leases, Seller is not in default, and, to Seller's Knowledge, none of the other parties to any of the Leases is in default, and, to Seller's Knowledge, no circumstances (not in the control of Seller) exist which could result in such a default under any of such Leases.

       (iii) The rent rolls previously made available to Acquirer are true and correct in all material respects and describe all occupancies and the material terms of each occupancy as of the dates thereof.

        (iv) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Seller are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Seller owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

    (s) ENVIRONMENTAL MATTERS. To Seller's Knowledge, neither the conduct nor operation of Seller nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and to Seller's Knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Seller has not received any written notice from any Person that it or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. To Seller's Knowledge, no Hazardous Substances (as defined below) have been deposited or disposed of in, on or under Seller's owned or leased properties (including properties owned, managed or controlled by Seller in connection with its lending or fiduciary operations).

As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:

        (i) the protection or restoration of the environment, health, safety, or natural resources;

        (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or

       (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

As used herein, the term "Hazardous Substance" means any substance in any concentration that is:

        (i) listed, classified or regulated pursuant to any Environmental Law;

        (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or

       (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    (t) TAX MATTERS. Seller and all members of any consolidated, affiliated, combined or unitary group of which Seller is or at any time was a member have filed or will file all Tax Returns required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time, and have paid (or have accrued or will accrue, prior to the Effective Time, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes reflected on the Latest Seller Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of Seller accrued for or applicable to all periods ended on or prior to the date of the Latest Seller Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Seller has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time, shall have been paid by or on behalf of Seller or shall be reflected on the books of Seller as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheets, without taking account of the Merger. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Seller. Seller has not made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. In the five years prior to the date of this Agreement, no demand or claim has been made against Seller with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Seller was at any time a member. As of the date hereof, Seller has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (u) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of one or more of its customers (all of which are listed on Seller's Disclosure Schedule), if any, were entered into:

        (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and

        (ii) with counterparties believed to be financially responsible at the time;

and each of them constitutes the valid and legally binding obligation of the other party thereto enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect.

Seller is not, nor to Seller's Knowledge, is any other party thereto, in breach of any of its obligations under any such agreement or arrangement.

    (v) BOOKS AND RECORDS. The books and records of Seller prepared on or after December 31, 1996, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

    (w)  LOAN PORTFOLIO.

        (i) Seller is not a party to any written or oral (A) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid unguaranteed principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of June 30, 1999, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of Seller, or to Seller's Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Seller's Disclosure Schedule sets forth (x) all of the Loans with original unguaranteed principal amounts in excess of $250,000 of that as of June 30, 1999, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Seller that as of June 30, 1999, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of Seller that as of June 30, 1999, was classified as "Other Real Estate Owned" and the book value thereof.

        (ii) The documentation relating to each Loan and relating to all security interests, mortgages and other liens with respect to all collateral for each such Loan, taken as a whole, is adequate for the enforcement of the material terms of each such Loan and of the related security interests, mortgages and other Liens. The terms of each such Loan and of the related security interests, mortgages and other Liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

    (x) INSURANCE. Seller's Disclosure Schedule lists each insurance policy maintained by Seller with respect to its properties and assets. Prior to the date hereof, Seller has provided or made available to Acquirer complete and accurate copies of each of the insurance policies described on Seller's Disclosure Schedule. All such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any of such insurance policies.

    (y) AFFILIATE TRANSACTIONS. None of Seller or its executive officers or directors, or, to Seller's Knowledge, any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or, to Seller's Knowledge, any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any agreement with Seller (other than employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Seller.

    (z) NO FIDUCIARY ACCOUNTS. Seller does not act as a fiduciary for any accounts, as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor or otherwise.

    (aa) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Seller as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Seller or the Surviving Entity will not be adversely affected. Seller is undertaking all reasonable efforts necessary to determine whether any third party with whom Seller has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships (other than its relationships with borrowers) where, in the judgment of Seller, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Seller or the Surviving Entity.

    As used in this Agreement, "Millennium Compliant" shall mean that neither performance nor functionality is affected by dates prior to, during, spanning, or after January 1, 2000, and shall include, but not be limited to:
(i) accurately processing (including, but not limited to, calculating, comparing and sequencing) date/time data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations;
(ii) functioning without error, interruption, or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other technology; (iv) accurate date/time data century recognition; (v) calculations that accurately use same century and multi-century formulas and date/time values; (vi) date/time interface values that reflect the correct century; and (vii) processing, storing, receiving and outputting all date/time data in a format that accurately indicates the century of the date/time data.

    (bb) TAKEOVER LAWS. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any applicable "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws").

    5.04 REPRESENTATIONS AND WARRANTIES OF ACQUIRER. Subject to Section 5.02, Acquirer hereby represents and warrants to Seller as follows:

    (a)  ORGANIZATION, STANDING AND AUTHORITY.

        (i) Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Acquirer and each of its Significant Subsidiaries is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Acquirer has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (ii) US Bank is duly organized, validly existing and in good standing as a national banking association under the federal laws of the United States. US Bank is duly licensed and qualified to do business and in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified.

    (b) ACQUIRER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Acquirer consists solely of 1,500,000,000 shares of Acquirer Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share ("Acquirer Preferred Stock"). As of June 30, 1999, there were 744,797,857 shares of Acquirer Common and 55,907 shares of Acquirer Preferred Stock issued and outstanding. As of June 30, 1999, 19,775,013 shares of Acquirer Common Stock were held by Acquirer in treasury or were otherwise owned by Acquirer. As of June 30, 1999, no shares of Acquirer Common Stock or Acquirer Preferred Stock were reserved for issuance, except that 104,255,734 shares of Acquirer Common Stock were reserved for issuance pursuant to Acquirer's employee and director stock purchase and option plans, dividend reinvestment plan and Term Participating Preferred Stock rights, 87,953 shares were reserved for issuance under outstanding warrants to purchase Acquirer Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants of Acquirer. As of June 30, 1999, there were 12,750 shares of Acquirer Preferred Stock reserved for issuance. All of the issued and outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, Acquirer does not have any Rights issued or outstanding with respect to any shares of Acquirer Common Stock or Acquirer Preferred Stock or any other equity securities of Acquirer. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (c) CORPORATE POWER. Each of Acquirer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Acquirer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Acquirer and the Acquirer Board on or prior to the date hereof and no other corporate proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of Acquirer, enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. 1818(b)(6)(D) and by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles).

    (e)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Acquirer or any of its Subsidiaries in connection with the execution, delivery or performance by Acquirer of this Agreement or to consummate the transactions contemplated hereby except for: (A) filing of applications or notices with the FRB, the OCC and the DFI; (B) filings with the SEC and state securities authorities and the approval of the listing on the NYSE of Acquirer Common Stock to be issued in the Merger; (C) the approval of the principal terms of this Agreement by the shareholders of Seller; and (D) filing the Agreement to Merge as contemplated in
    Section 2.01(b). As of the date hereof, Acquirer is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received.

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

           (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Acquirer or of any of its Subsidiaries or to which Acquirer or any of its Subsidiaries or any of their respective properties is subject or bound;

           (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Acquirer or any of its Subsidiaries; or

           (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (f)  FINANCIAL REPORTS AND SEC DOCUMENTS; NO MATERIAL ADVERSE CHANGES.

        (i) The SEC Documents of each of the Acquirer and its Subsidiaries, as of the date filed: (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Acquirer or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Acquirer or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

    (g) TAX MATTERS. As of the date hereof, Acquirer has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (h)  REGULATORY MATTERS.

        (i) None of Acquirer or its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

        (ii) None of Acquirer or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (i) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Acquirer or any of its Subsidiaries and, to Acquirer's knowledge, no such litigation, claim or other proceeding has been threatened. None of Acquirer or its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

    (j)  COMPLIANCE WITH LAWS; PERMITS.  Each of Acquirer and its Subsidiaries:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Acquirer and its Subsidiaries;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Acquirer's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws.

    (k) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Acquirer and its Subsidiaries as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Acquirer and its Subsidiaries will not be adversely affected. Acquirer is undertaking all reasonable efforts necessary to determine whether any third party with whom Acquirer has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships (other than its relationships with borrowers) where, in the judgment of Acquirer, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Acquirer and its Subsidiaries.

                                   ARTICLE VI
                                   COVENANTS

    6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Seller and Acquirer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6.02 SHAREHOLDER APPROVAL. Seller shall take, in accordance with applicable law and the Seller Articles and the Seller Bylaws, all action necessary to convene, an appropriate meeting of shareholders of Seller to consider and vote upon (i) the approval of the principal terms of this Agreement and (ii) any other matters required to be approved by the shareholders of Seller for consummation of the Merger (including any adjournment or postponement, the "Seller Meeting"), as promptly as practicable after the Registration Statement is declared effective. Seller Board shall recommend such approval, and Seller shall take all reasonable lawful action to solicit such approval by its shareholders. The Seller Board may not withdraw or modify its recommendation except as expressly permitted by Section 6.06(b).

    6.03  REGISTRATION STATEMENT.

    (a) REGISTRATION STATEMENT. Acquirer and Seller agree to cooperate in the preparation of a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Acquirer with the SEC in connection with the issuance of Acquirer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the "Proxy Statement") and all related documents). Acquirer agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Seller and Acquirer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquirer also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Acquirer all information concerning Seller, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

    (b) QUALITY OF INFORMATION. Each of Seller, and Acquirer, agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in:

           (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

           (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

        Each of Seller and Acquirer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or that it has omitted to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and take the necessary steps to correct the Proxy Statement.

    (c) NOTICES REGARDING REGISTRATION. Acquirer agrees to advise Seller, promptly after Acquirer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Acquirer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04 PRESS RELEASES. Each of Seller and Acquirer agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    6.05  ACCESS; INFORMATION.

    (a) ACCESS. Seller agrees that upon reasonable notice, it shall afford Acquirer and Acquirer's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information (including, without limitation, Seller's Year 2000 contingency plan) as Acquirer may reasonably request and, during such period, Seller shall furnish promptly to Acquirer (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as Acquirer may reasonably request. Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b)  CONFIDENTIALITY.  All information furnished to Acquirer pursuant to
Section 6.05(a) shall be subject to, and Acquirer shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated June 16, 1999 (the "Confidentiality Agreement") between Acquirer and Seller. Seller shall have the same obligations to Acquirer with respect to information furnished to Seller by Acquirer.

    (c) INVESTIGATION. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06  ACQUISITION PROPOSALS.

    (a) Seller shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Acquirer with respect to any of the foregoing. Seller shall promptly (within 24 hours) advise Acquirer following the receipt by Seller of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the Acquirer of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. Notwithstanding the first sentence of this Section 6.06(a), in the event that the Seller Board determines in good faith and in conformity with the written advice of outside counsel, after Seller has received an unsolicited Takeover Proposal that is a Superior Proposal, that the failure to do so would result in a breach of Seller Board's fiduciary duties to Seller's shareholders, Seller may, in response to an unsolicited request therefor, furnish information with respect to Seller to, and enter into discussions with, the party making the Superior Proposal pursuant to a customary confidentiality agreement.

    (b) Except as expressly permitted by this Section 6.06(b), the Seller Board may not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Seller Board of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause or authorize Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the date of the Seller Meeting, the Seller Board determines in good faith, after the Seller has received a Superior Proposal and in conformity with the written advice of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Seller's shareholders under applicable law, the Seller Board may upon not less than three business days notice to Acquirer of Seller Board's intention to do so take any of the actions specified in (i) through (iii) of the first sentence of this Section 6.06(b) in order concurrently to enter into a definitive agreement with respect to a Superior Proposal, provided it shall, concurrently with entering into such agreement, terminate this Agreement pursuant to the provisions of Section 8.01(g) hereof and pay or cause to be paid to Acquirer the Termination Fee required by Section 8.03 hereof.

    6.07 AFFILIATE AGREEMENTS. Seller shall use its reasonable best efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Seller to execute and deliver to Acquirer on or before the date of mailing of the Proxy Statement a written agreement in the form of Exhibit B hereto.

    6.08 STOCK EXCHANGE LISTING. Acquirer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquirer Common Stock to be issued to the holders of Seller Common Stock in the Merger.

    6.09  REGULATORY APPLICATIONS.

    (a) COOPERATION WITH FILINGS. Seller and Acquirer shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, the OCC, the DFI and any other applicable Regulatory Authority and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Provided Seller has cooperated as required above, Acquirer agrees to file the requisite applications to be filed by it with the FRB, the OCC, the DFI and any other applicable Regulatory Authority, as promptly as reasonably practicable, and shall file the initial application with each such

Regulatory Authority, to the extent required, within 30 days of the date hereof. Each of Acquirer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) AGREEMENT TO FURNISH INFORMATION. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority.

    6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) INDEMNIFICATION BY ACQUIRER. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each present and former director, officer and employee of Seller determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) to the fullest extent permitted by the DGCL and the certificate of incorporation and by-laws of Acquirer. Acquirer shall also advance expenses as incurred to the fullest extent permitted under Delaware law, upon receipt of any undertaking required by applicable law.

    (b) INDEMNIFICATION PROCEDURE. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Acquirer thereof, but the failure to so notify shall not relieve Acquirer of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquirer. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time):

           (i) Acquirer shall have the right to assume the defense thereof and Acquirer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquirer elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquirer shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received;

           (ii) the Indemnified Parties will cooperate in the defense of any such matter; and

          (iii) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Acquirer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    (c) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Effective Date, Acquirer shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Seller (determined as of the Effective Time) with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by Seller; provided, however, that in no event shall Acquirer be required to expend more than 200% per annum of the current amount expended by Seller (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Acquirer is unable to obtain the insurance called for by this
Section 6.10(c), Acquirer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Seller may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such six-year period in an amount not less than the annual aggregate of such coverage currently provided by Seller.

    (d)  SUCCESSOR LIABILITY.  If Acquirer or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquirer shall assume the obligations set forth in this
Section 6.10.

    6.11  TAKEOVER LAWS; NO RIGHT TRIGGERED.

    (a) No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect that purport to apply to this Agreement or the transactions contemplated hereby.

    (b) Seller shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (i) under the Seller Articles or the Seller By-Laws or
(ii) under any Material Contract agreement to which it is a party (except as expressly contemplated by the mandatory provisions under the Seller Plans).

    6.12 NOTIFICATION OF CERTAIN MATTERS. Each of Seller and Acquirer shall give prompt notice to the other of any fact, event or circumstance known to it that:

        (i) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a Material Adverse Effect, or

        (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.13 CERTAIN LOANS AND RELATED MATTERS. Seller will furnish to Acquirer a complete and accurate list as of the end of each calendar month after June 30, 1999, within 15 business days after the end of each such calendar month, of
(a) all of the periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices) of Seller, (b) all loans of Seller classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Seller with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Seller.

    6.14 MONTHLY FINANCIAL STATEMENTS. Seller shall furnish Acquirer with the balance sheets of Seller as of the end of each calendar month after June 30, 1999 and the related statements of income, within 15 business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the SEC Documents and on a consistent basis during the periods involved and shall fairly present the financial positions of Seller as of the dates thereof and the results of operations of Seller for the periods then ended.

    6.15 TAX MATTERS. Seller shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns of Seller, including all Compensation and Benefit Plan returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; PROVIDED, HOWEVER, that Seller shall not file (and shall cause not to be filed) any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Acquirer; PROVIDED, FURTHER, that Seller shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Acquirer.

    6.16 ESTABLISHMENT OF ACCRUALS. If requested by Acquirer, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Acquirer (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect Acquirer's plans with respect to the conduct of Seller's business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in this Agreement or constitute a material adverse change in the business, operations or financial condition of Seller.

    6.17 COORDINATION OF DIVIDENDS. Until the Effective Time, Seller shall coordinate with Acquirer the declaration of any dividends or other distributions with respect to the Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Seller Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Seller Common Stock (including any shares of Acquirer Common Stock received in exchange therefor in the Merger).

    6.18 UPDATED DISCLOSURE SCHEDULE. On a date 15 business days prior to the Effective Date and on a date two business days prior to the Effective Date, Acquirer and Seller shall modify their respective Disclosure Schedules to this Agreement for the purpose of making the representations and warranties to which any such Disclosure Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Acquirer or Seller subsequent to the date any Disclosure Schedule was previously delivered. Notwithstanding the foregoing, any updated Disclosure Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Sections 7.02(a) and 7.03(a) hereof.

    6.19  BENEFIT PLANS.

    (a) Acquirer shall, commencing within a reasonable time after the Effective Date and continuing for at least one year after the Effective Date, cause former employees of Seller who, on the Effective Date, become employees of Acquirer, the Surviving Entity, or the Surviving Entity's subsidiaries ("Continuing Employees"), to be provided with compensation and employee benefit plans that are no less favorable in the aggregate than those provided to other similarly situated employees of Acquirer or the Surviving Entity; provided, however, that it is understood and agreed that Acquirer shall provide severance benefits under the general severance pay program of Acquirer (rather than the severance pay program of Seller), modified so that the benefit amount payable to Continuing Employees whose qualifying termination of employment occurs on or before the first anniversary of the Effective Date is calculated using the severance pay schedule Previously Disclosed by Acquirer and using the Continuing Employee's base salary, excluding bonuses, overtime and commissions, immediately before the Continuing Employee's involuntary separation. From time to time after the Effective Date, Acquirer may, at its sole discretion, cause all or any of the Compensation and Benefit Plans maintained by Seller to be discontinued, so long as the foregoing standard is still met by the aggregate of any remaining Compensation and Benefit Plans and any other compensation and employee benefit plans of Acquirer, the Surviving Entity, or the Surviving Entity's subsidiaries that are provided to the Continuing Employees.

    (b) If a Continuing Employee becomes a participant in any compensation or employee benefit plan of Acquirer, the Surviving Entity, or the Surviving Entity's subsidiaries, for which service is taken into account or recognized, such Continuing Employee shall be given credit under such plan for all service with Seller from not later than the Continuing Employee's most recent date of hire prior to the Effective Date by Seller (as provided by Seller to Acquirer prior to the Effective Date) for purposes of eligibility and vesting, but not for the purposes of determining benefit accruals or the rate of benefit accruals, provided that there be shall be no obligation to duplicate any benefits provided under any Compensation and Benefit Plan of Seller or that continues in effect following the Effective Date.

    (c) This Section 6.19 is an agreement solely between Seller and Acquirer. Nothing in this Section 6.19, whether express or implied, shall be considered to be a contract with any other person, or shall confer upon any employee of Seller, Seller's Subsidiaries, the Acquirer, the Surviving Entity, or the Surviving Entity's subsidiaries, any rights or remedies that such person did not already have, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

    (d) Unless payment has been made prior to the Effective Date, Acquirer will pay any annual cash bonuses or incentive payments for 1999 due under Seller's Compensation and Benefit Plans at the time for such payments as provided in the applicable Plan, in the amounts and to the persons disclosed to Acquirer prior to the Effective Date, provided, however, that the aggregate amount of all such payments shall not exceed $742,000.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Acquirer and Seller to consummate the Merger is subject to the fulfillment or written waiver by Acquirer and Seller prior to the Effective Time of each of the following conditions:

    (a) SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Seller.

    (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such approvals shall contain any conditions or restrictions that Acquirer reasonably believes will materially restrict or limit the business or activities of Acquirer, Seller or any Subsidiary or have a Material Adverse Effect, or would be reasonably likely to have a Material Adverse Effect, with respect to Acquirer or Seller.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "Injunction") which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT; NYSE LISTING. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Acquirer Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    (f) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

    7.02 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Acquirer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF ACQUIRER. Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

    (c) OPINION OF SELLER'S TAX ADVISOR. Seller shall have received an opinion from Deloitte Touche Tohmatsu, special tax advisor to Seller, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

        (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

       (iii) The tax basis of the Acquirer Common Stock received by the shareholders who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

        (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

    In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller and others.

    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Acquirer or any of its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

    7.03 CONDITIONS TO OBLIGATION OF ACQUIRER. The obligation of Acquirer to consummate the Merger is also subject to the fulfillment or written waiver by Acquirer prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided that Seller shall have performed its agreements contained in Sections 4.01(c) and (d) in all respects; and Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

    (c) OPINION OF ACQUIRER'S COUNSEL. Acquirer shall have received an opinion from Dorsey & Whitney LLP, Minneapolis, Minnesota, counsel to Acquirer, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

        (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

       (iii) The tax basis of the Acquirer Common Stock received by the shareholders of Seller who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

        (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

    In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller, and others.

    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Seller that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Seller.

                                  ARTICLE VIII
                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller.

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Acquirer and Seller.

    (b) BREACH. At any time prior to the Effective Time, by Acquirer or Seller, upon written notice to the other party, in the event of either:

        (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

        (ii) a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    (c) DELAY. At any time prior to the Effective Time, by Acquirer or Seller, in the event that the Merger is not consummated by March 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to this
Section 8.01(c) to perform or observe the covenants and agreements of such party set forth herein.

    (d)  NO APPROVAL.  By Seller or Acquirer, in the event:

        (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or

        (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Seller Meeting.

    (e) FAILURE TO RECOMMEND, ETC. By Acquirer if (i) the Seller Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquirer or recommended or approved any Takeover Proposal by a party not affiliated with Acquirer or (ii) Seller shall have entered into any agreement in principle or definitive agreement with respect to any such Takeover Proposal or (iii) the Seller Board or any committee thereof shall have resolved to do any of the foregoing.

    (f) FAILURE OF CONDITION. By either Acquirer or Seller, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy.

    (g) EXECUTION OF DEFINITIVE AGREEMENT BY SELLER. By Seller in connection with entering into a definitive agreement providing for a Superior Proposal in accordance with Section 6.06(b), provided Seller has complied with all provisions in Section 6.06(b), including payment of the Termination Fee required by Section 8.03.

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01, and
(b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

    8.03  TERMINATION FEE.  In the event that this Agreement is terminated:

    (a) by Seller pursuant to Section 8.01(g),

    (b) by Acquirer pursuant to Section 8.01(e), or

    (c) by either Acquirer or Seller pursuant to Section 8.01(b) or
       Section 8.01(d)(ii) and both (i) prior to such termination and after the date hereof, a Takeover Proposal is publicly announced and (ii) a Takeover Proposal is consummated, or an agreement providing for a Takeover Proposal is entered into, on or prior to March 1, 2001.

then in any such case Seller shall promptly pay to Acquirer a fee of $5,000,000 (the "Termination Fee") in immediately available funds. Notwithstanding the foregoing, the Termination Fee shall not be payable at any time when Acquirer shall be in material breach of any of its covenants or agreements contained in this Agreement such that Seller shall be entitled to terminate this Agreement pursuant to Section 8.01(b). Acquirer's right to receive such fee, and ability to enforce the provisions of this Section 8.03 shall not be subject to approval by the shareholders of Seller. Upon and after payment of the Termination Fee to Acquirer, Seller shall not have any liability to Acquirer for any breach (including a willful breach) by Seller specified in Section 8.01(b).

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than those covenants and agreements which by their terms apply in whole or in part after the Effective Time, and this Article IX which shall survive the Effective Time) or the termination of this Agreement (other than Sections 6.05(b), 8.02 and 8.03, and this Article IX, each of which shall survive such termination).

    9.02  WAIVER; AMENDMENT.

    (a) At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    (b) Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Seller Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the amount or change the form of the consideration to be received by Seller shareholders in the Merger.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law apply).

    9.05 EXPENSES. Except as otherwise provided in Section 8.03 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to Seller, to:              Peninsula Bank of San Diego
                                   1331 Rosecrans Street
                                   San Diego, CA 92166
                                   Attention: John G. Rebelo, Jr.
                                   Facsimile: (619) 226-3123

    With a copy to:                Reitner & Stuart
                                   1319 Marsh Street
                                   San Luis Obispo, CA 93401
                                   Attention: Barnet Reitner
                                   Facsimile: (805) 545-8599

    If to Acquirer, to:            U.S. Bancorp
                                   U.S. Bank Place
                                   601 Second Avenue South
                                   Minneapolis, Minnesota 55402
                                   Attention: Lee R. Mitau, Esq.
                                   Facsimile: (612) 973-4333

    With a copy to:                Dorsey & Whitney LLP
                                   Pillsbury Center South
                                   220 South Sixth Street
                                   Minneapolis, Minnesota 55402-1498
                                   Attention: Elizabeth C. Hinck, Esq.
                                   Facsimile: (612) 340-8738

    9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, in each case other than the Confidentiality Agreement. Nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that
Section 6.10 shall inure to the benefit of the persons identified therein.

    9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 1, 1999.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                       PENINSULA BANK OF SAN DIEGO

                                                       By
                                                           ------------------------------------------
                                                       Name:
                                                       Title:

                                                       U.S. BANCORP

                                                       By
                                                           ------------------------------------------
                                                       Name: Susan E. Lester
                                                       Title:  Executive Vice President and
                                                             Chief Financial Officer

                                                                       EXHIBIT A

                               AGREEMENT TO MERGE
                                    BETWEEN
                         U.S. BANK NATIONAL ASSOCIATION
                                      AND
                        ________________________________
                              UNDER THE CHARTER OF
                         U.S. BANK NATIONAL ASSOCIATION
                             AND UNDER THE TITLE OF
                         U.S. BANK NATIONAL ASSOCIATION

    THIS AGREEMENT TO MERGE is made as of the   day of          , 1999, between:

        U.S. BANK NATIONAL ASSOCIATION (hereinafter referred to as the "Acquiror Bank"), a banking association organized under the laws of the United States, being located at 601 Second Avenue South, Minneapolis, Minnesota, with a capital of $310 million, divided into 3,100,039 shares of common stock, $100
    par value ("Acquiror Bank Common Stock"), surplus of $      million, and
    undivided profits, including capital reserves, of $      million, calculated
    on a pro forma basis as of          , 1999, and

                                              (hereinafter referred to as
    "Merging Bank"), a corporation organized under the laws of the State of California and chartered as a bank under the laws of the State of
    California, being located at             ,             , California       ,
    with a capital of $  million, divided into       shares of common stock, $
    par value ("Merging Bank Common Stock"), surplus of $  million, and
    undivided profits, including capital reserves, of $      million, as of
             , 1999,

each acting pursuant to a resolution of its board of directors, adopted by the authority given by and in accordance with 12 U.S.C. SectionSection 215a and 1828(c), as amended, and the regulations promulgated thereunder by the Office of the Comptroller of the Currency ("OCC") with respect to the Acquiror Bank and in accordance with the California General Corporation Law with respect to the Merging Bank.

    WITNESSETH AS FOLLOWS:

    SECTION 1.

    The Merging Bank shall be merged into Acquiror Bank under the charter of the latter, and the merger shall be deemed to be effective, unless otherwise agreed in writing by the parties hereto, as of the local time that the Merging Bank
closes to the public on          , 1999 (the "Effective Time").

    SECTION 2.

    The name of the receiving association (hereinafter referred to as the "ASSOCIATION") shall be U.S. BANK NATIONAL ASSOCIATION.

    SECTION 3.

    The business of the ASSOCIATION shall be that of a national banking association. This business shall be conducted by the ASSOCIATION at its main office, which shall be located at 601 Second Avenue South, City of Minneapolis, County of Hennepin, State of Minnesota, and at its legally established branch offices.

    SECTION 4.

    The amount of capital stock of the ASSOCIATION shall be $310 million, divided into 3,100,039 shares of Acquiror Bank Common Stock. At the Effective
Time, the ASSOCIATION shall have a surplus of $      million, calculated on a
pro forma basis as of March 31, 1999, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Acquiror Bank and the Merging Bank as stated in the preamble of this Agreement of Merger, ADJUSTED, HOWEVER, for (a) normal earnings and expenses, (b) purchase accounting entries, and (c) dividends permitted by Section 7 of this Agreement between March 31, 1999 and the Effective Time.

    SECTION 5.

    All assets of Acquiror Bank and the Merging Bank as they exist at the Effective Time shall pass to and vest in the ASSOCIATION, without any conveyance or other transfer. The ASSOCIATION shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Acquiror Bank and the Merging Bank existing as of the Effective Time.

    SECTION 6.

    The manner and basis of converting shares of Acquiror Bank Common Stock, and Merging Bank Common Stock shall be as follows:

        (a) Acquiror Bank, Merging Bank and U.S. Bancorp, the sole shareholder of Acquiror Bank, have entered into an Agreement and Plan of Merger dated as
    of          , 1999 (the "Merger Agreement"), which provides for the
    conversion at the Effective Time of the outstanding Merging Bank Common Stock into shares of common stock of U.S. Bancorp at the exchange ratio and upon the terms and conditions set forth in Article III of the Merger Agreement.

        (b) At and after the Effective Time, each share of Acquiror Bank Common Stock issued and outstanding prior to the Effective Time shall remain an issued and existing share of the capital stock of the ASSOCIATION and shall not be affected by the merger.

    SECTION 7.

    Neither Acquiror Bank nor the Merging Bank shall declare or pay any dividend to its shareholders between the date of this Agreement and the Effective Time, nor dispose of any of its assets in any other manner, except in the ordinary course of business and for adequate value.

    SECTION 8.

    The present board of directors of Acquiror Bank shall serve as the board of directors of the ASSOCIATION and the present officers of the Merging Bank and of Acquiror Bank shall serve as the officers of the ASSOCIATION, in each case until the next annual meeting of the ASSOCIATION, or until such time as their successors have been elected and have qualified.

    SECTION 9.

    The Articles of Association and Bylaws of Acquiror Bank in effect at the Effective Time shall be the Articles of Association and Bylaws of the ASSOCIATION.

    SECTION 10.

    The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from the OCC and any other governmental authority from whom approval is required, and all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that Acquiror Bank or the Merging Bank reasonably believes will materially restrict or limit their respective businesses or activities or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations, or financial condition of the ASSOCIATION and its subsidiaries.

        (b) No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect that would materially impair the consummation of the transactions contemplated hereby.

        (c) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated that would materially impair the consummation of the transactions contemplated hereby.

        (d) This Agreement shall have been ratified and confirmed by (i) the affirmative vote of the respective shareholders of Acquiror Bank and the Merging Bank in each case owning at least two-thirds of its capital stock at meetings to be held on the call of the board of directors of such banks or
    (ii) the written consent of such shareholders without a meeting.

    SECTION 11.

    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, all of which taken together shall constitute one and the same instrument.

                    [Remainder of page left blank intentionally]

    WITNESS, the signatures and seals, on counterpart pages, of Acquiror Bank and the Merging Bank, as of the day and year first above written, each set by an officer, acting pursuant to a resolution duly adopted by a majority of its respective board of directors.

                                          U.S. BANK NATIONAL ASSOCIATION

                                          By
                                          --------------------------------------
                                          Name:
--------------------------------------------------------------------------------
                                          Title:
                                          --------------------------------------

(No Seal)

                                          --------------------------------------

                                          By
                                          --------------------------------------
                                          Name:
--------------------------------------------------------------------------------
                                          Title:
                                          --------------------------------------

(No Seal)

STATE OF MINNESOTA    )
                           ) ss:
COUNTY OF HENNEPIN  )

    On this   day of             , 1999, before me, a notary public for this
State and County, personally came             as             of U.S. BANK
NATIONAL ASSOCIATION and in said capacity has acknowledged this instrument to be the act and deed of U.S. BANK NATIONAL ASSOCIATION.

    WITNESS my official seal and signature this day and year.

                                          --------------------------------------

                                                      Notary Public

STATE OF                 )
                           ) ss:
COUNTY OF              )

    On this       day of       , 1999 before me, a notary public for this State
and County, personally came             as             of             and in
said capacity acknowledged this instrument to be the act and deed of
            .

    WITNESS my official seal and signature this day and year.

                                          --------------------------------------

                                                      Notary Public

                                                                       EXHIBIT B

                          Form of Affiliate Agreement

                                           , 1999

[ACQUIRER]
[Address]

Attention:

Ladies and Gentlemen:

    1. I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145
("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of [SELLER], a California corporation ("Seller").

    2.  Pursuant to an Agreement and Plan of Merger dated             , 1999
(the "Agreement"), by and between [ACQUIRER], a Delaware corporation ("Acquirer"), and Seller, it is contemplated that Seller will merge with and into a wholly-owned subsidiary of Acquirer and that all of the outstanding
common stock, $               par value, of Seller ("Seller Common Stock") will
be converted into common stock, $1.25 par value, of Acquirer ("Acquirer Common Stock"), all as set forth in the Agreement (the "Merger"). In connection with the Merger, I will receive my pro rata portion of the shares of Acquirer Common Stock upon distribution of the Acquirer Common Stock to the holders of Seller Common Stock.

    3.  I hereby agree as follows:

        a. I will not offer to sell, transfer or otherwise dispose of any of the shares of Acquirer Common Stock distributed to me pursuant to the Merger (the "Stock"), except (i) in compliance with the applicable provisions of Rule 145, (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, (iii) in an offering registered under the Securities Act or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Acquirer) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

    4. I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by [Acquirer] of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

    Acquirer's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement, it being understood that Acquirer will promptly process all transfer requests effected in compliance with the terms of this letter agreement.

    5. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legend set forth in paragraph 4 above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if
(i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Acquirer and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and Acquirer has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of Acquirer and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or
(v) Acquirer shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Acquirer, to the effect that the stock transfer restrictions and the legend are not required.

    6. By its acceptance hereof, Acquirer agrees, for a period of two years after the Effective Date and Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Sections 13 and 15(d) of the Exchange Act so that the public information provisions of Rule 144(c) promulgated by the Commission under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I am considered an affiliate of Seller and I desire to transfer any Acquirer Common Stock issued to me pursuant to the Merger.

    7. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Seller as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    8. I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Seller.

                                          Sincerely,

                                          --------------------------------------
                                          [Name]

Agreed and accepted this
day of             , 1999, by

[ACQUIRER]

By
--------------------------------------

   Its
----------------------------------

                                   APPENDIX B
                   OPINION OF BANC OF AMERICA SECURITIES LLC

August 31, 1999

Board of Directors
Peninsula Bank of San Diego
1331 Rosecrans Street
San Diego, CA 92166

Ladies and Gentlemen:

    We understand that Peninsula Bank of San Diego, a California banking corporation ("Seller"), and U.S. Bancorp, a Delaware corporation ("Buyer"), expect to enter into a Merger Agreement to be dated September 1, 1999 (the "Merger Agreement"), pursuant to which Seller will be merged with and into U.S. Bank National Association, a wholly owned subsidiary of Buyer, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, no par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for that number of shares of the common stock, $1.25 par value per share, of Buyer ("Buyer Common Stock") equal to the quotient of (a) $40.00 divided by (b) the average of the daily closing sales prices of Buyer Common Stock during the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date, subject to certain adjustments as more fully described in the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. As you are aware, we were not requested to nor did we solicit or assist Seller in soliciting indications of interest from third parties for all or any part of Seller.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to June 30, 1999 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the August 25, 1999 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the banking industry which we deemed to be relevant;
(v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and
(viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by its management and publicly available earnings estimates for Buyer, upon Seller's management advice and with your consent we have assumed for purposes of our opinion that the forecasts and estimates have been reasonably prepared on bases

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Board of Directors
Peninsula Bank of San Diego
August 31, 1999
Page 2

reflecting the best available estimates and judgments of Seller's management and publicly available information for Buyer at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Seller and Buyer are in the aggregate adequate to cover such losses. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

    We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time after the date of this letter. The Consideration to be received by the shareholders of Seller pursuant to the Merger is subject to certain adjustments as more fully described in the Merger Agreement, and, accordingly, the market value of the Consideration may vary significantly.

    This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the

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Board of Directors
Peninsula Bank of San Diego
August 31, 1999
Page 3

Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in a joint proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          Banc of America Securities LLC

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                                   APPENDIX C
               SECTION 215A OF TITLE 12 OF THE UNITED STATES CODE

SECTION215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

    (A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

    One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

    (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

    (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

    (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

    (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

    (B) DISSENTING SHAREHOLDERS

    If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

    (C) VALUATION OF SHARES

    The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash;
(2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that

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shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

    (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

    If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

    (E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

    The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

    (F) REMOVAL AS FIDUCIARY; DISCRIMINATION

    Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

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                                   APPENDIX D
      CALIFORNIA CORPORATION CODE SECTION DEALING WITH DISSENTER'S RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

       (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision
           (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

       (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

       (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
           Section 1301.

       (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

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SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

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